Exhibit 2.1

EXECUTION VERSION

ACQUISITION AGREEMENT

dated as of January 15, 2018

between

SPECTRUM BRANDS HOLDINGS, INC.

and

ENERGIZER HOLDINGS, INC.

Page

DEFINITIONS1

Certain Defined Terms1

Interpretation26

 PURCHASE AND SALE OF BATTERY COMPANIES EQUITY INTERESTS AND TRANSFERRED ASSETS; ASSUMPTION OF ASSUMED LIABILITIES28

Purchase and Sale of Battery Companies Equity Interests and Transferred Assets; Exclusion of Excluded Assets28

Assumption of Assumed Liabilities; Retention of Retained Liabilities.29

Purchase Price; Allocation of Purchase Price.29

Purchase Price Adjustment.31

The Closing.33

Deliveries for the Closing.34

Accounting35

Withholding36

Acquisition Agreements36

 REPRESENTATIONS AND WARRANTIES RELATING TO SELLER AND THE BATTERY COMPANIES EQUITY INTERESTS36

Organization, Standing and Power.37

Authority; Execution and Delivery; Enforceability37

No Conflicts; Consents and Approvals37

Equity Interests in the Transferred Entities; Equity Interests in Other Persons38

 REPRESENTATIONS AND WARRANTIES RELATING TO THE TRANSFERRED ENTITIES AND THE TRANSFERRED ASSETS39

Organization and Good Standing39

Pre-Signing Financial Statements; Unaudited Annual Financial Statements; Audited Financial Statements40

No Undisclosed Liabilities; Absence of Certain Changes or Events41

Absence of Litigation41

Compliance with Laws42

Governmental Licenses and Permits43

Sufficiency of Assets43

Real Property44

Seller’s Employee Benefit Plans45

Employees and Labor Relations47

Environmental Matters48

Contracts49

Brokers or Finders51

Intellectual Property51

Taxes55

Insurance56

Customer Relationships57

Supplier Relationships57

(cont’d)

Page

Inventory57

Products57

Affiliate Transactions58

Exclusivity of Representations and Warranties58

 REPRESENTATIONS AND WARRANTIES OF PURCHASER58

Organization and Good Standing58

Authority59

No Conflict; Consents and Approvals59

Absence of Litigation60

Securities Act60

Brokers or Finders60

Financing60

Solvency61

Exclusivity of Representations and Warranties; Non-Reliance on Seller Estimates62

 COVENANTS62

Conduct of Business Prior to the Closing62

Access to Information65

Confidentiality; Publicity65

Reasonable Best Efforts and Actions to Cause the Closing to Occur66

Bulk Sales68

Insurance68

Certain Services and Benefits Provided by Affiliates; Intercompany Matters; Further Assurances70

Other Intellectual Property71

Ancillary Agreements; Identified Sublease.72

Maintenance of Books and Records; Cooperation73

Endorsement of Checks73

Financing74

Certain Covenants77

Pre-Closing Restructuring79

Notification of Certain Matters80

Exclusivity80

Financial Statements81

Permits82

 EMPLOYEE MATTERS82

Offers of Employment82

Assumption of Assumed Benefit Plans; Transfer of Related Assets86

Liability for Employees87

U.S. Employment Tax Matters88

Mexican Employment Tax Matter88

No Employee Rights88

Deferred Transfer Employee and Deferred Transfer Employee Benefit Plans89

2

(cont’d)

Page

 TAX MATTERS89

Transfer Taxes89

Tax Characterization of Adjustments89

Straddle Periods89

Tax Returns90

Tax Refunds91

Tax Elections and Cooperation91

Tax Clearance Certificates92

 CONDITIONS TO CLOSING92

Conditions to Obligations of Seller92

Conditions to Obligations of Purchaser93

Frustration of Closing Conditions94

 TERMINATION, AMENDMENT AND WAIVER94

Termination of Agreement94

Effect of Termination and Abandonment prior to Closing; Termination Fees95

Limitation; Acknowledgement95

 INDEMNIFICATION96

Indemnification; Remedies96

Notice of Claim; Defense100

No Duplication; Exclusive Remedy102

Limitation on Set-Off102

Mitigation102

Potential Contributors102

Tax Indemnification103

 GENERAL PROVISIONS104

Waiver104

Expenses105

Notices105

Headings106

Severability106

Entire Agreement106

Assignment106

No Third-Party Beneficiaries106

Amendment106

Governing Law; Submission to Jurisdiction107

Counterparts107

Waiver of Jury Trial107

Enforcement108

No Presumption108

Waiver of Claims Against the Financing Sources108

3

Exhibits

Exhibit ASubsidiary Transferors and Battery Companies

Exhibit BForm of Assignment and Assumption Agreement

Exhibit CForm of Bill of Sale

Exhibit DForm of IP Assignment Agreement

4

ACQUISITION AGREEMENT

This ACQUISITION AGREEMENT (this “Agreement”) is dated as of January 15, 2018, between Spectrum Brands Holdings, Inc., a Delaware corporation (“Seller”), and Energizer Holdings, Inc., a Missouri corporation (“Purchaser”).

W I T N E S S E T H:

WHEREAS, Seller beneficially owns and operates (directly and through certain Subsidiaries) the Business;

WHEREAS, Seller, and its wholly owned Subsidiaries listed as Subsidiary Transferors on Exhibit A (as such Exhibit may be amended after the date of this Agreement to add or remove any Subsidiary Transferors in accordance with Section 6.14), are (or will at the Closing be) the direct owners of the equity interests in each of the entities set forth opposite such Person’s name in Exhibit A  (such entities as of the Closing Date are collectively referred to as the “Battery Companies” and such equity interests are collectively referred to as the “Battery Companies Equity Interests”);

WHEREAS, the applicable Battery Company is (or will at the Closing be) the direct or indirect owner of all the equity interests in each of the entities listed below such Battery Company’s name in Exhibit A (such entities as of the Closing Date are collectively referred to as the “Battery Company Subsidiaries” and such equity interests are collectively referred to as the “Battery Company Subsidiaries’ Equity Interests”; the Battery Companies and the Battery Company Subsidiaries are collectively referred to as the “Transferred Entities”; the Battery Companies Equity Interests and the Battery Company Subsidiaries’ Equity Interests are collectively referred to as the “Transferred Equity Interests”);

WHEREAS, at the Closing, upon the terms and subject to the conditions set forth in this Agreement, Seller and the Subsidiary Transferors desire to sell and transfer to Purchaser or its designees, and Purchaser or its designees desire to purchase and accept and assume from Seller and the Subsidiary Transferors, the Battery Companies Equity Interests, the Transferred Assets and the Assumed Liabilities (the “Acquisition”); and

WHEREAS, immediately after the Closing, Purchaser or its designees shall (a) directly own the Battery Companies Equity Interests and the Transferred Assets, (b) directly be responsible for the Assumed Liabilities, and (c) indirectly own the Battery Company Subsidiaries’ Equity Interests.

NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

Article I DEFINITIONS
Certain Defined Terms

. As used in this Agreement, the following terms have the following meanings:

“Accounting Arbitrator” has the meaning specified in Section 2.04(d).

“Accounts Payable” means (a) all trade accounts payable to suppliers of the Business in respect of the Business, including all trade accounts payable representing amounts payable in respect of goods shipped or products sold or services rendered and (b) all other accounts payable in respect of services rendered to the Business, in each case of clauses (a) and (b), solely to the extent included in the Modified Working Capital.

“Accounts Receivable” means (a) all trade accounts receivable and other rights to payments from customers, including all trade accounts receivable representing amounts receivable in respect of goods shipped or products sold or services rendered to customers of the Business, (b) all other accounts receivable of the Business and (c) all claims, remedies and other rights related to any of the foregoing, in each case of clauses (a), (b) and (c), solely to the extent included in the Modified Working Capital.

“Acquired Competitive Business” has the meaning specified in Section 6.13(a).

“Acquired Intellectual Property” means (a) the Intellectual Property transferred to Purchaser under this Agreement (including any Intellectual Property that constitutes a Transferred Asset), (b) the Intellectual Property owned by the Transferred Entities as of the Closing Date (after giving effect to the Pre-Closing Restructuring), and (c) the Intellectual Property licensed to Purchaser and the Transferred Entities under this Agreement and the Ancillary Agreements.

“Acquired Rights Directive” has the meaning specified in the definition of Transfer Regulations.

“Acquisition” has the meaning specified in the Recitals.

“Action” means any claim, demand, litigation, action, cause of action, suit, audit, hearing, review, charge, indictment, complaint or other judicial or administrative proceeding, at law or in equity, before or by any Governmental Authority or arbitration or other similar dispute resolution proceeding.

“Actively at Work” means: (a) at work on the Closing Date; (b) absent on the Closing Date due to job-protected leave under the FMLA; (c) absent on the Closing Date due to maternity leave under Seller’s maternity or short-term disability leave policies; (d) absent on the Closing Date due to military duty; (e) absent on the Closing Date due to jury duty; or (f) absent on the Closing Date due to vacation, personal day, sick, paid time off, approved leave, or other scheduled day off consistent with Seller’s employment policies, or due to any other absence other than Long Term Disability Leave. For avoidance of doubt, any Inactive Employee must be available to return to work within one hundred and eighty (180) days of the Closing Date or within such longer time required by applicable Law or Labor Contract to be considered Actively At Work.

“Additional Financial Statements” has the meaning specified in Section 6.17(c).

“Affiliate” means, with respect to any specified Person, any other Person who or that, directly or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with such specified Person. For purposes of this Agreement, (a) prior to Closing, the Transferred Entities shall be deemed to be Affiliates of Seller and shall not be deemed to be Affiliates of Purchaser and (b) following the Closing, the Transferred Entities shall be deemed to be Affiliates of Purchaser and shall not be deemed to be Affiliates of Seller.

“Agreement” has the meaning specified in the Preamble.

“Allocation Certificate” has the meaning specified in Section 2.03(c).

“Ancillary Agreements” means the Assignment and Assumption Agreement, the Bill of Sale, the IP Assignment Agreement, the Transition Services Agreement and the Reverse Transition Services Agreement,

and, except for purposes of Sections 2.06,  6.09,  9.01 and 9.02, the Foreign Acquisition Agreements and other local closing agreements and documents required to effectuate the transactions contemplated hereby for jurisdictions outside of the United States.

“Anticipated Closing Date” has the meaning specified in Section 7.01(a).

“Applicable Anti-Bribery Law” means the United States Foreign Corrupt Practices Act of 1977, the U.K. Bribery Act 2010, and any other applicable anti-bribery or anti-corruption law, rule or regulation of similar purposes and scope to which the Business is subject.

“Applicable Exchange Rate” means, as of any date of determination, the exchange rate as published by Bloomberg (BGN New York).

“Approvals” has the meaning set specified in Section 2.01(d).

“Assignment and Assumption Agreement” means the Assignment and Assumption Agreement to be executed by the parties thereto on the Closing Date substantially in the form attached hereto as Exhibit B.

“Assumed Benefit Plan” has the meaning specified in Section 4.09, including the Transferred Pension Plans.

“Assumed Liabilities” means the following Liabilities of Seller and its Subsidiaries (including the Transferred Entities), in each case other than the Retained Liabilities:

(a) all Accounts Payable;

(b) all Liabilities, whether arising before or after the Closing, in respect of any Action, pending or threatened, and any claim, whether or not presently asserted, at any time arising primarily out of or relating primarily to the ownership, operation or conduct of the Business or any Transferred Assets;

(c) subject to clause (d) of the definition of “Retained Liabilities”, all Liabilities arising (whether before or after the Closing) primarily out of or relating primarily to any Products manufactured, sold and distributed by Seller or any of its Subsidiaries with respect to the Business before the Closing or by Purchaser or any of its Subsidiaries (including the Transferred Entities) after the Closing;

(d) all Liabilities, whether arising before or after the Closing, under or relating to any Assumed Benefits Plan, in each case to the extent arising out of or relating to the ownership, operation or conduct of the Business, any Transferred Entity or any Transferred Assets and all Liabilities associated with any Transferred Pension Plan;

(e) all Liabilities assumed by, retained or agreed to be performed by Purchaser or any of its Affiliates pursuant to the terms of this Agreement or any of the Ancillary Agreements;

(f) subject to Section 6.07(a) (with respect to Shared Contracts), all Liabilities, whether arising before or after the Closing, under or otherwise arising out of or relating to the Transferred Contracts, in each case to the extent arising out of or relating to the ownership, operation or conduct of the Business or any Transferred Assets;

(g) subject to clause (e) of the definition of “Retained Liabilities”, all Liabilities arising (whether before or after the Closing) under or relating to any Environmental Laws or Hazardous Materials, in each case arising primarily out of or relating primarily to the ownership, operation or conduct of the Business or any Transferred Assets;

(h) all Liabilities for (i) Taxes imposed in respect of Transferred Assets or the Business for Post-Closing Tax Periods (which, in the case of Straddle Periods, shall be allocated in a manner consistent with Section 8.03) and (ii) Transfer Taxes for which Purchaser is liable under Section 8.01;

(i) (A) Funded Indebtedness to the extent included in the calculation of Closing Net Indebtedness (disregarding, for purposes of determining whether Funded Indebtedness is an Assumed Liability under this clause (A), the $20,000,000 cap included in the proviso of the definition of Closing Net Indebtedness with respect to the type of Funded Indebtedness described in clause (e) of the definition thereof) and (B) other Indebtedness of Seller or any of its Subsidiaries that is not Funded Indebtedness and that arises primarily out of or relates primarily to the ownership, operation or conduct of the Business (collectively, the “Transferred Indebtedness”); and

(j) without duplication, expansion, limitation or other modification of any of the categories set forth in items (a) through (i) above, or of any Retained Liability, all other Liabilities, arising (whether before or after the Closing) primarily out of or relating primarily to the ownership, operation or conduct of the Business or any Transferred Asset before or after the Closing.

“Audited Financial Statements” has the meaning specified in Section 6.17(b).

“Automatic Transfer Employee” means each Employee whose employment or contract of employment transfers or is assigned by operation of Law, or would but for the termination of such contract of employment be so transferred or assigned, to Purchaser or one of its Affiliates, pursuant to the Transfer Regulations on the Closing Date or otherwise in connection with the transactions contemplated by this Agreement.

“Battery Companies” has the meaning specified in the Recitals.

“Battery Companies Equity Interests” has the meaning specified in the Recitals.

“Battery Company Subsidiaries” has the meaning specified in the Recitals.

“Battery Company Subsidiaries’ Equity Interests” has the meaning specified in the Recitals.

“Benefit Plan” means any scheme, arrangement or agreement for the provision of any pension, retirement, ill-health, death benefit or other employee benefit, including any “employee benefit plan” as defined in Section 3(3) of ERISA, whether or not subject to ERISA, including each bonus, profit sharing, deferred compensation, incentive compensation, retirement, health benefit, welfare benefit, stock ownership, stock purchase, stock option, phantom stock or other equity-based or other benefit plan, program, policy, practice, arrangement, agreement, fund or commitment, and each employment, retention, consulting, change in control, salary continuation, termination or severance plan, program, policy, practice, arrangement or agreement whether for employees or other service providers, including directors, consultants and advisors; provided that governmental statutory benefit plans and plans, programs, policies, or agreements required to be maintained by applicable Law shall not be considered Benefit Plans for any purpose under this Agreement.

“Bill of Sale” means the bill of sale and conveyance to be executed by Seller and certain of its Subsidiaries on the Closing Date, a form of which is attached hereto as Exhibit C.

“Business” means the global battery, lighting and portable power business of Seller and its Subsidiaries as conducted on the date hereof and as of the Closing, including the design, manufacture, marketing, distribution and sale of Products.

“Business Benefit Plan” means each Benefit Plan entered into, maintained, sponsored or contributed to by Seller or any of its Subsidiaries or to which Seller or any of its Subsidiaries has any obligation to contribute, or with respect to which Seller or any of its Subsidiaries has any liability, direct or indirect, contingent or otherwise (including a liability arising out of an indemnification, guarantee, hold harmless or similar agreement), in each case with respect to any Business Employee or Former Business Employee or to any beneficiary or dependent thereof.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in New York, New York.

“Business Employee” means each individual who, as of the applicable date of determination, is (i) employed by any Transferred Entity, other than those individuals identified on Section 1.01(a)(i) of the Seller Disclosure Letter or (ii) exclusively or primarily engaged in the Business, other than a Deferred Transfer Employee. Section 1.01(a)(ii) of the Seller Disclosure Letter sets forth an anonymized list of each Business Employee as of December 31, 2017, along with a notation as to which Business Employees are employed by a Transferred Entity.

“Cap” has the meaning specified in Section 11.01(b)(v).

“Cash and Cash Equivalents” means, as of a given date and time with respect to any Person, all cash and cash equivalents, in each case determined in accordance with U.S. GAAP, including security deposits, held by or for the benefit of such Person.

“Claim Notice” has the meaning specified in Section 11.02(a).

“Closing” has the meaning specified in Section 2.05(a).

“Closing Date” has the meaning specified in Section 2.05(a).

“Closing Net Indebtedness” means, as of immediately before the effective time of the Closing, the amount (which may be positive or negative), equal to the difference of (a) the aggregate amount of all Transferred Cash and Cash Equivalents (determined on a combined basis) as of such time, minus (b) the aggregate amount (determined on a combined basis in accordance with U.S. GAAP) as of such time, without double counting, of all outstanding Funded Indebtedness of the Transferred Entities and Funded Indebtedness of the Business; provided that, Funded Indebtedness of the type described in clause (d) of the definition thereof will only be included in the calculation of Closing Net Indebtedness to the extent the amount of such Indebtedness exceeds $20,000,000 (in which case, for the avoidance of doubt, only the amount in excess of $20,000,000 will be included).

“Closing Notice” has the meaning specified in Section 2.03(b).

“Closing Statement” has the meaning specified in Section 2.04(c).

“Closing Transaction Expenses” means, as of immediately before the effective time of the Closing (as set forth in Section 2.05(a)), the aggregate amount, without double counting, of all Transaction Expenses of the Transferred Entities and Transaction Expenses of the Business to the extent (if any) included in the Assumed Liabilities.

“COBRA” has the meaning specified in Section 7.03(c).

“Code” means the Internal Revenue Code of 1986, as amended.

“Combined Tax Return” shall mean any Tax Return of any affiliated group within the meaning of Section 1504(a) of the Code or any other affiliated, combined, unitary or similar group defined under any state, local, or non-U.S. law that includes Seller or any of its Affiliates that are not being transferred pursuant to this Agreement, on the one hand, and one or more Transferred Entities, on the other hand.

“Compliant” means, with respect to any Required Information, that (i) such Required Information does not, as of the time furnished and throughout the Marketing Period, when taken as a whole, contain any untrue statement of a material fact or omit to state any material fact. necessary in order to make such Required Information, in the light of the circumstances, under which they were made, not misleading, (ii) such Required Information is, and remains throughout the Marketing Period, compliant in all material respects with all requirements of Regulation S-K and Regulation S-X under the Securities Act for a registered public offering of non-convertible debt securities on Form S‑1 by a non-accelerated filer, to be declared effective on the last day of the Marketing Period, but limited to such information customarily included in a preliminary offering memorandum for an offering of high-yield debt securities pursuant to Rule 144A; provided that such information shall not be required to include (A) financial statements or other information required by Rule 3-09, Rule 3-10 or Rule 3-16 of Regulation S-X or “segment reporting”, (B) Compensation Discussion and Analysis required by Item 402 of Regulation S-K or (C) other information customarily excluded from an offering memorandum involving an offering of high-yield debt securities pursuant to Rule 144A, (iii) the Business’ auditors have not withdrawn or qualified any audit opinion with respect to any financial statements contained in the Required Information (it being understood that the Required Information will be Compliant if the Business’s independent auditors have delivered an unqualified audit opinion with respect to such financial statements following a prior withdrawal or qualification), (iv) any interim quarterly financial statements included in such Required Information have been reviewed by the Business’ independent auditors as provided in the procedures specified by the Public Company Accounting Oversight Board in AU 722 and (v) the Required Information is sufficient to permit the Business’s auditors and such auditors have confirmed they are prepared to issue customary comfort letters addressed to the Financing Parties (including underwriters, placement agents or initial purchasers), including customary negative assurance comfort with respect to periods following the end of the latest fiscal year or fiscal quarter for which historical financial statements are included in or incorporated by reference into any offering documents in connection with any bond offering being conducted by Purchaser through “pricing” of the debt securities included in the Debt Financing on the last day of the Marketing Period.

“Confidentiality Agreement” has the meaning specified in Section 6.03(a).

“Consent” has the meaning specified in Section 3.03(b).

“Contract” means any contract, agreement, indenture, note, bond, loan, lease, sublease, conditional sales contract, mortgage, license, sublicense, obligation, promise, undertaking, commitment or other binding arrangement (in each case, whether written or oral).

“Control” means, as to any Person, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise. The term “Controlled”, “Controlling” and “under common Control by” shall have correlative meanings.

“Customs and International Trade Laws” means any domestic Law, license, directive, award or other decision or requirement, including any amendments, having the force or effect of law, of any Governmental Authority, concerning (a) the importation, exportation, reexportation or deemed exportation of products, technical data, technology and/or services, and the terms and conduct of transactions and making or receiving of payment related to such importation, exportation, reexportation or deemed exportation or (b) trade, economic or financial sanctions, embargoes or similar measures against individuals, entities or countries, including, with respect to (a) or (b) as applicable, the Tariff Act of 1930, as amended, and other Laws and programs administered or enforced by the U.S. Department of Commerce, U.S. International Trade Commission, U.S. Customs and Border Protection, U.S. Immigration and Customs Enforcement and their predecessor agencies; the Export Administration Act of 1979, as amended; the Export Administration Regulations, including related restrictions with regard to transactions involving persons and entities on the U.S. Department of Commerce Denied Persons List or Entity List; the Arms Export Control Act, as amended; the International Traffic in Arms Regulations, including related restrictions with regard to transactions involving persons and entities on the Debarred List; the International Emergency Economic Powers Act, as amended; the Trading With the Enemy Act, as amended; the embargoes and restrictions administered by OFAC; orders of the president or head of state for any country regarding embargoes and restrictions on transactions with designated countries and entities, including persons and entities designated on OFAC’s list of Specially Designated Nationals and Blocked Persons; the antiboycott regulations administered by the U.S. Department of Commerce; and the antiboycott regulations administered by the U.S. Department of the Treasury.

“De Minimis” has the meaning specified in Section 11.01(b)(iv).

“Debt Financing” has the meaning specified in Section 5.07(a).

“Debt Financing Commitment” has the meaning specified in Section 5.07(a).

“Deductible” has the meaning specified in Section 11.01(b)(iii).

“Deferred Asset Jurisdiction” has the meaning specified in Section 2.05(b).

“Deferred Assets and Liabilities” has the meaning specified in Section 2.05(b).

“Deferred Transfer Closing” has the meaning specified in Section 2.05(c).

“Deferred Transfer Employee” means each individual, as of the applicable date of determination, (a) whose employment or services will transfer to Purchaser or its Affiliate pursuant to the Transition Services Agreement or (b) who is listed on Section 1.01(b) of the Seller Disclosure Letter.

“Deferred Transfer Employee Benefit Plan” means each Benefit Plan that is an Assumed Benefit Plan entered into, maintained, sponsored or contributed to by Seller or any of its Subsidiaries or to which Seller or any of its Subsidiaries has any obligation to contribute, or with respect to which Seller or any of its Subsidiaries has any liability, direct or indirect, contingent or otherwise (including a liability arising out of an indemnification, guarantee, hold harmless or similar agreement), in each case with respect to any Deferred Transfer Employee or to any beneficiary or dependent thereof.

“Direct Claim” has the meaning specified in Section 11.02(a).

“Disagreement Notice” has the meaning specified in Section 2.04(c).

“Employee” means any Business Employee or Deferred Transfer Employee.

“Employee Indemnified Party” has the meaning specified in Section 6.06(c).

“Employment Agreement” means any employment Contract, consulting agreement, termination or severance agreement, salary continuation agreement, change of control agreement or any other agreement respecting the terms and conditions of employment or payment of compensation, or of a consulting or independent contractor relationship in respect to any current or former officer, employee, consultant or independent contractor.

“Employment Matters” has the meaning specified in Section 4.10(b).

“Environmental Claim” has the meaning specified in Section 11.01(b)(ix).

“Environmental Costs and Liabilities” means all Liabilities, Losses, and Remedial Actions incurred as a result of any claim or demand by any third Person arising or imposed under any Environmental Law (including in response to any violation of Environmental Law), to the extent any of the above (a) are based upon, relate to or arise under or pursuant to any Environmental Law, Environmental Permit, Governmental Order, or, with the prior consent of Seller and Purchaser, voluntary cleanup agreement or similar agreement with a Governmental Authority, or agreement between the parties, and (b) relate to a violation of Environmental Law or a Release or threatened Release of Hazardous Materials legally requiring Remedial Action under any Environmental Law, Environmental Permit, or Governmental Order.

“Environmental Law” means any applicable Law, Permit or common law relating to pollution, protection of the environment, protection of natural resources, or protection of human health from Hazardous Materials.

“Environmental Permits” has the meaning specified in Section 4.11(a).

“Equipment” means computers (including personal computers), furniture, fixtures, machinery, vehicles and telecommunications, manufacturing and other equipment and other interests in tangible personal property, excluding in all cases any Intellectual Property covering, embodied in or connected to any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Estimated Closing Net Indebtedness” has the meaning specified in Section 2.03(b).

“Estimated Closing Transaction Expenses” has the meaning specified in Section 2.03(b).

“Estimated Modified Working Capital” has the meaning specified in Section 2.03(b).

“Estimated Purchase Price” has the meaning specified in Section 2.03(b).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, together with the rules, regulations, schedules and forms thereunder.

“Excluded Assets” means all assets, properties, claims, goodwill and rights of Seller or any of its Subsidiaries (including the Transferred Entities), other than the Transferred Assets, including the following:

(a) all Contracts to which Seller or any of its Subsidiaries is a party that are not Transferred Contracts, including any Shared Contract that is not used or held for use primarily in, or that arises primarily out of, the Business (collectively, the “Excluded Contracts”);

(b) all owned real property and interests in owned real property of Seller or any of its Subsidiaries other than the Owned Real Property, in each case together with all buildings, structures, improvements and fixtures thereon and all easements and rights of way pertaining thereto or accruing to the benefit thereof and all other appurtenances and real property rights pertaining thereto;

(c) all leasehold interests in real property of Seller or any of its Subsidiaries other than the Leased Real Property, in each case together with all buildings, structures, improvements and fixtures thereon;

(d) the minute books, stock ledgers, business records, Tax records and other similar documents relating to the organization, maintenance and existence of Seller and its Subsidiaries, in each case other than the Transferred Books and Records;

(e) all claims, Actions and suits and defenses to the extent relating to any Excluded Asset or any Retained Liability, including any such item arising under any guarantee, warranty, indemnity or similar right in favor of Seller or any of its Subsidiaries in respect of any Excluded Asset or any Retained Liability;

(f) all rights to Tax refunds, credits or similar benefits of Seller or any of its Subsidiaries, limited, in the case of such refunds, credits or benefits relating to the Transferred Assets, to those that are attributable to Pre-Closing Tax Periods (which, in the case of Straddle Periods, shall be allocated in a manner consistent with Section 8.03);

(g) all rights of Seller and its Subsidiaries under this Agreement and the Ancillary Agreements;

(h) all assets, properties, interest and rights of a corporate overhead, administrative, technological or other similar nature that are primarily used or primarily held for use by Seller or any of its Subsidiaries in the performance of (i) any Excluded Contract, (ii) Seller’s obligations under the Transition Services Agreement and (iii) the following services provided to or in support of the Business prior to Closing: corporate management, insurance, treasury (other than banking and cash management, foreign exchange and commodity hedging, and intercompany cash settlement), tax (other than regional tax reporting and tax compliance), travel and meeting planning services, public affairs, internal audit, logistics purchasing, services related to patents, patent applications, trademarks and trademark applications, legal services, credit assessment and related issues and decisions concerning delinquent account collections and services related to environmental and other permits and regulatory approvals (in the case of clause (iii), other than such services provided in Ellwangen, Germany and Brazil) (collectively, the “Overhead and Shared Services”);

(i) all Cash and Cash Equivalents of Seller or any of its Subsidiaries, other than the Transferred Cash and Cash Equivalents;
(k) all shares of capital stock of, or other equity interests in, any Subsidiary or Affiliate of Seller or any other Person, other than the Transferred Entities;
(l) all personnel and other records relating to Transferred Employees that cannot be transferred to Purchaser under applicable Law, subject to the requirements of Section 7.01(m);
(j) the Seller Policies (but excluding proceeds thereunder to the extent contemplated by Section 6.06(b));

(k) except as required by applicable Law or to the extent segregated under any Assumed Benefit Plan, all of the assets of, all of the assets relating to, and all rights under, any Benefit Plan or any related contract between any Person and Seller or any of its Affiliates (including the Business Benefit Plans);

(l) the assets, interests and rights not used or held for use primarily in the operation or conduct of the Business, including the assets, interests and rights used or held for use in connection with the operation or conduct of any business of Seller or its Subsidiaries as of the Closing Date other than the Business and not used or held for use primarily in the operation or conduct of the Business;
(m) the assets, interests and rights located in, or used or held for use in the operation or conduct of the Business in, Iran prior to the Closing; and
(n) the assets, interests and rights (including Intellectual Property) set forth on Section 1.01(c)(p) of the Seller Disclosure Letter.

“Excluded Contracts” has the meaning specified in the definition of “Excluded Assets”

“Financing Indemnitees” has the meaning specified in Section 6.12(d).

“Financing Sources” means the Persons that have committed to provide or arrange or otherwise entered into agreements in connection with the Debt Financing, the Debt Financing Commitment or other financings (including, for the avoidance of doubt, any alternative debt financings pursuant to Section 6.12) in connection with the transactions contemplated hereby, including the parties to any commitment letters, engagement letters, joinder agreements, indentures or credit agreements entered pursuant thereto or relating thereto, together with their respective Affiliates, and their respective Affiliates’ officers, directors, employees, agents and representatives and their respective successors and assigns.

“FLSA” means the U.S. Fair Labor Standards Act and the rules and regulations promulgated thereunder, together with any similar local, state or foreign Laws.

“FMLA” means the U.S. Family and Medical Leave Act and the rules and regulations promulgated thereunder, together with any similar local, state or foreign Laws.

“Foreign Acquisition Agreements” has the meaning specified in Section 2.09.

“Former Business Employee” means any individual formerly employed at any time prior to Closing by Seller or any of its Subsidiaries in connection with the operation of the Business.

“FOSS” means all Software or other material that is distributed as “free software,” “open source software” or under a similar licensing or distribution model, including the GNU General Public License (GPL) (including the GNU Affero GPL License), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), the Sun Industry Standards License (SISL) and the Apache License.

“Funded Indebtedness” means, with respect to any Person, without duplication: (a) any obligations for borrowed money or obligations issued or incurred in substitution or exchange for obligations for borrowed money, (b) any obligations evidenced by bonds, notes, debentures, mortgages, letters of credit (to the extent drawn) or other debt instruments or securities, (c) any accrued interest, premiums, penalties, breakages, “make whole amounts” and other obligations relating to the foregoing that would be payable in connection with the repayment of the foregoing, (d) any obligations to guarantee any of the foregoing types of obligations on behalf of any such Person and (e) all obligations as lessee under any leases which are required to be capitalized in accordance with U.S. GAAP; provided,  however, that “Funded Indebtedness” shall be deemed not to include any intercompany Funded Indebtedness owing by Seller to any of its Subsidiaries, by a Subsidiary of Seller to Seller or by one Subsidiary of Seller to another Subsidiary of Seller (it being understood that all such intercompany Funded Indebtedness, other than any such intercompany Funded Indebtedness between two (2) Transferred Entities, shall be cancelled at or prior to the Closing pursuant to Section 6.07(b) without any liability to Purchaser). For the avoidance of doubt, “Funded Indebtedness” shall exclude any item to the extent taken into account in the determination of Modified Working Capital or Transaction Expenses as a reduction to the Purchase Price.

“GDPR” has the meaning specified in the definition of Privacy and Information Security Requirements.

“Governmental Authority” means: (a) any federal, state, provincial, local, municipal, foreign or international government or governmental authority, quasi-governmental entity of any kind, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court, tribunal, organization, arbitrator or arbitral body (public or private), (b) any self-regulatory organization (including any stock exchange), or (c) any subdivision, department or branch of any of the foregoing.

“Governmental Authorization” means any licenses, approvals, clearances, permits, certificates, waivers, amendments, consents, exemptions, variances, expirations and terminations of any waiting period requirements (including pursuant to Competition Laws), other actions by, and notices, filings, registrations, qualifications, declarations and designations with, and other authorizations and approvals issued by or obtained from, a Governmental Authority.

“Government Instrumentality” means any public international organization or enterprise partially or wholly owned or controlled by a Governmental Authority.

“Government Official” means any official, employee or representative of any Government Authority or Government Instrumentality.

“Governmental Order” means any decision, ruling, order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Hazardous Materials” means (a) petroleum, petroleum products, asbestos in any form that is friable or polychlorinated biphenyls and (b) any chemical, material, waste or other substance regulated under any Environmental Law due to its hazardous, toxic, dangerous or deleterious properties or characteristics.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Identified Lease” has the meaning specified in Section 6.09(c).

“Improvements” means all buildings, structures, improvements, fixtures, building systems and equipment, and all components thereof, included in the Real Property.

“Inactive Employee” has the meaning specified in Section 7.01(a).

“Indebtedness” means, with respect to any Person, without duplication: (a) any obligations for borrowed money or obligations issued or incurred in substitution or exchange for obligations for borrowed money, (b) any obligations evidenced by bonds, notes, debentures, mortgages, letters of credit or other debt instruments or securities, (c) any obligations owing as deferred purchase price of property, services, securities or other assets (including all seller notes and “earn-out” payments), (d) all obligations as lessee under any leases which are required to be capitalized in accordance with U.S. GAAP, (e) any net cash payment obligations in respect of interest rate, currency or commodity swaps, collars, caps, hedges, futures contract, forward contract, option or other derivative instruments or arrangements that will be payable upon termination thereof (assuming they were terminated on the date of determination), (f) all obligations requiring the reimbursement of any obligor under any performance bond, letter of credit or similar credit transaction, (g) all indebtedness of others secured by

(or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owed or acquired by any such Person, (h) all obligations of any such Person under conditional sale or other title retention agreements relating to property or assets purchased by any such Person, (i) any accrued interest, premiums, penalties, breakages, “make whole amounts” and other obligations relating to the foregoing that would be payable in connection with the repayment of the foregoing and (j) any obligations to guarantee any of the foregoing types of obligations on behalf of any such Person; provided,  however, that “Indebtedness” shall not be deemed to include any intercompany Indebtedness owing by Seller to any of its Subsidiaries, by a Subsidiary of Seller to Seller or by one Subsidiary of Seller to another Subsidiary of Seller (it being understood that all such intercompany Indebtedness, other than any such intercompany Indebtedness between two (2) Transferred Entities, shall be cancelled at or prior to the Closing pursuant to Section 6.07(b) without any liability to Purchaser).

“Indemnified Party” has the meaning specified in Section 11.02(a).

“Indemnifying Party” has the meaning specified in Section 11.02(a).

“Information Technology” means any tangible or digital or other electronic computer and information technology systems and services (including computers, Software, screens, servers, workstations, memory, routers, hubs, switches, networks, data centers, data communications lines and hardware), information systems and telecommunications systems, including all tangible or digital or electronic technology comprising or supporting any of the foregoing.

“Insurance Policies” has the meaning specified in Section 4.16.

“Intellectual Property” means all proprietary and intellectual property rights, whether registered or unregistered, which may exist under the laws of any jurisdiction in the world, including (a) inventor’s certificates, patent disclosures and invention disclosures, and patents and patent applications, registered designs and registered design applications, together with reissuances, continuations, continuations-in-part, continuing prosecution applications, re-issues, divisionals, revisions, utility models, certificates of invention, extensions and reexaminations, and post-grant review, covered business method review and inter partes review proceedings thereof; (b) registered and unregistered trademarks, domain names, service marks, brand names, certification marks, trade dress, logos, slogans, trade names, corporate names, social media identifiers, handles and tags, and other indications of origin, together with the goodwill associated therewith (“Trademarks”); (c) original works of authorship, registered and unregistered copyrights, moral rights, and rights equivalent thereto, including the rights of attribution, assignation and integrity; (d) trade secrets, know-how, distribution networks, customer lists, and confidential business information, including but not limited to any business plans, technical data, invention disclosures, customer data, financial information, pricing and cost information or other similar information; (e) rights of privacy and publicity; (f) other similar intangible intellectual property or proprietary rights to the foregoing (in whatever form or medium); (g) all applications to register, registrations and renewals or extensions of the foregoing; and (h) all goodwill associated with each of the foregoing and together with any and all rights to income, royalties, damages and payments due or payable with respect thereto.

“International Benefit Plan” means each Business Benefit Plan sponsored, established, maintained or contributed to, or required to be contributed to, or with respect to which Seller or any of its Subsidiaries may have any Liability, direct or indirect, contingent or otherwise (including a Liability arising out of an indemnification, guarantee, hold harmless or similar agreement), pursuant to any laws other than the laws of the United States (excluding any such plan, fund, program, agreement or arrangement sponsored by a government, governmental entity, Government Instrumentality or Governmental Authority).

“Inventory” means all raw materials, components, ingredients, work-in-process, finished goods, demonstration equipment, parts, packaging materials and other accessories related thereto and other inventories, in each of the foregoing cases, that, as of the Closing Date, are used or held for use primarily in the operation or conduct of the Business, including any such inventories held at, or in transit from or to, the facilities of the Business, or located at customers’ premises on consignment from the Business.

“IP Assignment Agreement” means the intellectual property assignment agreement to be executed by the parties thereto on the Closing Date substantially in the form of Exhibit D.

“IP License” has the meaning specified in Section 4.12(a)(v).

“IRS” means the United States Internal Revenue Service.

“Knowledge of Purchaser” or “Purchaser’s Knowledge” means the actual knowledge any of the individuals listed in Section 1.01(d) of the Seller Disclosure Letter, and shall be deemed to include such knowledge as could have been obtained upon reasonable inquiry by any such individuals.

“Knowledge of Seller” or “Seller’s Knowledge” means the actual knowledge of any of the individuals listed in Section 1.01(e) of the Seller Disclosure Letter, and shall be deemed to include such knowledge as could have been obtained upon reasonable inquiry by any such individuals.

“Labor Contracts” has the meaning specified in Section 4.10(a).

“Labor Organization” has the meaning specified in Section 4.10(a).

“Law” means any law, statute, regulation, rule, code, decree, constitution, ordinance, treaty, rule of common law, decree or directive of any Governmental Authority, including any Governmental Order.

“Leased Real Property” has the meaning specified in Section 4.08(a).

“Liabilities” means debts, liabilities and obligations (including guarantees and other forms of credit support), whether accrued or fixed, absolute or contingent, known or unknown, matured or unmatured, on- or off-balance sheet, including those arising under any Law or Action and those arising under any contract, agreement, arrangement, commitment or undertaking or otherwise.

“Licensed Intellectual Property” has the meaning specified in Section 4.14(a).

“Lien” means, with respect to any property or asset, any mortgage, deed of trust, lien (statutory or otherwise), pledge, hypothecation, security interest, claim, encumbrance, restriction, covenant, condition, encroachment or other survey defect, charge, option, pledge, easement, purchase right, instrument, preference, priority, option, right of first refusal, conditional sale agreement or other similar restriction (including restriction on transfer), whether secured or unsecured, choate or inchoate, filed or unfiled, scheduled or unscheduled, recorded or unrecorded, contingent or non-contingent, material or non-material, known or unknown.

“Long Term Disability Leave” means any leave of absence allowed under the applicable Business Benefit Plan or International Benefit Plan or provided for under applicable Law, including any governmental statutory benefit plan or policy, program or agreement, in each case which provides benefits or compensation to Employees who experience a long term disability and are impaired from performing their regular job duties for the Seller or its Subsidiaries (including any Transferred Entity) prior to the Transition Period.

“Losses” means all debts, losses, damages, expenses, Liabilities, obligations, assessments, judgments, awards, civil and criminal penalties, fines, Taxes, levies, imposts, duties, deficiencies, charges and settlements (whether payable to a third party or otherwise) and reasonable out-of-pocket costs and expenses

(including interest actually payable to third parties, court costs and reasonable fees and expenses of counsel, accountants and other outside consultants and expert witnesses) of investigating, defending or asserting any of the foregoing.

“Malicious Code” means any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” “worm,” “spyware” or “adware” (as such terms are commonly understood in the software industry) or any other code designed or intended to have, or capable of performing or facilitating, any of the following functions: (a) disrupting, disabling, harming, or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed, or (b) compromising the privacy or data security of a user or damaging or destroying any data or file without the user’s consent.

“Marketing Period” means the first period of eighteen (18) Business Days after the date of this Agreement commencing on the first day on which: (a) Purchaser shall have received (provided, that Purchaser is permitted to provide such information to the Financing Sources upon receipt) the Required Information from Seller pursuant to Section 6.12(c), and such Required Information is Compliant; and (b) nothing has occurred and no condition exists that would cause any of the conditions set forth in Section 9.02(a),  Section 9.02(b) or Section 9.02(d) to fail to be satisfied assuming the Closing were to be scheduled for any time during such eighteen (18) Business Day period (it being understood that if Seller in good faith reasonably believes that the conditions in clauses (a) and (b) hereof have been satisfied and would be satisfied throughout and on the last day of such eighteen (18) Business Day period and delivers to Purchaser a written notice to this effect, then the Marketing Period shall be deemed to have commenced on the date specified in such notice (subject to all of the provisos below) unless, as of the date of the delivery of such notice, Purchaser in good faith reasonably believes that one or more conditions in clauses (a) or (b) hereof have not been satisfied or such conditions would not be satisfied throughout and on the last day of such eighteen (18) Business Day period and, within two (2) Business Days of such receipt, delivers a written notice to Seller to that effect (stating with reasonable specificity which Required Information Seller has not been delivered or is not Compliant, or which elements of the conditions in clause (b) have not been satisfied)); provided, that such period shall not commence earlier than the date of the first to occur of (1) the date that would be eighteen (18) Business Days prior to the date that is one hundred and eighty (180) days from the date of this Agreement or (2) the satisfaction of the conditions set forth in Section 9.02(c);  provided,  further, that if the Marketing Period (i) has not ended on or prior to August 17, 2018, such period shall be deemed not to have commenced until September 4, 2018, (ii) the days from November 22, 2018 through November 25, 2018 shall not be included when counting the eighteen (18) Business Day period, (iii) if such period has not ended on or before December 21, 2018, it shall not commence until January 2, 2019 and (iv) if such period has not ended on or before November 12, 2018, it will not commence until audited carve-out financial statements of the Business for the year ended September 30, 2018 meeting the requirements of the definition of “Required Information” have been delivered to Purchaser; provided,  further, that the “Marketing Period” shall not commence or be deemed to have commenced if, prior to the completion of such eighteen (18) Business Day period, (I) the financial statements or any other information included in the Required Information fail to be Compliant throughout and on the last day of such eighteen (18) Business Day period, in which case the Marketing Period shall not be deemed to commence until the receipt by Purchaser of updated Required Information that would be Compliant or (II) Seller or the Subsidiary Transferors shall have publicly announced any intention to, or determines that it must, restate any historical financial statements or other financial information included in the Required Information or that any such restatement is under consideration or may be a possibility, in which case the Marketing Period shall be deemed not to commence, at the earliest, unless and until such restatement has been completed and the Required Information has been amended and updated or Seller and the Subsidiary Transferors have determined that no restatement shall be required; provided, further, that (A) the first eighteen (18) Business Day period that satisfies the requirements of this definition shall be deemed to be the “Marketing Period”, and there shall not be more than one such eighteen (18) Business Day period that is required to be completed to satisfy this definition, other than as a result of the occurrence of the events specified in clauses (I) or (II) of the second proviso to this definition and (B) the Marketing Period shall end on any earlier date on which (x) the Debt

Financing is consummated or (y) both (i) the definitive documentation for the term loan facility contemplated by the Debt Financing Commitment has been executed and (ii) Purchaser or its Subsidiary has completed a bond offering (including such an offering in which the proceeds are held in escrow or trust pending the Closing).

“Material Adverse Effect” means any event, change or circumstance that has had, or is reasonably likely to have, individually or in the aggregate, a material adverse effect on the assets, business, results of operations or financial condition of the Business, taken as a whole; provided,  however, that no event, change or circumstance resulting from or arising out of any of the following shall be deemed to constitute, or shall be taken into account in determining whether there has been, a “Material Adverse Effect”: (a) events, changes or circumstances generally affecting the industries or markets in which the Business operates, (b) macroeconomic factors, exchange rates, interest rates or general financial, credit, debt or capital market conditions (including changes in interest or exchange rates), (c) earthquakes, floods, hurricanes, tornadoes, natural disasters or other acts of nature, (d) general global, national or regional political conditions, including hostilities, acts of war, sabotage or terrorism or military actions or any escalation, worsening or diminution of any such hostilities, acts of war, sabotage or terrorism or military actions existing or underway as of the date hereof, (e) changes in Law, generally accepted accounting principles or official interpretations of the foregoing, (f) compliance with this Agreement (other than Section 6.01 or Section 3.03) or the Ancillary Agreements or any action taken or omitted to be taken by Seller or any of its Subsidiaries (including the Transferred Entities) at the written request of Purchaser that neither Seller nor its Subsidiaries is obligated to take, or omit from taking, pursuant to this Agreement or the Ancillary Agreements, (g)(i) the transactions contemplated hereby, the entry into or any announcement of this Agreement (except for purposes of Section 3.03 or any other representation or warranty that expressly refers to the consequences of the transactions contemplated hereby or the entry into or consummation of this Agreement) or (ii) any Ancillary Agreements or the identity of Purchaser or any of its Affiliates, (h) any failure by the Business or any of the Transferred Entities to meet projections, forecasts or estimates (but not the underlying reasons for or factors contributing to such failure, unless otherwise contemplated by the exceptions in clauses (a) through (f) or clause (i) of this definition), or (i) any breach by Purchaser of this Agreement; provided,  however, that the foregoing clauses (a),  (b),  (c),  (d) and (e) shall not apply to the extent such events, changes or circumstances have had or are reasonably likely to have, individually or in the aggregate, a disproportionate effect on the Business, taken as a whole, compared to other Persons which operate in the same industries in which the Business operates (in which case only such extent of the effect of such events, changes or circumstances shall be taken into account in determining whether there has been a Material Adverse Effect).

“Material Contract” and/or “Material Contracts” have the meaning specified in Section 4.12(a).

“Material Software” has the meaning specified in Section 4.14(i).

“Materials” has the meaning specified in Section 6.08(e).

“Modified Working Capital” has the meaning specified in Section 2.04(a).

“Objections Notice” has the meaning specified in Section 2.03(c).

“OFAC” means the U.S. Office of Foreign Assets Control.

“Offer Employees” has the meaning specified in Section 7.01(a).

“Offered Employees” has the meaning specified in Section 4.09(g).

“Outside Consultants” has the meaning specified in Section 6.06(b).

“Overhead and Shared Services” has the meaning specified in the definition of “Excluded Assets”.

“Owned Intellectual Property” has the meaning specified in Section 4.14(a).

“Owned Real Property” has the meaning specified in Section 4.08(b).

“Pension Plan Purchase Price Adjustment” has the meaning specified on Section 1.01(f) of the Seller Disclosure Letter.

“Permits” means licenses, permits, approvals, certificates, authorizations, operating permits, easements, registrations, qualifications, rulings, waivers, variances or other forms of permission, consents, exemptions, plans and the like, used or held for use in connection with the ownership, conduct or operation of the Business of any Governmental Authority.

“Permitted Liens” means the following Liens: (a) Liens for Taxes not yet due and payable or the validity of which is being timely contested in good faith by appropriate proceedings and for which adequate accruals or reserves have been established in accordance with U.S. GAAP (or otherwise in accordance with applicable accounting standards); (b) statutory Liens of landlords, lessors or renters for amounts not yet due or payable or that are being contested in good faith, (c) Liens of carriers, warehousemen, mechanics, materialmen and other Liens imposed by Law, in each case, arising or incurred in the ordinary course of business; (d) Liens on Owned Real Property that do not render title unmarketable and do not affect the current use, value, occupancy or current operation or enjoyment; (e) easement, zoning, entitlement, building and land use regulations imposed by any Governmental Authority having jurisdiction over the Owned Real Property which are not violated by the current use or occupancy of such Real Property or the operation of the Business thereon; (f) customary covenants and conditions, defects of title, easements, encroachments, rights-of-way, restrictions and other similar non-monetary charges or encumbrances of record not interfering with the ordinary conduct of the Business consistent with past practice which would not materially impair the use, operation or occupancy of the Transferred Assets and do not secure Indebtedness; (g) Liens that will be released prior to or as of the Closing; (h) non-exclusive licenses of or grants of rights to Intellectual Property ancillary to commercial agreements entered into in the ordinary course of business (including with respect to manufacturing, customer, supply, distribution, retail and marketing agreements); and (i) Liens under any of the Transaction Documents or as a result of any action of Purchaser or its Affiliates.

“Person” means any natural person, corporation, company, general or limited partnership, association, firm, limited liability company, limited liability partnership, trust or other legal entity or organization, including any Governmental Authority.

“Personal Data” means, collectively, (a) a natural person’s name, street address, telephone number, e-mail address, photograph, social security number or tax identification number, driver’s license number, passport number, credit card number, bank account information and other financial information, customer or account numbers, account access codes and passwords, or any other piece of information that, alone or in combination with other information collected, held or otherwise managed by Seller, allows the identification of such natural person or enables access to such person’s financial information; (b) any information relating to an identified natural person or a natural person who can be identified, directly or indirectly, in particular by reference to an identifier such as a name, an identification number, location data, online identifier or to one or more factors specific to the physical, physiological, genetic, mental, economic, cultural or social identity of that person; (c) all data and content uploaded or otherwise provided by or on behalf of Seller’s customers to Seller, or stored by such customers on any medium provided or controlled by Seller; and (d) any other data collected by or on behalf of Seller that pertains to Seller’s customers or to any other natural persons, in each case regardless of the media on which any such data is contained. Any information created or processed by Seller that is based on Personal Data shall also be Personal Data.

“Post-Closing Tax Period” means any taxable period (or portion thereof in the case of a Straddle Period) beginning after the Closing Date.

“Pre-Closing Restructuring” has the meaning specified in Section 6.14(a).

“Pre-Closing Restructuring Steps” has the meaning specified in Section 6.14(a).

“Pre-Closing Tax Period” means any taxable period (or portion thereof in the case of a Straddle Period) ending on or prior to the Closing Date.

“Pre-Closing Tax Returns” has the meaning specified in Section 8.04(a).

“Pre-Signing Financial Statements” has the meaning specified in Section 4.02(a).

“Pre-Signing Identified Jurisdictions” has the meaning specified in Section 4.02(a).

“Privacy and Information Security Requirements” means (a) all applicable international, federal, state, provincial and local Laws, rules regulations, directives and governmental requirements relating in any way to the privacy, security, collection, storage, use, disclosure, retention, transfer or Processing of Personal Data, including (i) the EU Data Protection Directive (Directive 95/46/EC) and any successor or replacement directive thereof (including the General Data Protection Regulation (the “GDPR”); (ii) the Gramm-Leach-Bliley Act (15 U.S.C. § 6801 et seq.); (iii) the Health and Insurance Portability and Accountability Act of 1996 (42 U.S.C. § 1320d); (iv) the Payment Card Industry Data Security Standard, as such may be amended, restated, extended or otherwise superseded from time to time; (v) Laws regulating unsolicited email communications; (vi) security breach notification Laws; (vii) Laws imposing minimum security requirements; (viii) Laws requiring the secure disposal of records containing certain Personal Data; (ix) all Contracts to which Seller, the Subsidiary Transferors, the Transferred Entities, or those of Seller’s Controlled Affiliates that are or will be parties to the Ancillary Agreements, is a party or is otherwise bound that relate to Personal Data and/or protecting the security or privacy of personal information; (x) with respect to Seller, the Subsidiary Transferors, the Transferred Entities, and those of Seller’s Controlled Affiliates that are or will be parties to the Ancillary Agreements, the policies and notices (e.g., posted privacy policies or notices provided in connection with the collection, storage, use, disclosure, retention or transfer of Personal Data, posted policies or notices concerning the security of Seller’s Products and/or Seller’s Information Technology, internal policies and standards concerning the treatment of personal information and/or the security of Seller’s Products and/or Seller’s Information Technology) thereof relating to Personal Data, privacy and/or the security of Seller’s Products, Information Technology and/or other personal information); (xi) all other similar international, federal, state, provincial and local requirements; and (b) all applicable Laws concerning the information security of Products or Information Technology systems.

“Privacy Contracts” means any Contract that requires the transfer of Personal Data by Seller or any of its Subsidiaries (including the Transferred Entities) to a third party, or that requires a third party to transfer Personal Data to Seller or any of its Subsidiaries (including the Transferred Entities), in each case with respect to the Business.

“Privacy Policies” has the meaning specified in Section 4.14(e).

“Process” or “Processing” means any operation performed upon Personal Data, including but not limited to creating, collecting, obtaining, accessing, recording, organizing, storing, altering, retrieving, using, disclosing or destroying Personal Data.

“Products” means all alkaline, lithium, zinc carbon batteries along with batteries operating with other chemistries, hearing aid batteries, rechargeable batteries, specialty batteries, lighting products, light bulbs and other products marketed by the Business designed, formulated, manufactured, constructed, processed, marketed, stored, sold, distributed, sourced, placed in the stream of commerce, delivered, transported, installed or supported by Seller or any of its Subsidiaries, or any of their respective predecessors in interest.

“Proposal” has the meaning specified in Section 6.16(a).

“Purchase Price” has the meaning specified in Section 2.03(a).

“Purchaser” has the meaning specified in the Preamble.

“Purchaser 401(k) Plan” has the meaning specified in Section 7.02(e).

“Purchaser Benefit Plan” means each Benefit Plan sponsored, maintained or contributed to by Purchaser or any of its Affiliates or with respect to which Purchaser or any of its Affiliates is a party or has any liability to and in which any Transferred Employee, or any beneficiary thereof, is or becomes eligible to participate or derive a benefit on or after the Closing Date.

“Purchaser FSA Plan” has the meaning specified in Section 7.02(d).

“Purchaser Fundamental Representations” means the representations and warranties of Purchaser set forth in Section 5.01 (Organization and Good Standing),  Section 5.02 (Authority), Section 5.03 (other than Section 5.03(d) thereof) (No Conflicts; Consents and Approvals) and Section 5.06 (Brokers or Finders) and the corresponding representations and warranties of Purchaser set forth in any certificate delivered by Purchaser pursuant to Section 9.01(a).

“Purchaser Indemnified Persons” has the meaning specified in Section 11.01(a).

“Purchaser Related Parties” means Purchaser and any of its former, current and future Subsidiaries or Affiliates and each of their respective former, current and future Representatives, lenders, successors and assigns.

“Real Property” has the meaning specified in Section 4.08(b).

“Real Property Leases” has the meaning specified in Section 4.08(a).

“Registered Intellectual Property” has the meaning specified in Section 4.14(a).

“Regulatory Termination Fee” has the meaning specified in Section 10.02(b).

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, migrating or disposing into the environment.

“Remedial Action” means all actions to (a) clean up, remove, treat or in any other way remediate any Hazardous Material, (b) prevent the Release of any Hazardous Material so it does not endanger or threaten to endanger public health or welfare or the environment, (c) perform pre-remedial studies and investigations or post-remedial monitoring and care or (d) correct a condition of noncompliance with Environmental Laws.

“Representatives” has the meaning specified in Section 6.12(c).

“Required Information” shall mean (a) the historical financial statements regarding the Business required pursuant to paragraph 2 of Annex D of the Debt Financing Commitment, (b) the financial data reasonably requested in writing by Purchaser and solely to the extent necessary to prepare pro forma consolidated balance sheets and related pro forma consolidated statements of income of Purchaser required pursuant to paragraph 8 of Annex D of the Debt Financing Commitment as of and for the twelve (12)-month period ending on the last day of the most recently completed four-fiscal quarter period for which financial statements have been delivered pursuant to clause (a) of this definition, it being understood that in no event shall the Required Information be deemed to include or shall Seller be required to provide (i) a description of all or any component of the Debt Financing, including any “description of notes”, (ii) risk factors relating solely to all or any component of the Debt Financing, (iii) separate subsidiary financial statements or any other information of the type required by Rule 3-09, Rule 3-10 or Rule 3-16 of Regulation S-X or “segment reporting”, (iv) Compensation Discussion and Analysis required by Item 402 of Regulation S-K, (v) other information customarily excluded from an offering memorandum involving an offering of high-yield debt securities pursuant to Rule 144A, or (vi) any pro forma financial statements or projections.

“Response Period” has the meaning specified in Section 2.03(c).

“Restraint” has the meaning specified in Section 9.01(d).

“Restricted Activities” means owning, operating, controlling, managing, financing or participating in any business that is competitive with the Business or otherwise engaged in the design, formulation, manufacture, construction, processing, marketing, storage, sale, distribution, sourcing, placing in the stream of commerce, delivery, transportation, installation or support of Products in the Territory; provided that, for the avoidance of doubt, the purchase of inventories in the ordinary course of business for use as a component in Seller’s products unrelated to the Business and the design, manufacture, marketing, distribution and sale of such products shall not constitute a Restricted Activity.

“Restricted Assets” has the meaning specified in Section 2.01(b).

“Restricted Financing Commitment Amendments” has the meaning specified in Section 6.12(a).

“Restricted Parties” means Seller, its Subsidiaries and their respective Controlled Affiliates, collectively.

“Restricted Period” means a period commencing on the Closing Date and ending on the earlier to occur of (a) five (5) years following the Closing Date and (b) if applicable Law in any particular jurisdiction would require a period of less than five (5) years for the covenant set forth in Section 6.13 not to be rendered void or unenforceable, the maximum permissible period such that the covenant set forth in Section 6.13 would not be rendered void or unenforceable; provided that, in respect of the jurisdictions set forth on Section 1.01(g) of the Seller Disclosure Letter, the maximum period shall be as indicated therein; and provided further, that, except with respect to the jurisdictions set forth on Section 1.01(g) of the Seller Disclosure Letter, such period shall be automatically extended by any period in which a Restricted Party is in violation of the covenants in Section 6.13.

“Retained Environmental Liabilities” has the meaning specified in Section 1.01(h) of the Seller Disclosure Letter.

“Retained Liabilities” means all Liabilities of Seller or any of its Subsidiaries (including, if applicable, the Transferred Entities) other than the Assumed Liabilities, including the following Liabilities:

(a) the Liabilities expressly retained by Seller pursuant to Article VII of this Agreement or (if applicable) any Foreign Acquisition Agreement in respect of (i) any of the Former Business Employees or

Employees or (ii) any of the Business Benefit Plans (other than the Assumed Benefit Plans);

(m) subject to Section 8.01, all Liabilities for Taxes imposed on Seller or any of its Affiliates relating to the Transferred Assets or the Business or otherwise for all Pre-Closing Tax Periods (which, in the case of Straddle Periods, shall be allocated in a manner consistent with Section 8.03);

(n) all Liabilities primarily arising out of or primarily relating to the Excluded Assets (except to the extent related to the Assumed Benefit Plans and as otherwise provided in Article VII with respect to the Business Benefit Plans);

(o) without expanding or otherwise modifying the definition of Retained Environmental Liabilities, and except with respect to Liabilities arising out of or relating to product warranty (which, for the avoidance of doubt, shall constitute Assumed Liabilities to the extent covered by clause (c) of the definition thereof), Liabilities of Seller or its Subsidiaries arising primarily out of or relating primarily to any Products manufactured, sold or distributed prior to the Closing Date by Seller or any of its Subsidiaries with respect to the Business to the extent such Products were defective or otherwise not made to specification (which, for the avoidance of doubt, shall include claims based in negligence or strict product liability);

(p) all Retained Environmental Liabilities;
(q) All Indebtedness of Seller or any of its Subsidiaries that is not Transferred Indebtedness;
(r) all Liabilities under the WARN Act solely caused by any action of Seller prior to or on the Closing Date;
(s) all Liabilities assumed by, retained or agreed to be performed by Seller or any of its Subsidiaries pursuant to the terms of this Agreement or any of the Ancillary Agreements;
(t) all Liabilities relating to, arising out of, or in any way in respect of the operation or conduct of the Business in Iran prior to the Closing; and
(u) all Liabilities set forth on Section 1.01(i)(a) of the Seller Disclosure Letter.

“Retained Trademarks” has the meaning specified in Section 6.07(c).

“Reverse Transition Services Agreement” means the Reverse Transition Services Agreement to be entered into between Seller and Purchaser at the Closing, which shall be on terms substantially consistent with the terms set forth in Section 1.01(j) of the Seller Disclosure Letter (the “Framework TSA Terms”).

“Review Laws” means the HSR Act or other antitrust, competition or pre-merger notification, trade regulation Law, regulation or order of any jurisdiction, including those set forth on Section 1.01(k) of the Seller Disclosure Letter.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Seller” has the meaning specified in the Preamble.

“Seller 401(k) Plan” has the meaning specified in Section 7.02(e).

“Seller Disclosure Letter” means the letter delivered by Seller to Purchaser on the date hereof.

“Seller FSA Plan” has the meaning specified in Section 7.02(d).

“Seller Fundamental Representations” means the representations and warranties of Seller set forth in Section 3.01(a) (Organization, Standing and Power),  Section 3.02 (Authority; Execution and Delivery; Enforceability),  Section 3.03 (other than Section 3.03(d) and Section 3.03(e) thereof) (No Conflicts; Consents and Approvals), Section 3.04 (Equity Interests in the Transferred Entities; Equity Interests in Other Persons), Section 4.01(a) (Organization and Good Standing) and Section 4.13 (Brokers or Finders) and the corresponding representations and warranties of Seller set forth in any certificate delivered by Seller pursuant to Section 9.02(a).

“Seller Indemnified Persons” has the meaning specified in Section 11.01(c).

“Seller Licensed IP” has the meaning specified in Section 4.14(a).

“Seller Policies” has the meaning specified in Section 4.16.

“Seller Related Parties” means Seller and any of its former, current and future Subsidiaries or Affiliates and each of their respective former, current and future Representatives, lenders, successors and assigns.

“Shared Contracts” has the meaning specified in Section 4.12(b).

“Software” means any and all computer programs, operating systems, applications systems, firmware or software code of any nature (including but not limited to object code and source code), whether operational or under development, and any derivations, updates, enhancements and customizations of any of the foregoing, and any related processes, know-how, APIs, user interfaces, command structures, menus, buttons and icons, flow-charts, and related documentation, operating procedures, methods, tools, developers’ kits, utilities, developers’ notes, technical manuals, user manuals and other documentation thereof, including comments and annotations related thereto, whether in machine-readable form, programming language or any other language or symbols and whether stored, encoded, recorded or written on disk, tape, film, memory device, paper or other media of any nature, and whether in source code or object code.

“Solvent” has the meaning specified in Section 5.08.

“Specified Jurisdictions” has the meaning specified in Section 9.01(c).

“Specified Representations” means the representations and warranties of Seller set forth in Section 4.02 (Pre-Signing Financial Statements; Unaudited Annual Financial Statements; Audited Financial Statements), Section 4.03(e) (No Undisclosed Liabilities; Absence of Certain Changes or Events), Section 4.07(a) and Section 4.07(c) (Sufficiency of Assets), Section 4.09 (Seller’s Employee Benefit Plans), Section 4.11 (Environmental Matters) and Section 4.14 (Intellectual Property) and the corresponding representations and warranties of Seller set forth in any certificate delivered by Seller pursuant to Section 9.02(a).

“Straddle Period” means any taxable period that includes (but does not end on) the Closing Date.

“Straddle Period Tax Returns” has the meaning specified in Section 8.04(b).

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, joint venture or partnership of which such Person (a) beneficially owns, either directly or indirectly, more than fifty percent (50%) of (i) the total combined voting power of all classes of voting securities of such entity, (ii) the total combined equity interests, or (iii) the capital or profit interests, in the case of a partnership; or (b) otherwise has the power to vote or to direct the voting of sufficient securities to elect a majority of the board of directors or similar governing body. For the avoidance of doubt, prior to the Closing Date, Subsidiaries of Seller shall include each of the Transferred Entities to be sold by Seller to Purchaser at the Closing.

“Subsidiary Transferor” means each Subsidiary of Seller that holds any of the Transferred Assets or Battery Companies Equity Interests, including the Subsidiaries of Seller listed on Exhibit A under the heading “Subsidiary Transferors.”

“Target Working Capital” means $122,665,000.

“Tax” or “Taxes”  means (a) any and all taxes, charges (including customs duties or fines), fees, levies, tariffs, imposts, duties or other assessments of any kind whatsoever, in each case, in the nature of a tax, imposed by or payable to any federal, state, provincial, local, or foreign tax authority, including any gross income, net income, alternative or add-on minimum, franchise, profits or excess profits, gross receipts, estimated, capital, goods, services, documentary, use, transfer, ad valorem, value added, sales, customs, real or personal property, intangibles, capital stock, license, payroll, withholding or back-up withholding, employment, social security, workers’ compensation, unemployment compensation, production, excise, stamp, occupation, premium, windfall profits, occupancy, transfer and gains taxes, together with any interest, penalties, additions to tax or additional amounts imposed with respect thereto, (b) any and all Liability for the payment of any items described in clause (a) above as a result of being (or ceasing to be) a member of an affiliated, consolidated, combined, unitary or aggregate group (or being included (or being required to be included) in any Tax Return related to such group) and (c) any and all liability for the payment of any amounts described in clause (a) or (b) above as transferee or successor or by Contract (other than contracts that do not primarily relate to Taxes).

“Tax Asset” has the meaning specified in Section 8.05.

“Tax Controversy” has the meaning specified in Section 11.07(c)(i).

“Tax Indemnified Party” has the meaning specified in Section 11.07(c)(i).

“Tax Indemnifying Party” has the meaning specified in Section 11.07(c)(i).

“Tax Proceeding” means any audit, request for information, investigation, hearing, litigation, legal action, administrative or judicial contest or proceeding relating to Taxes.

“Tax Returns” means all returns, reports (including elections, declarations, disclosures, schedules, estimates, claims for refunds, and information returns) and other information required to be supplied to a Tax authority relating to Taxes, including any supporting information on any schedule or attachment thereto and any amendment or supplement thereof.

“Tax Sharing Agreement” has the meaning specified in Section 4.15(e).

“Termination Date” has the meaning specified in Section 10.01(b).

“Territory” means any jurisdiction worldwide.

“Third-Party Claim” has the meaning specified in Section 11.02(a).

“Trademarks” has the meaning specified in the definition of Intellectual Property.

“Transaction Documents” means this Agreement, the Ancillary Agreements and any certificate or other document delivered by any party hereto or thereto in connection herewith or therewith, collectively.

“Transaction Expenses” means, to the extent not paid immediately before the effective time of the Closing, the amount of any fees, costs and expenses incurred or accrued at or prior to Closing by or on behalf of Seller or any of its Subsidiaries to any third party in connection with the preparation, negotiation, execution and delivery of, and/or their performance under, the Transaction Documents or the transactions contemplated thereby or the sale process involving the Business to the extent such fees, costs and expenses are or become obligations of Purchaser or any of its Subsidiaries (including, from and after the Closing, the Transferred Entities), including (a) legal, accounting, consulting, investment banking, financial advisory, brokerage and other third party advisory, agent or consulting fees, costs and expenses, (b) the aggregate amount payable (including “success fees”, retention or transaction-related bonuses, any amounts payable to offset any excise Taxes imposed under Section 4999 of the Code and any related income Taxes, and the employer portion of any applicable payroll or employment Taxes relating to any payment described in clause (b)) to or for the benefit of Business Employees or Former Business Employees pursuant to any applicable agreement (whether written or oral) or other governing document or policy solely as a result of the transactions contemplated by this Agreement.

“Transfer Date” has the meaning specified in Section 7.01(a).

“Transfer Regulations” means the Council Directive 2001/23/EC of 12 March 2001 and any subsequent amendments (“Acquired Rights Directive”), and any equivalent Law (a) in any jurisdiction that has either implemented the Acquired Rights Directive or (b) that provides for or requires the automatic transfer or assignment of any person’s employment to Purchaser or one of its Affiliates, or to Seller or one of its Affiliates, as a result of the transactions contemplated by this Agreement, including the Pre-Closing Restructuring.

“Transfer Taxes” means all transfer, notarial, filing, recordation, goods, services, sales, use, real or personal property transfer, documentary, VAT, stamp and all other similar Taxes or other like charges, together with interest, penalties or additional amounts imposed with respect thereto.

“Transferable Permits” means all those Permits and Environmental Permits used or held for use primarily in the operation or conduct of the Business (and all applications pertaining thereto) that are transferable under applicable Law (including Environmental Laws) from Seller to Purchaser or its designees.

“Transferred Assets” means Seller’s and its Subsidiaries’ (including the Transferred Entities’) right, title and interest in the following property and assets, real, personal, mixed, tangible and intangible, of every kind and description, whether or not reflected on the books and records of Seller and its Subsidiaries and wherever located, in each case other than the Excluded Assets:

(a) all Inventory, including those items set forth on Section 1.01(l)(a) of the Seller Disclosure Letter;

(v) all machinery, equipment, hardware (including computer hardware), furniture, fixtures, vehicles, tools, repair and replacement parts, supplies, materials, dies, molds and all other tangible personal property or personal property leases, located on the premises of any Real Property, including those items set forth on Section 1.01(l)(b) of the Seller Disclosure Letter;

(w) all Owned Real Property set forth on Section 1.01(l)(c) of the Seller Disclosure Letter;
(x) all Leased Real Property set forth on Section 1.01(l)(d) of the Seller Disclosure Letter;
(y) all Intellectual Property used or held for use primarily in, or that arise primarily out of, 23 the Business, including those items set forth on Section 1.01(l)(e) of the Seller Disclosure Letter, and all rights to sue or recover or retain damages costs and attorneys’ fees for past, present and future infringement or misappropriation of any of the foregoing;

(z) all Information Technology and Software used or held for use primarily in, or that arise primarily out of, the Business, including those items set forth on Section 1.01(l)(f) of the Seller Disclosure Letter;

(aa) all Contracts (including Shared Contracts) that are used or held for use primarily in, or that arise primarily out of, the Business, including those items set forth on Section 1.01(l)(g) of the Seller Disclosure Letter (collectively, the “Transferred Contracts”), and all claims, causes of action, defenses and rights of offset or counterclaim, or settlement agreements (in any manner arising or existing, whether choate or inchoate, known or unknown, contingent or non-contingent) arising therefrom;

(bb) all Contracts (including any nondisclosure or confidentiality agreements) relating to or evidencing any restrictive covenant obligation of any Employee or independent contractor who provides services to the Business (including outside sales representatives) and all enforcements rights thereunder;

(cc) all Transferable Permits to the extent assignable or transferrable under applicable Law, including those items set forth on Section 1.01(l)(i) of the Seller Disclosure Letter, and all pending applications therefor or renewals thereof;

(dd) all Accounts Receivable;

(ee) all prepaid expenses, security deposits, bonds, credits, deferred charges, advance payments, and other deposits, rebates, claims for refunds, rights to offset and prepaid items as of immediately prior to the Closing, in each case to the extent arising out of or related to a Transferred Asset or that arise primarily out of or relate primarily to the Business;

(ff) the Assumed Benefit Plans and the Transferred Pension Plans, and all assets related thereto, set forth on Section 1.01(l)(l) of the Seller Disclosure Letter;
(gg) all claims, Actions and suits and defenses, in each case to the extent arising out of or related to a Transferred Asset or any Assumed Liability or that arise primarily out of the Business;
(hh) all rights under unfilled purchase orders for the purchase of goods or services;

(ii) all documents, information, files, correspondence, data, instruments, papers, books, records, plans, reports, contracts, books of account, files brochures, catalogs, sales literature, promotional materials, certificates, schematic drawings, blueprints, engineering data and other documents or recorded knowledge (including customer and supplier lists, price and mailing lists, and repair and performance records), in whatever media retained or stored, including computer programs and disks, in each case to the extent related to a Transferred Entity or the Business and in the possession of Seller and its Subsidiaries (the “Transferred Books and Records”), other than (i) any books, records or other materials that Seller is required by applicable Law to retain (copies of which, to the extent permitted by applicable Law, will be made available to Purchaser upon Purchaser’s reasonable request) and (ii) personnel and employment records for (A) employees and former employees who are not Employees and (B) to the extent such records cannot be provided to Purchaser under applicable Law, Employees; provided that, with respect to any such books, records or other materials that are Transferred Assets pursuant to this clause, Seller shall be permitted to keep (A) one (1) copy of such books, records or other materials to the extent required to demonstrate compliance with applicable Law or pursuant to bona fide internal compliance procedures and (B) such books, records or other materials in the form of so-called “back-up” electronic tapes in the ordinary course of business;

(jj) all goodwill, if any, of the Business, together with the right to represent to third parties that Purchaser is the successor of the Business;
(kk) all Transferred Cash and Cash Equivalents; and

(ll) without duplication, expansion, limitation or other modification of any of the categories of assets, property, claims, goodwill or rights set forth in items (a) through (q) above or of any Excluded Assets, all other assets, properties, claims, goodwill and rights of Seller or any of its Subsidiaries used or held for use primarily in, or that arise primarily out of, the Business.

“Transferred Books and Records” has the meaning specified in clause (o) of the definition of “Transferred Assets”.

“Transferred Cash and Cash Equivalents” has the meaning specified on Section 1.01(m) of the Seller Disclosure Letter.

“Transferred Contracts” has the meaning specified in clause (g) of the definition of “Transferred Assets”

“Transferred Employee” has the meaning specified in Section 7.01(a).

“Transferred Entities” has the meaning specified in the Recitals.

“Transferred Entity Voting Debt” has the meaning specified in Section 3.04(a).

“Transferred Equity Interests” has the meaning specified in the Recitals.

“Transferred FSA Balances” has the meaning specified in Section 7.02(d).

“Transferred Indebtedness” has the meaning specified in the definition of Assumed Liabilities.

“Transferred Information Technology” has the meaning specified in Section 4.14(i).

“Transferred Pension Plans” means assets and liabilities associated with any Business Benefit Plan set forth on Section 1.01(n) of the Seller Disclosure Letter.

“Transferred Policies” has the meaning specified in Section 4.16.

“Transition Period” has the meaning specified in Section 7.01(c).

“Transition Services Agreement” means the Transition Services Agreement to be entered between Seller and Purchaser at the Closing, which shall be on terms substantially consistent with the terms set forth in the Framework TSA Terms.

“U.S. GAAP” means generally accepted accounting principles in the United States, consistently applied and as in effect from time to time.

“Unadjusted Purchase Price” has the meaning specified in Section 2.03(a).

“Unaudited Annual Financial Statements” has the meaning specified in Section 6.17(a).

“U.K. Pension Scheme” means any defined contribution pension arrangement operated by the Transferred Entities in respect of U.K. Transferred Employees for the purpose of complying with their statutory obligations.

“U.K. Transferred Employees” means those Transferred Employees employed by the Business in the United Kingdom.

“VAT” means (a) any value-added or similar tax (including, for the avoidance of doubt, any goods and services tax, or harmonized sales tax) imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112), and (b) any other Tax of a similar nature whether imposed in a Member State of the European Union in substitution for, or levied in addition to, such Tax referred to in clause (a) above, or imposed elsewhere.

“VDR” means the electronic data room for Project Gamma maintained by Merrill Datasite.

“WARN Act” means the U.S. Worker Adjustment and Retraining Notification Act and the rules and regulations promulgated thereunder, together with any similar local, state or foreign Laws.

“Working Capital Lower Target” shall mean $117,665,000.

“Working Capital Upper Target” shall mean $127,665,000.

Interpretation

. Unless the context otherwise requires expressly:

(a) Words in the singular shall include the plural and vice versa, and words of one gender shall include the other genders, in each case, as the context requires;

(b) the term “hereof,” “herein,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement and not to any particular provision of this Agreement, and Article, Section, paragraph, clause, subclause, Exhibit and Schedule references are to the Articles, Sections, paragraphs, clauses, subclauses, Exhibits and Schedules to this Agreement unless otherwise specified;

(c) the word “including” and words of similar import when used in this Agreement shall mean “including, without limitation,” unless otherwise specified;

(d) the terms “Dollars” and “$” mean U.S. Dollars, the lawful currency of the United States of America and shall be deemed to include the equivalent amount in any other currency on the relevant date, calculated at the rate of exchange for that currency into Dollars as provided in Section 2.04(f);

(e) references herein to any Person shall include such Person’s heirs, executors, personal representatives, administrators, successors and assigns; provided, that nothing contained in this Section 1.02, is intended to authorize any assignment or transfer not otherwise permitted by this Agreement;

(f) references herein to a Person in a particular capacity or capacities shall exclude such Person in any other capacity;
(g) with respect to the determination of any period of time, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”;
(h) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other things extends, and such phrase shall not mean simply “if”;

(i) the word “or” shall be disjunctive but not exclusive;

(j) references herein to any Law shall be deemed to refer to such Law as amended, modified, codified, reenacted, supplemented or superseded in whole or in part and in effect from time to time, and also to all rules and regulations promulgated thereunder;

(k) references herein to any Contract mean such Contract as amended, supplemented or modified (including any waiver thereto) in accordance with the terms thereof;

(l) references to “made available” shall mean that such documents or information referenced shall have been contained in the VDR at 5:00 p.m. New York time on the day prior to the execution and delivery of this Agreement. Notwithstanding the foregoing, to the extent that any document or information in the VDR (including, for clarity, the portions of the VDR designated as “outside advisors only” and “clean rooms”) has been redacted or is otherwise incomplete, then the portion so redacted or incomplete shall be deemed not to have been “made available” to Purchaser and, without limiting the generality of the foregoing, to the extent any such redacted terms or any information not provided in the VDR affects the meaning, interpretation or enforceability of any of the non-redacted terms of such agreement or of the other information provided in the VDR, such agreement or other information shall be deemed not to have been “made available” to Purchaser (it being understood in each case that the failure, in and of itself, to make any information available to Purchaser as a result of redactions in such information shall not constitute a breach of any provision of this Agreement by Seller).

(m) if the last day for the giving of any notice or the performance of any act required or permitted under this Agreement is a day that is not a Business Day, then the time for the giving of such notice or the performance of such action shall be extended to the next succeeding Business Day;

(n) when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded;

(o) any reference to “days” means calendar days unless Business Days are expressly specified;
(p) references to “written” or “in writing” include in electronic form; and

(q) references herein to “as of the date hereof,” “as of the date of this Agreement” or words of similar import shall be deemed to mean “as of the date of the execution and delivery of this Agreement.”

Article II PURCHASE AND SALE OF BATTERY COMPANIES EQUITY INTERESTS AND TRANSFERRED ASSETS; ASSUMPTION OF ASSUMED LIABILITIES
Purchase and Sale of Battery Companies Equity Interests and Transferred Assets; Exclusion of Excluded Assets

.

(a) On the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller shall (or, as applicable, shall cause the Subsidiary Transferors to) sell, transfer, convey, assign and deliver to Purchaser (or, as applicable, one or more Affiliates of Purchaser designated by Purchaser not less than five (5) Business Days prior to the Closing Date), and Purchaser shall (or, as applicable, shall cause such Affiliates of Purchaser to) purchase and accept from Seller (or, as applicable, the Subsidiary Transferors) all of (i) Seller’s and Subsidiary Transferors’ right, title and interest in the Battery Companies Equity Interests, free and clear of all Liens, other than Liens arising pursuant to the terms of this Agreement or Liens created by or through Purchaser or any of its Affiliates and Liens related to applicable securities Laws and any Lien arising under the organizational documents of a Battery Company, correct and complete copies of which have been made available to Purchaser and (ii) Seller’s and its Subsidiaries’ right, title and interest in the Transferred Assets. For the avoidance of doubt, the property and assets of the Transferred Entities constituting Transferred Assets shall transfer to Purchaser automatically by operation of Law upon the sale of the Battery Companies Equity Interests.

(b) Notwithstanding any other provision in this Agreement to the contrary, no asset, claim, right or benefit, the assignment or transfer of which is otherwise contemplated by this Agreement, shall be assigned or transferred if such assignment or transfer (or attempt to make such an assignment or transfer) without the consent or approval of a third party would constitute a breach or other contravention of the rights of such third party or would constitute a violation of or be ineffective under applicable Law (such assets, claims, rights or benefits being collectively referred to herein as “Restricted Assets”) until such consent or approval is obtained, or other action has been taken, at which time such Restricted Asset shall be automatically assigned or transferred. Subject to the final sentence of Section 6.04(a), each party shall use its commercially reasonable efforts to obtain any such consent or approval as promptly as practicable after the date hereof. If any such consent or approval is not obtained prior to the Closing, (i) each party shall use its commercially reasonable efforts to obtain any such consent or approval as promptly as practicable, (ii) the assigning party shall endeavor to provide the assignee party, to the extent practicable and permitted by applicable Law, with the benefits (including Tax benefits) of or with respect to the applicable Restricted Asset as if such Restricted Asset had been assigned to the assignee party (including by means of any licensing, operating, subcontracting, sublicensing or subleasing arrangement), if the same is permitted under the applicable Restricted Asset and (iii) the assignee party shall bear and indemnify the assigning party for (except to the extent resulting from or arising out of the bad faith, gross negligence, willful misconduct or violation of applicable Law by the assigning party) all the costs (including Tax costs), liabilities, burdens and other Losses incurred with respect to any such Restricted Asset to the extent that it receives the corresponding benefits of or with respect to the applicable Restricted Asset under clause (ii) and subject to the limitation set forth in the final sentence of Section 6.04(a). Notwithstanding anything to the contrary herein, the foregoing provisions of this Section 2.01(b) shall not apply with respect to the Battery Companies Equity Interests and the Battery Company Subsidiaries’ Equity Interests.

(c) Notwithstanding any other provision in this Agreement to the contrary, to the extent that registered ownership of the Battery Companies Equity Interests or the Battery Company Subsidiaries’ Equity Interests is not transferred to Purchaser or its designated Affiliate as of the Closing Date, (i) Seller (or, as applicable, the Subsidiary Transferor) shall to the maximum extent permitted by applicable Law hold the Battery Companies Equity Interests and the Battery Company Subsidiaries’ Equity Interests as nominee or trustee for the benefit of Purchaser or its designated Affiliate until the Battery Companies Equity Interests and the Battery Company Subsidiaries’ Equity Interests have been formally registered in the name of Purchaser or its designated

Affiliate and (ii) Seller shall to the maximum extent permitted by applicable Law provide to Purchaser or its designated Affiliate the benefits associated with the registered ownership of the Battery Companies Equity Interests and the Battery Company Subsidiaries’ Equity Interests and to take or cause its applicable Affiliate to take, such other actions (including voting as Purchaser shall direct as the registered holder of such Equity Interests) as may be reasonably requested by Purchaser in order to place Purchaser and its Affiliates, to the maximum extent permitted by applicable Law, in the same position as if Purchaser or its designated Affiliate were the registered holder of the Battery Companies Equity Interests and the Battery Company Subsidiaries’ Equity Interests. Purchaser shall, except to the extent resulting from or arising out of the bad faith, gross negligence, willful misconduct or violation of applicable Law by Seller or its Affiliates, indemnify and hold harmless Seller (or, as applicable, the Subsidiary Transferor) against any and all Losses incurred, suffered or sustained by Seller (or, as applicable, the Subsidiary Transferor) or asserted against Seller (or, as applicable, the Subsidiary Transferor) in connection with Seller (or, as applicable, the Subsidiary Transferor) holding the Battery Companies Equity Interests and the Battery Company Subsidiaries’ Equity Interests as nominee or trustee for Purchaser or its designated Affiliate.

(d) Without limiting the generality of the foregoing, and notwithstanding any other provision of this Agreement to the contrary, this Agreement shall not constitute an agreement to sell, transfer, convey, assign and deliver any Battery Companies Equity Interest or Transferred Asset or perform any Pre-Closing Restructuring activities, if an attempted sale, transfer, conveyance, assignment, delivery or performance thereof would, without the approval, authorization or consent of, or notification, information and/or consultation with, any trade union, employee representatives, works councils or health and safety committees or employees, or similar Persons in foreign jurisdictions (collectively, “Approvals”), (i) constitute a material breach or violation thereof, (ii) be ineffective, void or voidable, or (iii) materially and adversely affect the rights thereunder of Seller, the Subsidiary Transferors, Purchaser, or any of their respective officers, directors, agents or Affiliates, in each case unless such Approval is obtained or such notification, information and/or consultation has been completed. In such case, the Foreign Acquisition Agreements would be signed and effective only once employee representatives, works councils or health and safety committees have been duly notified, informed and/or consulted under applicable Law, and Seller agrees to, and to cause its applicable Subsidiaries to, timely use their reasonable best efforts to obtain each such Approval or complete such notification, information and/or consultation in accordance with applicable Law following the execution and delivery of this Agreement.

Section 2.02 Assumption of Assumed Liabilities; Retention of Retained Liabilities.

(a) At the Closing, Purchaser shall (or shall cause one or more of its Affiliates designated by Purchaser in writing not less than five (5) Business Days prior to the Closing Date to) assume and become obligated to pay, perform and discharge, when due, all Assumed Liabilities. For the avoidance of doubt, the Liabilities of the Transferred Entities constituting Assumed Liabilities shall be assumed by Purchaser automatically by operation of Law upon the sale of the Battery Company Equity Interests.

(b) At the Closing, Seller and its applicable Subsidiaries, as the case may be, shall keep or assume at the Closing and remain or become at the Closing obligated to pay, perform and discharge when due all Retained Liabilities.

Section 2.03 Purchase Price; Allocation of Purchase Price.

(a) Subject to the terms and conditions of this Agreement, in consideration for the sale and transfer of the Battery Companies Equity Interests and the Transferred Assets under Section 2.01(a) and the assumption of the Assumed Liabilities, Purchaser shall pay, or cause to be paid, to Seller (or, as applicable, one or more Affiliates of Seller designated by Seller, which is the transferor of the relevant Battery Company Equity Interests or Transferred Assets not less than three (3) Business Days prior to the Closing Date) an amount of cash equal to Two Billion Dollars ($2,000,000,000) (the “Unadjusted Purchase Price”) plus (A)(i) if the Modified

Working Capital is greater than the Working Capital Upper Target, the amount equal to the Modified Working Capital minus the Working Capital Upper Target or (ii) if the Modified Working Capital is less than the Working Capital Lower Target, the amount equal to the Modified Working Capital minus the Working Capital Lower Target plus (B) the amount, which may be positive or negative, equal to the Closing Net Indebtedness, minus (C) the amount equal to the Closing Transaction Expenses, minus (D) the Pension Plan Purchase Price Adjustment (the Unadjusted Purchase Price, so adjusted, the “Purchase Price”).

(b) As used in this Agreement, the “Estimated Purchase Price” shall mean an amount equal to the Unadjusted Purchase Price plus (A)(i) if the Estimated Modified Working Capital is greater than the Working Capital Upper Target, the amount equal to the Estimated Modified Working Capital minus the Working Capital Upper Target or (ii) if the Estimated Modified Working Capital is less than the Working Capital Lower Target, the amount equal to the Estimated Modified Working Capital minus the Working Capital Lower Target, plus (B) the amount, which may be positive or negative, equal to the Estimated Closing Net Indebtedness, minus (C) the amount equal to the Estimated Closing Transaction Expenses, minus (D) the Pension Plan Purchase Price Adjustment. For purposes of determining the amount of cash to be paid as the Estimated Purchase Price by Purchaser at the Closing pursuant to Section 2.06(b)(ii), Seller shall prepare and deliver to Purchaser, not less than three (3) Business Days before the Closing Date, a written statement certified by an officer of Seller (the “Closing Notice”) setting forth Seller’s good faith estimate of: (i) the Modified Working Capital (such amount, the “Estimated Modified Working Capital”), (ii) the Closing Net Indebtedness (the “Estimated Closing Net Indebtedness”), (iii) the Closing Transaction Expenses (“Estimated Closing Transaction Expenses”) and (iv) the Estimated Purchase Price. Seller agrees that it shall prepare such Closing Notice in accordance with, as applicable, the definitions of “Closing Net Indebtedness” and “Closing Transaction Expenses” and, in the case of the Estimated Modified Working Capital, such Closing Notice shall be prepared in accordance with Section 2.03(b) of the Seller Disclosure Letter, and Seller shall deliver together with such Closing Notice any reasonable supporting material with respect to any estimated amounts used by Seller in calculating the amounts set forth on such Closing Notice. Purchaser shall have two (2) Business Days from the receipt of the Closing Notice to provide Seller any comments with respect to the computation of any of the components of Estimated Modified Working Capital, Estimated Closing Net Indebtedness and Estimated Closing Transaction Expenses, which comments shall be considered by Seller in good faith (it being understood that Seller shall be under no obligation to revise such Closing Notice in response to Purchaser’s comments). In the event Seller revises such Closing Notice in response to Purchaser’s comments, the revised statement incorporating revised estimates of the Estimated Modified Working Capital, Estimated Closing Net Indebtedness and Estimated Closing Transaction Expenses, as applicable, shall be treated as the Closing Notice hereunder.

(c) The Unadjusted Purchase Price shall be allocated in accordance with the principles set forth in Section 2.03(b) of the Seller Disclosure Letter. Within sixty (60) days after the Purchase Price shall have been deemed to be final pursuant to Section 2.04 below, Seller shall deliver to Purchaser a certificate that reasonably allocates the Purchase Price and the Assumed Liabilities among the Transferred Entities (or the assets thereof in the case of any Transferred Entity the assets of which are treated as being acquired by Purchaser or any of its designated Affiliates for U.S. federal income tax purposes) and the Transferred Assets in a manner consistent with Section 2.03(b) of the Seller Disclosure Letter and in accordance with Section 1060 of the Code and the Treasury Regulations promulgated thereunder (the “Allocation Certificate”). Purchaser shall have a period of twenty (20) days after the delivery of the Allocation Certificate (the “Response Period”) to present in writing to Seller notice of any objections Purchaser may have to the allocation set forth therein (an “Objections Notice”). Unless Purchaser timely objects, such Allocation Certificate shall be binding on the parties without further adjustment, absent manifest error. If Purchaser raises any objections within the Response Period, Purchaser and Seller shall negotiate in good faith and use their reasonable best efforts to resolve such dispute. If the parties fail to agree within fifteen (15) days after the delivery of the Objections Notice, then the disputed items shall be resolved by the Accounting Arbitrator, whose determination shall be final and binding on the parties. The Accounting Arbitrator shall resolve the dispute within thirty (30) days after the item has been referred to it. The costs, fees and expenses of the Accounting Arbitrator shall be borne equally by Seller and Purchaser. Except as otherwise required by a final determination (within the meaning of Section 1313(a) of the Code or similar provision of applicable Tax law or any other event (including the execution of a Form 870-AD) that finally and conclusively establishes the amount of any liability for Tax), (i) Purchaser and Seller shall (and shall cause their respective Subsidiaries, or, in the case of Purchaser, its Affiliates, to) report the national, federal, state, provincial and local income and other Tax consequences of the transactions contemplated by this Agreement in a manner consistent with the Allocation Certificate, and (ii) neither Purchaser nor Seller shall (and neither party shall permit its respective Subsidiaries to) take a position inconsistent with the Allocation Certificate on any Tax Return or filings (including any forms required to be filed pursuant to Section 1060 of the Code). Each of Seller and Purchaser shall cooperate with the other in preparing IRS Form 8594 or any equivalent statements required by any Governmental Authority charged with the collection of any income Tax for filing within a reasonable period before its filing due date. Notwithstanding anything in this Section 2.03(c) to the contrary, to the extent it is necessary to allocate the Estimated Purchase Price and the Assumed Liabilities among the Transferred Entities and the Transferred Assets (or any subset thereof) prior to the final determination of the Allocation Certificate in connection with any of the transactions governed by the Foreign Acquisition Agreements (or other local closing agreements and documents required to effectuate the transactions contemplated hereby for jurisdictions outside of the United States), each of Seller and Purchaser shall (and shall cause their Subsidiaries to) reasonably cooperate in good faith to agree upon such allocation in a manner consistent with Section 2.03(b) of the Seller Disclosure Letter.

Section 2.04 Purchase Price Adjustment.

(a) Section 2.04(a) of the Seller Disclosure Letter sets forth certain current assets and current liabilities accounts and certain accounting principles, methodologies and policies used in the determination of such accounts. Such accounts of the Business, cumulatively, as of immediately before the effective time of the Closing (as set forth in Section 2.05(a)), determined in accordance with Section 2.04(a) of the Seller Disclosure Letter, and the principles, methodologies and policies set forth therein and, to the extent not set forth therein, in accordance with U.S. GAAP, shall constitute the “Modified Working Capital”. For the avoidance of doubt, amounts included in the determination of Closing Net Indebtedness, Closing Transaction Expenses and Pension Plan Purchase Price Adjustment shall be excluded from the determination of the Modified Working Capital.

(b) If the Purchase Price as finally determined in accordance with this Section 2.04 is less than the Estimated Purchase Price, Seller shall pay to Purchaser the total amount of such deficit, and if the Purchase Price as finally determined in accordance with this Section 2.04 exceeds the Estimated Purchase Price, Purchaser shall pay to Seller the total amount of such excess, in either case by wire transfer of immediately available U.S. dollar funds, within three (3) Business Days after the final determination of the Purchase Price, to an account designated by the party receiving payment no later than two (2) Business Days after the final determination of the Purchase Price.

(c) As promptly as practicable (and, in any event, within ninety (90) days after the Closing), Purchaser shall prepare and deliver to Seller a statement setting forth Purchaser’s calculation of (i) Modified Working Capital, (ii) Closing Net Indebtedness, (iii) Closing Transaction Expenses and (iv) the Purchase Price pursuant to this Section 2.04 (the “Closing Statement”), which shall be prepared in accordance with the accounting principles, methodologies and policies set forth in Section 2.04 of the Seller Disclosure Letter  (and, to the extent not set forth therein, in accordance with U.S. GAAP). The parties agree to provide each other and their respective Representatives reasonable access, during normal business hours and upon reasonable notice, to their respective books, records, work papers and personnel (and any other information which either party reasonably requests to the extent relating to the Business (including, for the avoidance of doubt, the Business in any Deferred Asset Jurisdictions)) throughout the periods during which the Closing Statement is being prepared or evaluated and any disputes that may arise under this Section 2.04 are being resolved, in each case in a manner that does not interfere unreasonably with the operations of such party’s businesses. Notwithstanding the foregoing, neither Purchaser nor Seller shall be required to (x) violate any obligation of confidentiality to which Purchaser or Seller may be subject in discharging their obligations pursuant to the immediately preceding sentence, and (y) provide access to or disclose information where, upon the advice of counsel, such access or disclosure would jeopardize the attorney-client privilege of such party or contravene any applicable Laws. If Seller disagrees with the determination of the Closing Statement, Seller shall notify Purchaser in writing of such disagreement within sixty (60) days after delivery of the Closing Statement, which written notice shall set forth any such disagreement in reasonable detail (“Disagreement Notice”). If Seller fails to deliver a Disagreement Notice by the end of such 60-day period, Seller shall be deemed to have accepted the Closing Statement delivered by Purchaser. Matters included in the calculations in the Closing Statement to which Seller does not object in the Disagreement Notice shall be deemed accepted by Seller and shall not be subject to further dispute or review. Purchaser and Seller shall negotiate in good faith to resolve any such disagreement, and any resolution agreed to in writing by Purchaser and Seller shall be final and binding upon the parties.

(d) If Purchaser and Seller are unable to resolve any disagreement as contemplated by Section 2.04(c) within thirty (30) days after delivery by Seller of a Disagreement Notice, Purchaser and Seller shall jointly select a mutually acceptable nationally recognized third party accounting firm, the retention of which will not give rise to present or potential future auditor independence problems for Seller, Purchaser or any of their respective Affiliates or Subsidiaries, as determined by the reasonable discretion of Seller and Purchaser, to resolve such disagreement (the firm so selected shall be referred to herein as the “Accounting Arbitrator”). In the event that Purchaser and Seller are unable to agree on the appointment of the Accounting Arbitrator, as provided above, then the Accounting Arbitrator shall be appointed, at the request of either Purchaser or Seller, by the American Arbitration Association, which Accounting Arbitrator shall be another nationally recognized third party accounting firm. The parties shall instruct the Accounting Arbitrator to consider only those items and amounts set forth in the Closing Statement as to which Purchaser has disagreed pursuant to a Disagreement Notice and Purchaser and Seller have not resolved their disagreement. The scope of the disputes to be resolved by the Accounting Arbitrator shall be limited to whether such calculation was done in accordance with the terms hereof, the accounting methods, standards, policies, practices, classifications, estimation methodologies, assumptions or procedures used to prepare the Closing Statement, and whether there were mathematical errors in the calculation of the Closing Statement, and the Accounting Arbitrator shall not make any other determination. The Accounting Arbitrator shall make its determination based solely on written submissions, presentations and supporting material provided by Purchaser and Seller and not pursuant to any independent review. In resolving any such disagreement, the Accounting Arbitrator may only select an amount for each item in dispute that is within range of values established for such disputed item as determined by reference to the value assigned to such item by Seller in the Disagreement Notice and by Purchaser in the Closing Statement. Purchaser and Seller shall use commercially reasonable efforts to cause the Accounting Arbitrator to deliver to all parties, as promptly as practicable, a written report setting forth the resolution of any such disagreement determined in accordance with the terms of this Agreement. Such report shall be final and binding upon the parties, absent manifest error. The fees, costs and expenses of the Accounting Arbitrator arising in connection with this Section 2.04 shall be borne by Purchaser, on the one hand, and Seller, on the other hand, in proportion to the differences between the Purchase Price as determined by the Accounting Arbitrator and the asserted Purchase Price set forth in the Closing Statement and the Disagreement Notice, respectively.

(e) Purchaser and Seller agree that any payments made pursuant to this Section 2.04 shall be allocated in a manner consistent with any allocation agreed to pursuant to Section 2.03(c).

(f) With respect to Cash and Cash Equivalents and Indebtedness of the Business denominated in currencies other than U.S. dollars, the Applicable Exchange Rate for each such currency as of immediately before the effective time of the Closing as published by Bloomberg (BGN New York), shall be used to convert such amounts into U.S. dollars for purposes of determining Closing Net Indebtedness in connection with the adjustments pursuant to this Section 2.04.

Section 2.05 The Closing.

(a) Subject to the terms and conditions of this Agreement (including Section 2.05(b)), the sale and purchase of the Battery Companies Equity Interests and the Transferred Assets and the assumption of the Assumed Liabilities (all as contemplated hereby, the “Closing”) shall take place by electronic exchange of documents, (i) on the later of (A) the third (3rd) Business Day following satisfaction or waiver in writing (to the extent permitted by applicable Law) of the party entitled to the benefit thereof of all of the conditions to the obligations of the parties set forth in Article IX (other than those conditions that, by their nature, are to be satisfied only at the Closing, but subject to the written waiver (to the extent permitted by applicable Law) of the party entitled to the benefit thereof or fulfillment of those conditions) and (B) the earlier of (I) a date during the Marketing Period to be specified by Purchaser on no fewer than three (3) Business Days’ notice to Seller, and (II) the third (3rd) Business Day immediately following the final day of the Marketing Period (subject, in the case of each of subclauses (I) and (II) of this clause (B), to the satisfaction or waiver in writing (to the extent permitted by applicable Law) of the party entitled to the benefit thereof of all of the conditions set forth in Article IX as of the date determined pursuant to this Section 2.05(a) (other than those conditions that, by their nature, are to be satisfied only at the Closing, but subject to the satisfaction or written waiver (to the extent permitted by applicable Law) of the party entitled to the benefit thereof of those conditions)) or (ii) at such other time and date or at such other place as Seller and Purchaser may mutually agree upon in writing (the day on which the Closing takes place being the “Closing Date”). For the sake of clarity, the transfer of the Battery Companies Equity Interests and the Transferred Assets and Assumed Liabilities will be deemed to take place and be effective in each jurisdiction at 12:01 A.M. local time (in the case of the United States, local time being New York time), on the day of the Closing Date (x) where the principal office or facilities of such Battery Company is located or (y) in the case of Transferred Assets or Assumed Liabilities, where the Transferred Asset or Assumed Liability resides, exists or arises.

(b) Notwithstanding anything to the contrary in this Agreement, if (i) any Consent of a Governmental Authority required to consummate the sale and transfer of the Battery Companies Equity Interests and the Transferred Assets or the assumption of the Assumed Liabilities in any applicable jurisdiction has not been obtained at the time of Closing (other than, for the avoidance of doubt, the expiration or termination of the waiting period (and any extension thereof) under the HSR Act, and the waiting periods, clearances, approvals and/or Consents under the applicable Review Law in each of the other Specified Jurisdictions), (ii) despite the exercise by Seller of its reasonable best efforts, the Pre-Closing Restructuring has not been completed in any applicable jurisdiction as of the Closing, (iii) despite the exercise by Purchaser of its reasonable best efforts, Purchaser’s designated Affiliate in any applicable jurisdiction (A) is not fully formed, organized or incorporated, or (B) has not received the Governmental Authorizations necessary for the conduct of the Business in such jurisdiction prior to the Closing Date or (iv) either party determines, in good faith, that it is not reasonably practicable to consummate the sale and transfer of the Battery Companies Equity Interests or the Transferred Assets and the assumption of the Assumed Liabilities in particular jurisdictions on the Closing Date (each such jurisdiction in which the circumstances described in clauses (i) through (iv) above apply, a “Deferred Asset Jurisdiction”), then Purchaser and Seller shall, subject to this Section 2.05(b) and Section 2.05(c), agree to defer (to the extent permitted under applicable Law) the consummation of the portion of the transactions contemplated in such Deferred Asset Jurisdiction solely with respect to the sale and transfer of the Battery Companies Equity Interests or the Transferred Assets and the assumption of the Assumed Liabilities, as applicable, in respect of such Deferred Asset Jurisdiction (such items for each Deferred Asset Jurisdiction, the “Deferred Assets and Liabilities”); provided,  however, that, without the written consent of the other party, in no event shall either party have the right to defer the consummation of the sale and transfer of the Battery Companies Equity Interests or the Transferred Assets and the assumption of the Assumed Liabilities, as applicable, (x) in the United States or in the other jurisdictions set forth on Section 2.05(b) of the Seller Disclosure Letter or (y) if such deferral would result in the Deferred Asset Jurisdictions accounting for 10% or more of the net sales of the Business in fiscal year 2017.

(c) From and after the Closing, and until such time as the applicable Deferred Assets and Liabilities have been transferred to Purchaser pursuant to Section 2.05(b) (each, a “Deferred Transfer Closing”), such Deferred Assets and Liabilities will be held for Purchaser’s benefit and account and will be managed and operated by Seller and its Subsidiaries for the benefit and account of Purchaser, with all gains, income, Losses, Taxes and Tax benefits or other items generated thereby to be for the account of Purchaser or its designated Affiliate. Seller and Purchaser will use their respective reasonable best efforts to allow Purchaser or its designated Affiliate to receive the uninterrupted use and benefit of any Deferred Assets and Liabilities from the Closing Date to the date of its Deferred Transfer Closing. Except as otherwise contemplated by this Section 2.05 or the other provisions of this Agreement, to the extent permitted under applicable Law, until the applicable Deferred Transfer Closing occurs, Seller will conduct the Business in such Deferred Asset Jurisdiction in accordance with the reasonable and lawful instructions of Purchaser and, except to the extent resulting from or arising out of the bad faith, gross negligence, willful misconduct or violation of applicable Law by Seller or its Affiliates, Purchaser shall defend and indemnify the Seller Indemnified Persons and save and hold each of them harmless against any Losses incurred, sustained or suffered by them arising out of or as a result of the performance by Seller and its Affiliates of its and their respective obligations under this Section 2.05 in respect of any Deferred Assets and Liabilities from and after the Closing until the applicable Deferred Transfer Closing in accordance with the terms and provisions of this Section 2.05.

(d) The Deferred Transfer Closing of any Deferred Assets and Liabilities shall occur as promptly as is reasonably practicable after the resolution of the applicable circumstance described in clauses (i) through (iv) of the first sentence of Section 2.05(b) that caused such jurisdiction to be a Deferred Asset Jurisdiction or at such time as the Parties may mutually agree upon in writing. In connection with any Deferred Transfer Closing where the parties jointly determine that the applicable portion of the Purchase Price is required to be paid on such Deferred Transfer Closing by Purchaser’s designated Affiliate to the applicable Subsidiary Transferor in local currency: (a) at the Deferred Transfer Closing, Purchaser shall, or shall cause the applicable designated Affiliate to, deliver such portion of the Purchase Price by wire transfer in immediately available funds, to an account or accounts designated at least three (3) Business Days prior to the Deferred Closing Date by Seller in a written notice to Purchaser; and (b) no later than two (2) Business Days following such Deferred Transfer Closing, Seller shall return to Purchaser that portion of the Estimated Purchase Price or Purchase Price (as applicable) allocated to the applicable Deferred Transfer Jurisdiction in accordance with Section 2.03(c) of this Agreement by wire transfer in immediately available funds, to an account or accounts designated at least three (3) Business Days prior to the Deferred Closing Date by Purchaser in a written notice to Seller. Any amounts payable in local currency shall be determined by reference to the applicable spot rate published by Bloomberg (BGN New York) as of 5:00 P.M., New York time, on the date that is three (3) Business Days prior to the Closing Date (and, for clarity, not the date of the Deferred Transfer Closing).

(e) For purposes of Sections 2.01,  2.02,  2.06(a)(i),  2.06(a)(ii),  2.06(a)(iii),  2.06(b)(i),  3.04(c),  6.02,  6.04(a),  6.06,  6.10, 6.14(d),  7.01,  7.02,  8.04 and 8.05, to the extent applicable in connection with any Deferred Asset Jurisdiction, all references to the Closing or the Closing Date in such instances shall be deemed to be references to the applicable Deferred Transfer Closing or date of the applicable Deferred Transfer Closing, respectively.

Section 2.06 Deliveries for the Closing.
(a) At the Closing, Seller shall deliver or cause to be delivered to Purchaser:

(i) instruments of transfer and conveyance, properly executed and acknowledged by Seller and/or its applicable Subsidiaries in such customary form as is reasonably acceptable to both Seller and Purchaser, that are necessary to effect or evidence the transfer of the Transferred Assets and Assumed Liabilities to Purchaser (or to such Affiliate(s) of Purchaser designated pursuant to Section 2.01(a)), including, a warranty deed (in form customary in the applicable jurisdiction) with respect to each Owned Real Property, conveying to

Purchaser (or to such Affiliate(s) of Purchaser designated pursuant to Section 2.01(a)) fee simple title (or local equivalent) to such Owned Real Property, subject only to Permitted Liens, and in form and substance reasonably satisfactory to Purchaser and an assignment and assumption of lease with respect to each of the Real Property Leases in form and substance reasonably satisfactory to Purchaser;

(ii) certificates representing the Battery Companies Equity Interests (to the extent certificated), duly endorsed in blank or accompanied by stock or unit powers duly endorsed in blank in proper form for transfer or other proper instruments of transfer, along with such other documentation or filings as may be required under applicable Law to vest in Purchaser (or in such Affiliate(s) of Purchaser designated pursuant to Section 2.01(a)) the Battery Company Interests;

(iii) a counterpart of each of the Ancillary Agreements, executed by each of Seller and any of its Subsidiaries that is a party thereto, to the extent not previously delivered;
(iv) a receipt for the Estimated Purchase Price;
(v) the certificates referred to in Section 9.02(a) and Section 9.02(b);
(vi) a certification of non-foreign status from Seller signed by an authorized officer of Seller that satisfies the requirements of Treasury Regulation Section 1.1445-2(b)(2); and

(vii) a written consent in form and substance reasonably satisfactory to Purchaser from the counterparty under the Real Property Lease set forth on Section 2.06(a)(vii) of the Seller Disclosure Letter to the assignment of such Real Property Lease (the “Lease Consent”).

(b) At the Closing, Purchaser shall deliver to Seller:

(i) a counterpart of each of the Ancillary Agreements (other than the Bill of Sale), executed by each of Purchaser and any of its Affiliates that is a party thereto, to the extent not previously delivered;

(ii) the Estimated Purchase Price by wire transfer in immediately available funds, to an account or accounts designated at least three (3) Business Days prior to the Closing Date by Seller in a written notice to Purchaser;

(iii) a receipt for the Transferred Assets and Battery Companies Equity Interests acknowledging the purchase of the Transferred Assets and Battery Companies Equity Interests pursuant to this Agreement; and

(iv) the certificates referred to in Section 9.01(a) and Section 9.01(b).
Accounting

. To the extent that, after the Closing, (a) Purchaser or any of its Affiliates receives any payment that is properly for the account of Seller or any of its Subsidiaries (other than, for the avoidance of doubt, the Transferred Entities) according to the terms of this Agreement (including any payment in respect of or under any Excluded Asset or otherwise due to Seller or any of its Subsidiaries) or, with the prior written consent of Purchaser, Seller or any of its Subsidiaries makes a payment on behalf of Purchaser or any of its designated Affiliate(s) (including any payment in respect of or under any Assumed Liability or otherwise payable by the Business), Purchaser shall promptly deliver such amount to Seller, and (b) Seller or any of its Subsidiaries (other than, for the avoidance of doubt, the Transferred Entities) receives any payment that is properly for the account of Purchaser or any of its Affiliates according to the terms of this Agreement (including any payment in respect of or under any Transferred Asset or otherwise due to the Business) or, with the prior written consent of Seller, Purchaser or any of its Affiliates makes a payment on behalf of Seller (including any payment in respect of or under any Retained Liability or otherwise payable by Seller or any of its Subsidiaries), Seller shall promptly deliver such amount to Purchaser, in each case, pursuant to a mutually agreed weekly cash reconciliation and off-set process conducted by the parties. All amounts due and payable under this Section 2.07 shall be due and payable by the applicable party in immediately available funds, by wire transfer to the account designated in writing by the other party.

Withholding

. Purchaser shall be entitled to deduct and withhold (or cause to be deducted and withheld) from the consideration otherwise payable pursuant to this Agreement such amounts as Purchaser or any of its designated Affiliates is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign Tax Law; provided that Purchaser shall provide written notice to Seller of any expected deduction or withholding at least five (5) Business Days prior to the withholding (which notice shall specify the legal authority and the calculation method for the expected withholding); provided,  further, that Purchaser shall cooperate in good faith with Seller (including by providing Seller with a reasonable opportunity to provide any applicable certificates, forms or documentation that would reduce or eliminate any such deduction or withholding) and shall otherwise take such steps as Seller may reasonably request to reduce or eliminate, such requirement to withhold Tax. To the extent that such amounts are so withheld and paid over to the proper Governmental Authority, such withheld and deducted amounts will be treated for all purposes of this Agreement as having been paid to Seller and the Subsidiary Transferors (as applicable) in respect of which such deduction and withholding was made.

Acquisition Agreements

. Subject to the terms and conditions hereof, the parties shall, or shall cause their respective Subsidiaries to, enter into such agreements and instruments (collectively, the “Foreign Acquisition Agreements”) providing for the sale, transfer, conveyance, assignment or delivery of any Transferred Asset, Battery Companies Equity Interest and/or the assumption of any Assumed Liability located outside the United States of America as the parties jointly determine would be required or advisable pursuant to, or to comply with, requirements of applicable local Law to be documented separately from this Agreement, which Foreign Acquisition Agreements shall be negotiated in good faith between the parties, but in all events shall be consistent with the terms of this Agreement and have appropriate provisions to pay the applicable portion of the Purchase Price, as applicable, in local currency if necessary (which will reduce the corresponding obligation to make payment under this Agreement) in such amounts and such countries as jointly determined by the parties and shall contain customary provisions as agreed to by the parties with respect to local law and Tax matters not inconsistent with this Agreement. Any amounts payable in local currency shall be determined by reference to the applicable spot rate published by Bloomberg (BGN New York) as of 5:00 P.M., New York time, on the date that is three (3) Business Days prior to the Closing.

Article III REPRESENTATIONS AND WARRANTIES RELATING TO SELLER AND THE BATTERY COMPANIES EQUITY INTERESTS

Except as set forth in the Seller Disclosure Letter delivered by Seller to Purchaser simultaneously with the execution hereof, Seller represents and warrants to Purchaser that all of the statements contained in this Article III are true and correct. Notwithstanding anything herein to the contrary, Seller makes no representations and warranties in this Article III relating to the Excluded Assets or Retained Liabilities. For purposes of the representations and warranties of Seller contained herein, disclosure in one Section of the Seller Disclosure Letter of any items, facts or circumstances shall be deemed to be disclosure of such items, facts or circumstances with respect to any other representations or warranties by Seller calling for disclosure of such information, whether or not such disclosure is specifically associated with or purports to respond to one or more of such other representations or warranties, if it is reasonably apparent on the face of the Seller Disclosure Letter that such disclosure is applicable. The inclusion of any information in any Section of the Seller Disclosure Letter or other document delivered by Seller pursuant to this Agreement shall not be deemed to be an admission or evidence of the materiality of such item, nor shall it establish a standard of materiality for any purpose whatsoever.

Section 3.01 Organization, Standing and Power.

(a) Each of Seller, the Subsidiary Transferors and those of Seller’s Controlled Affiliates that are or will be parties to the Ancillary Agreements is an entity duly organized, validly existing and in good standing (except in any jurisdiction that does not recognize such a concept) under the Laws of the jurisdiction of its organization. Each of Seller, the Subsidiary Transferors and those of Seller’s Controlled Affiliates that are or will be parties to the Ancillary Agreements (i) has all requisite power and authority to own, lease or otherwise hold or operate its assets and properties and to conduct its business as currently conducted, and (ii) is duly qualified or licensed to do business and is in good standing (except in any jurisdiction that does not recognize such a concept) in each jurisdiction in which the nature of its business or the ownership, leasing, holding or operation of its assets and properties and the conduct of its business as currently conducted makes such qualification or licensing necessary, except, in each case of clauses (i) and (ii), where the failure to be so qualified, licensed or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect.

(b) Seller has made available to Purchaser complete and correct copies of the organizational documents of each of Seller and each Subsidiary Transferor, each as amended, supplemented or otherwise modified through (and including) the date of this Agreement.

Authority; Execution and Delivery; Enforceability

. Seller and its Subsidiaries have all requisite corporate power and authority and full legal capacity to execute this Agreement and the Ancillary Agreements to which it is, or is specified to be, a party, to fully perform its obligations hereunder or thereunder and to consummate the Acquisition, and the other transactions contemplated hereby and thereby. The execution and delivery by Seller and its Subsidiaries of this Agreement and the Ancillary Agreements to which it is, or is specified to be, a party and the consummation by Seller and the Subsidiary Transferors of the Acquisition and the other transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of Seller and the Subsidiary Transferors, and no other action on the part of Seller or the Subsidiary Transferors is necessary to authorize this Agreement or the Ancillary Agreements or the consummation of the Acquisition or the other transactions contemplated hereby or thereby. Seller has duly executed and delivered this Agreement and, at or prior to the Closing, Seller and its Subsidiaries will have duly executed and delivered each Ancillary Agreement to which it is, or is specified to be, a party, and, assuming the due execution and delivery by Purchaser, this Agreement constitutes Seller’s, and each Ancillary Agreement to which Seller or its Subsidiary is, or is specified to be, a party will, after execution and delivery by Seller or its Subsidiary (as the case may be), constitute Seller’s and such Subsidiary’s legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at Law.

No Conflicts; Consents and Approvals

. Subject to (x) receipt of the consents, approvals and waivers, and the making of the filings and notifications, in each case listed in Section 3.03 of the Seller Disclosure Letter,  (y) compliance with any requirements of the HSR Act and applicable Review Laws and (z) the filing by Seller of reports under the Exchange Act and as contemplated by the rules of the New York Stock Exchange, none of (1) the execution and delivery by Seller of this Agreement and by Seller and its Subsidiaries of each Ancillary Agreement to which it is or will be a party, (2) the consummation by Seller or each such Subsidiary Transferor, of the transactions contemplated hereby or thereby or (3) the compliance by Seller with any of the provisions hereof or thereof, as the case may be, will:

(c) conflict with, violate or result in the breach of, any provision of the certificate of incorporation or by-laws or other organizational documents of Seller or any of its Subsidiaries;

(d) require Seller or any of its Subsidiaries to make any material registration, declaration or filing with, or obtain any material license, waiver, permit, authorization, clearance, consent or approval (each, a “Consent”) from any Governmental Authority;

(e) conflict with, violate, or result in the breach by Seller or any of its Subsidiaries of any applicable Law;

(f) conflict with, violate, result in the breach or termination of, or constitute (with or without notice or lapse of time or both) a default under, require Seller or any of its Subsidiaries to obtain any consent, approval or action of, make any filing with or give any notice to any Person under, give rise to any right of termination or acceleration or otherwise adversely modify the terms, under any Material Contract or Real Property Lease to which Seller or any of its Subsidiaries is a party or by which any of the assets or properties of Seller or any of its Subsidiaries is bound; or

(g) result in the creation of any Lien (other than any Permitted Lien or any Lien created by or through Purchaser) upon any of the Transferred Assets, any of the assets of the Transferred Entities (after giving effect to the Pre-Closing Restructuring) or any of the Battery Companies Equity Interests;

except, in the case of each of (b),  (c),  (d) and (e), where such conflict, violation, breach, termination, default, requirement, acceleration, increase in obligations, adverse modification or creation of Lien, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect.

Equity Interests in the Transferred Entities; Equity Interests in Other Persons

.

(h) Exhibit A sets forth (i) the name and the jurisdiction of organization of each Battery Company and each Battery Company Subsidiary (in each case to the extent designated as such as of the date of this Agreement) and (ii) for each of the Battery Companies and Battery Company Subsidiaries, the percentage of all outstanding equity interests in such Battery Company or Battery Company Subsidiary, as applicable, held by Seller, the applicable Subsidiary Transferor or Battery Company, as the case may be. Except for the Transferred Equity Interests, there are no (x) equity interests in a Transferred Entity issued, reserved for issuance or outstanding and (y) preemptive or similar rights on the part of any holder of any class of securities of any Transferred Entity. One or more of the Transferred Entities are, and will be after giving effect to the Pre-Closing Restructuring, the legal, record and beneficial owner of all the Battery Company Subsidiaries’ Equity Interests free and clear of all Liens, other than Liens arising pursuant to the terms of this Agreement or Liens created by or through Purchaser or any of its Affiliates and Liens related to applicable securities Laws and any Lien arising under the organizational documents of a Battery Company. The Transferred Equity Interests have been and after giving effect to the Pre-Closing Restructuring, will be, duly authorized and validly issued and are fully paid and nonassessable. There are not any bonds, debentures, notes or other indebtedness of any Transferred Entity having the right to vote (or that are convertible into, or exercisable or exchangeable for, securities having the right to vote) on any matters on which holders of the Transferred Equity Interests may vote (“Transferred Entity Voting Debt”). There are no options, calls, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, contracts, arrangements or undertakings to which any Transferred Entity is a party or by which any of them is bound (A) obligating any Transferred Entity to issue, deliver or sell, or cause to be issued, delivered or sold, additional units of its equity interests or any security convertible into, or exercisable or exchangeable for, any equity interest in any Transferred Entity or any Transferred Entity Voting Debt, (B) obligating any Transferred Entity to issue, grant, extend or enter into any such option, call, warrant, security, right, unit, commitment, contract, arrangement or undertaking or (C) that give any Person the right to receive any economic or governance benefit or right similar to or derived from the economic or governance benefits and rights accruing to holders of the Transferred Equity Interests. All Transferred Equity Interests have been issued in compliance with all applicable Laws and not in violation of any applicable preemptive rights.

(i) Except for equity interests in another Transferred Entity, as of the date of this Agreement, no Transferred Entity owns, directly or indirectly, any equity interests in any other Person.

(j) Seller and/or one or more of its wholly owned Subsidiaries is the direct or indirect legal, record and beneficial owner of the Battery Companies Equity Interests and the Battery Company Subsidiaries’ Equity Interests. Assuming Purchaser or its applicable designee, as the case may be, has the requisite power and authority to be the lawful owner of the Battery Companies Equity Interests and the Battery Company Subsidiaries’ Equity Interests, upon (i) delivery to Purchaser or its designees at the Closing of certificates representing the Battery Companies Equity Interests, duly endorsed in blank or accompanied by stock or unit powers duly endorsed in blank in proper form for transfer or other proper instruments of transfer and (ii) Seller’s receipt of the Estimated Purchase Price, direct or indirect legal, record and beneficial ownership of the Battery Companies Equity Interests and the Battery Company Subsidiaries’ Equity Interests will pass to Purchaser or its designees, free and clear of any Liens, other than Liens arising pursuant to the terms of this Agreement or Liens created by or through Purchaser or any of its Affiliates and Liens related to applicable securities Laws and any Lien arising under the organizational documents of a Battery Company.

Article IV REPRESENTATIONS AND WARRANTIES RELATING TO THE TRANSFERRED ENTITIES AND THE TRANSFERRED ASSETS

Except as set forth in the Seller Disclosure Letter delivered by Seller to Purchaser simultaneously with the execution hereof, Seller represents and warrants to Purchaser that all of the statements contained in this Article IV are true and correct. Except as set forth in Section 4.07(a),  Section 4.09(d),  Section 4.14(a) and Section 4.16,  Seller makes no representations and warranties in this Article IV to the extent relating to Excluded Assets or Retained Liabilities. For purposes of the representations and warranties of Seller contained herein, disclosure in one Section of the Seller Disclosure Letter of any items, facts or circumstances shall be deemed to be disclosure of such items, facts or circumstances with respect to any other representations or warranties by Seller calling for disclosure of such information, whether or not such disclosure is specifically associated with or purports to respond to one or more of such other representations or warranties, if it is reasonably apparent on the face of the Seller Disclosure Letter that such disclosure is applicable. The inclusion of any information in any Section of the Seller Disclosure Letter or other document delivered by Seller pursuant to this Agreement shall not be deemed to be an admission or evidence of the materiality of such item, nor shall it establish a standard of materiality for any purpose whatsoever.

Organization and Good Standing

.

(a) Each of the Transferred Entities is an entity duly organized, validly existing and in good standing (except in any jurisdiction that does not recognize such a concept) under the Laws of the jurisdiction of its organization. Each of the Transferred Entities (i) has all requisite power and authority to own, lease or otherwise hold or operate its assets and properties and to conduct its business as currently conducted, and (ii) is duly qualified or licensed to do business and is in good standing (except in any jurisdiction that does not recognize such a concept) in each jurisdiction in which the nature of its business or the ownership, leasing, holding or operation of its assets and properties and the conduct of its business as currently conducted makes such qualification or licensing necessary, except, in each case of clauses (i) and (ii), where the failure to be so qualified, licensed or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect.

(b) Seller has made available to Purchaser complete and correct copies of the organizational documents of each Transferred Entity, each as amended, supplemented or otherwise modified through (and including) the date of this Agreement.

Pre-Signing Financial Statements; Unaudited Annual Financial Statements; Audited Financial Statements

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(c) Section 4.02(a) of the Seller Disclosure Letter sets forth complete and correct copies of (i) the unaudited, combined carve-out balance sheets for the portion of the Business conducted in the jurisdictions identified on Section 4.02(a) of the Seller Disclosure Letter (collectively, the “Pre-Signing Identified Jurisdictions”) as of September 30, 2016 and September 30, 2017 and (ii) the unaudited, combined carve-out statements of income of the portion of the Business conducted in the Pre-Signing Identified Jurisdictions for each of the fiscal years ended September 30, 2015, September 30, 2016 and September 30, 2017 (collectively, the “Pre-Signing Financial Statements”). The Pre-Signing Financial Statements (A) have been prepared in accordance with Regulation S-X and U.S. GAAP applied on a consistent basis throughout the periods indicated and on that basis fairly present, in all material respects, the financial position and the results of operations of the portion of the Business conducted in the Pre-Signing Identified Jurisdictions, as of the dates indicated, with the exception that the unaudited financial statements do not include footnotes and remain subject to changes resulting from normal year-end adjustments (it being agreed that the reference to preparation in accordance with Regulation S-X shall not require (x) separate subsidiary financial statements or any other information of the type required by Rule 3-09, Rule 3-10 or Rule 3-16 of Regulation S-X or “segment reporting” or (y) the inclusion of other information customarily excluded from an offering memorandum involving an offering of high-yield debt securities pursuant to Rule 144A) and (B) have been prepared in all material respects in accordance with the books of account and records of the Business.

(d) Section 6.17 contemplates the delivery of the Unaudited Annual Financial Statements, the Audited Financial Statements and the Additional Financial Statements. On the Closing Date, the Unaudited Annual Financial Statements, the Audited Financial Statements and the Additional Financial Statements will have been (i) prepared in accordance with Regulation S-X and U.S. GAAP applied on a consistent basis throughout the periods indicated and on that basis fairly present, in all material respects, the financial position and the results of operations of the Business, as of the dates indicated, with the exception that unaudited financial statements have been reviewed by the Business’ independent accountants as provided in the procedures specified by the Public Company Accounting Oversight Board in AU 722 and remain subject to changes resulting from normal year-end adjustments (it being agreed that the reference to preparation in accordance with Regulation S-X shall not require (x) separate subsidiary financial statements or any other information of the type required by Rule 3-09, Rule 3-10 or Rule 3-16 of Regulation S-X or “segment reporting” or (y) the inclusion of other information customarily excluded from an offering memorandum involving an offering of high-yield debt securities pursuant to Rule 144A) and (ii) prepared in all material respects in accordance with the books of account and records of the Business, which books of account and records are true, correct and complete in all material respects.

(e) The accounting controls of the Business, when taken together with the Overhead and Shared Services, have been and are sufficient to provide reasonable assurances that (i) all transactions are executed in accordance with management’s general or specific authorization and (ii) all transactions are recorded as necessary to permit the accurate preparation of financial statements in accordance with U.S. GAAP. To Seller’s Knowledge, as of the date hereof, neither Seller nor any of its Subsidiaries has received any written or oral material complaint, allegation, assertion or claim regarding deficiencies with respect to the Business in the account or auditing practices, procedures, methodologies or methods of Seller or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Seller or any of its Subsidiaries has engaged in questionable accounting or auditing practices with respect to the Business.

No Undisclosed Liabilities; Absence of Certain Changes or Events

.

(f) With respect to the portion of the Business conducted in the Pre-Signing Identified Jurisdictions, there are no Liabilities that would be Assumed Liabilities and no Transferred Entity (to the extent applicable to its ownership of the Transferred Assets or its operations or conduct of the portion of the Business conducted in the Pre-Signing Identified Jurisdictions) has any Liability that would be required by U.S. GAAP to be reflected or reserved against on a balance sheet prepared in accordance with U.S. GAAP, except for (i) Liabilities included or reserved against in the Pre-Signing Financial Statements or disclosed in the notes thereto, (ii) Liabilities incurred in the ordinary course of business after September 30, 2017, (iii) future performance Liabilities (but excluding Liabilities arising from any breach or default that has occurred at any time at or prior to the Closing) under Contracts that either are (A) disclosed in the Seller Disclosure Letter or (B) not required to be disclosed in the Seller Disclosure Letter because their size, term or subject matter are not covered by any representations or warranties in Article III or Article IV, (iv) as permitted or contemplated by this Agreement, (v) Liabilities that will be discharged or paid off in full prior to or at the Closing, or (vi) Liabilities that, individually or in the aggregate, have not had and would not reasonably be expected to have, a Material Adverse Effect on the Business.

(g) There are no Liabilities related to the Business that will be Assumed Liabilities and no Transferred Entity (after giving effect to the Pre-Closing Restructuring) will have any Liability that will be required by U.S. GAAP to be reflected or reserved against on a balance sheet prepared in accordance with U.S. GAAP, except for (i) Liabilities included or reserved against in the Audited Financial Statements prepared pursuant to Section 6.17(b) or disclosed in the notes thereto, (ii) Liabilities incurred in the ordinary course of business after September 30, 2017, (iii) future performance Liabilities (but excluding Liabilities arising from any breach or default that has occurred at any time at or prior to the Closing) under Contracts that either are (A) disclosed in the Seller Disclosure Letter or (B) not required to be disclosed in the Seller Disclosure Letter because their size, term or subject matter are not covered by any representations or warranties in Article III or Article IV, (iv) as permitted or contemplated by this Agreement, (v) Liabilities that will be discharged or paid off in full prior to or at the Closing, or (vi) Liabilities that, individually or in the aggregate, have not had and would not reasonably be expected to have, a Material Adverse Effect on the Business.

(h) Since September 30, 2017, there has not been any event, change or circumstance that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on the Business.

(i) Since September 30, 2017, Seller and its Subsidiaries have conducted the Business in the ordinary course consistent with past practice and have not taken or suffered to exist any action that, if taken between the date hereof and the Closing, would constitute a breach of Section 6.01(b)(ii),  (vi),  (vii),  (viii),  (ix),  (xiii),  (xv),  (xx), or, with respect to the foregoing clauses, (xxii).

Absence of Litigation

. As of the date hereof, (a) there are no Actions pending or, to Seller’s Knowledge, threatened, and, to Seller’s Knowledge, there are no investigations or examinations pending or threatened, against the Business or any of its assets or properties or any present or former officer or director of any Transferred Entity (in such person’s capacity as such), other than Actions that, individually would not reasonably be expected to result in an actual or potential Liability to the Business or the Transferred Entities (or to Purchaser or any of its Affiliates following the Closing) of $250,000 or more, (b) there are no Actions or any criminal or regulatory investigations or proceedings pending or, to the Knowledge of Seller, threatened, seeking to prevent, hinder, modify or delay the transactions contemplated hereby, and (c) neither the Business nor any of its properties or assets is subject to any material outstanding Governmental Order.

Compliance with Laws

.

(j) The Business is, and since September 30, 2013 has been, in compliance with all applicable Laws, except for such noncompliance that, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect. Since September 30, 2013 until the date of this Agreement, except as is not and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, neither Seller nor any of its Subsidiaries, nor, to the Knowledge of Seller, any of their respective Representatives has received (i) any written notice or other written communication from any court, administrative or other Governmental Authority that alleges that the Business is not in compliance with any Law applicable to the Business or the operations, properties or assets of the Business, or (ii) any written notice or other written communication, or, to the Knowledge of Seller, any oral complaint, allegation, assertion or claim on a hotline or whistleblower or similar telephone line or service regarding deficiencies in the compliance practices, procedures, methodologies or methods of the Business or its employees or internal compliance controls, including any complaint, allegation, assertion or claim that the Business or its employees has engaged in illegal practices.

(k) Since September 30, 2013, the Business and all entities that it owns or controls, its owners, directors, officers, and Employees and, to Seller’s Knowledge, agents of the Business, have not offered, paid, promised to pay or authorized the payment of any money or anything else of value, whether directly or through another Person, to (i) any Government Official in order to (A) influence any act or decision of any Government Official, (B) induce such Government Official to use his or her influence with a Governmental Authority or Government Instrumentality, or (C) otherwise secure any improper advantage; (ii) any foreign political party or official thereof or any candidate for foreign political office in order to (A) influence any act or decision of such party, official or candidate in its, his or her official capacity, (B) induce such party, official or candidate to use its, his or her influence with a Governmental Authority or Government Instrumentality, or (C) otherwise secure any improper advantage; or (iii) any other Person in any manner that would violate any Applicable Anti-Bribery Law. Since September 30, 2013, Seller has not, with respect to the Business, conducted or initiated an internal investigation, made a voluntary or other disclosure to a Governmental Authority or Government Instrumentality, or received any notice, citation, report or allegation, including, to Seller’s Knowledge, any oral complaint, allegation, assertion or claim on a hotline or whistleblower or similar telephone line or service, related to alleged violations of Applicable Anti-Bribery Law. Insofar as it relates to the Business, no Government Official, no foreign political party official, no candidate for office, (i) holds a direct ownership or other economic interest in any of Seller’s Subsidiaries or (ii) serves as an officer, director, or employee of Seller or any of its Subsidiaries. Seller and its Subsidiaries maintain policies and procedures reasonably designed to ensure compliance with Applicable Anti-Bribery Law. Seller and its Subsidiaries have maintained complete and accurate books and records, which, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the Business and all entities engaged in the Business as required by the Foreign Corrupt Practices Act.

(l) With respect to the Business, Seller and its Subsidiaries are, and since September 30, 2013, have been, in compliance in all material respects with applicable Customs and International Trade Laws, and there are no unresolved questions, claims, enquiries, investigations, enforcement proceedings or remediation required by a Governmental Authority concerning any liability of Seller or any of its Subsidiaries with respect to any such Customs and International Trade Laws. Since September 30, 2013, none of Seller or any of its Subsidiaries, nor any officer, director, or employee of Seller or any of its Subsidiaries, nor, to Seller’s Knowledge, any agent acting on behalf of Seller or any of its Subsidiaries, in each case who or which is engaged in the conduct of the Business, (i) has been or is designated on any restricted, designated, or prohibited-party list of any U.S. Governmental Authority or of any country in which the Business is conducted, including the OFAC Specially Designated Nationals and Blocked Persons List, the U.S. Department of Commerce Denied Persons List, the U.S. Department of Commerce Entity List, the U.S. Department of State Debarred List, (ii) to Seller’s Knowledge, has participated in any transaction involving such designated person or entity, or, any country that is the subject of U.S. comprehensive sanctions as of the date of this Agreement (Cuba, Iran, North Korea, Syria and the Crimea region of Ukraine) administered by OFAC, (iii) has exported (including deemed exportation) or re-exported, directly or, knowingly, indirectly, any goods, technology or services in violation of any applicable export control or economic sanctions Laws administered by OFAC, the U.S. Department of Commerce or the U.S. Department of State or of any Governmental Authority in any country in which Seller or any of its Subsidiaries conduct business, or (iv) has participated in any export, re-export or transaction connected, to the Knowledge of Seller, with any purpose prohibited by U.S. export control and economic sanctions Laws, the Laws of any applicable Governmental Authority, or any applicable Customs and International Trade Law of any Governmental Authority in any country in which Seller or any of its Subsidiaries conduct business, including support for international terrorism and nuclear, chemical or biological weapons proliferation.

(m) As of the date of this Agreement, Seller and its Subsidiaries have no pending Contracts or contractual obligations concerning the provision of goods, services or technology to Iran or to Syria.

(n) With respect to the Business, Seller and its Subsidiaries are, and since September 30, 2013, have been, in compliance in all material respects with all applicable unclaimed property and escheat Laws, and there are no unresolved questions, claims, audits or examinations concerning any liability of Seller or any of its Subsidiaries with respect to any such Laws.

Governmental Licenses and Permits

. Seller and its Subsidiaries, in the aggregate, hold all Permits that are necessary to own, lease or operate the assets or properties of the Business and for the operation of the Business as currently operated, except where the failure to hold such Permits, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect. Except for such matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect all such Permits held by Seller and its Subsidiaries are in full force and effect and, to the Knowledge of Seller, there has occurred no material violation of, default under or event, or written notice of any material violation, default under or event, giving to others any right of revocation, non- renewal, adverse modification or cancellation of, with or without notice or lapse of time or both, any such Permit, nor would any such revocation, non-renewal, adverse modification or cancellation result from the consummation of the transactions contemplated hereby or by the Ancillary Agreements.

Sufficiency of Assets

.

(o) The Transferred Assets and the assets, properties and rights of the Transferred Entities (after giving effect to the Pre-Closing Restructuring), together with the rights of Purchaser under this Agreement and the Ancillary Agreements, constitute all assets, properties and rights (other than Intellectual Property, which is addressed in Section 4.14) necessary to operate the Business, in all material respects, in the manner and to the extent conducted as of the date of this Agreement and as of the Closing Date except, in each case, for any Overhead and Shared Services and the Seller Policies (other than with respect to insurance proceeds that Purchaser is entitled to receive under Section 6.06).

(p) The Transferred Entities (after giving effect to the Pre-Closing Restructuring) will hold good and valid title to or have valid leases, licenses or rights to use, in all material respects, all of their assets, properties and rights (other than Intellectual Property, which is addressed in Section 4.14) free and clear of any and all Liens, except for Permitted Liens. Seller or a Subsidiary Transferor holds good and valid title to or has valid leases, licenses or rights to use, in all material respects, all assets, properties and rights of the Business (including, for the avoidance of doubt, the Transferred Equity Interests and the Transferred Assets) (other than those referenced in the preceding sentence and Intellectual Property, which are addressed in Section 4.14) free and clear of all Liens, except for Permitted Liens.

Real Property

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(q) Section 4.08(a) of the Seller Disclosure Letter contains a true, correct and complete list, as of the date hereof, (including the date and name of the parties and the street address) of all leases, subleases, licenses, concessions, ground leases and other agreements (written or oral) used or held for use primarily in the operation or conduct of the Business (“Real Property Leases”; and the real property leased, subleased or licensed thereunder, the “Leased Real Property”). Seller has delivered to Purchaser a true and complete copy of each Real Property Lease and any material ancillary agreement to each such Real Property Lease. Subject to the circumstances described in the proviso to the following sentence, each of the Real Property Leases is legal, valid, binding and in full force and effect in all material respects and is enforceable in accordance with its terms against Seller or its Subsidiaries and, to the Knowledge of Seller, each other party thereto. Neither Seller’s nor any of its Subsidiaries’ possession and quiet enjoyment of the Leased Real Property under any Real Property Lease has been disturbed in any material respect, and to Seller’s Knowledge, there are no material disputes with respect to any Real Property Lease. Neither Seller or any of its Subsidiaries nor, to the Knowledge of Seller, any other party to any Real Property Lease is in material breach or material default under any Real Property Lease, and no event or condition has occurred that constitutes or would constitute (with or without notice or lapse of time or both), a material breach or material default on the part of Seller or any of its Subsidiaries, or to Seller’s Knowledge, any other party to such Real Property Lease, nor has Seller or any of its Subsidiaries received any notice of any such material breach or material default, event or condition; provided, that, for purposes of this sentence, it shall not be a material default with respect to any such Real Property Lease if such Real Property Lease is not in effect on the Closing Date because (x) its term has ended pursuant to the terms thereof or (y) the other party under such Real Property Lease has terminated such Real Property Lease for any reason other than a default by Seller or any of its Subsidiaries thereunder. Neither Seller nor any of its Subsidiaries has subleased, licensed or otherwise granted any Person the right to use or occupy any Leased Real Property or any portion thereof. Neither Seller nor any of its Subsidiaries has collaterally assigned or granted any other security interest in such Real Property Lease or any interest therein.

(r) Section 4.08(b) of the Seller Disclosure Letter sets forth the street address of all real property that is both (i) owned by Seller and its Subsidiaries and (ii) used or held for use primarily in the operation or conduct of the Business (Seller’s fee simple interest therein together with all buildings, improvements and structures thereon, the “Owned Real Property” and together with the Leased Real Property, the “Real Property”). Seller or one of its Subsidiaries owns the Owned Real Property in fee simple and has good and marketable title to such Owned Real Property subject to no Liens except for Permitted Liens. There are no outstanding options, rights of first offer or rights of first refusal to purchase such Owned Real Property or any portion thereof or interest therein. For purposes of this Section, “used or held for use primarily in the operation or conduct of the Business” does not include real property that is, or real property that has, a building, improvement or structure thereon that is, closed or otherwise no longer actively involved in Business, including real property where Seller’s involvement and obligations are limited to closure or remediation.

(s) To Seller’s Knowledge, all Improvements owned, leased, licensed or otherwise occupied by Seller or any of its Subsidiaries located on the Real Property are in reasonable working order and repair in all material respects and are and suitable for the purpose for which they are currently used and sufficient for the operation of the Business as currently conducted. Except as would not reasonably be expected to have a Material Adverse Effect, (i) no condemnation, rezoning, dedication or expropriation proceeding is pending or, to Seller’s Knowledge, threatened against the Real Property or the Improvements and (ii) to Seller’s Knowledge, there are no structural deficiencies or latent defects affecting any of the Improvements and, to Seller’s Knowledge, there are no facts or conditions affecting any of the Improvements which would, individually or in the aggregate, interfere in any material respect with the use or occupancy of the Improvements or any portion thereof in the operation of the business as currently conducted.

(t) Except as would not reasonably be expected to have a Material Adverse Effect, all Improvements owned, leased, licensed or otherwise occupied by Seller or any of its Subsidiaries located on the Real Property are in a state of good working order and repair and are and suitable for the purpose for which they are currently used and sufficient for the operation of the business as currently conducted.

(u) Except for Permitted Liens, there are no actual, pending or, to the Knowledge of Seller, threatened condemnation or eminent domain proceedings, planned public improvements, annexation, special assessments, zoning or subdivision changes, or other adverse claims affecting any Real Property or any part thereof, and neither Seller or any of its Subsidiaries has received any written notice of the intention of any Governmental Authority or other Person to take or use all or any part thereof. Except as set forth on Section 4.08(e) of the Seller Disclosure Letter and except for Permitted Liens, there are no agreements granting any Person other than Seller or any of its Subsidiaries the right to use or occupy any material portion of the Real Property.

(v) With respect to the Business, neither Seller nor any of its Subsidiaries is party to or bound by any Contract or option to purchase or sell any real property or interest therein.
Seller’s Employee Benefit Plans

. Each Business Benefit Plan (including, for the avoidance of doubt, each International Benefit Plan) or portion of either thereof, that (i) is sponsored or maintained by a Transferred Entity, (ii) Purchaser or any of its Affiliates has agreed to assume pursuant to this Agreement (including any Transferred Pension Plans) or (iii) Purchaser or any of its Affiliates is required to assume under applicable Law in connection with this Agreement is referred to herein as an “Assumed Benefit Plan.” Section 4.09-1 of the Seller Disclosure Letter contains (1) a list, as of the date of this Agreement, of each material Assumed Benefit Plan (other than the Deferred Transfer Employee Benefit Plans), (2) a list, as of the date of this Agreement, of each material Business Benefit Plan and (3) a copy of each standard form of employment agreement or consulting agreement outside the United States that applies to any Employee; provided,  however, that Seller shall only be required to schedule such Employment Agreements for Employees with an annual salary in excess of $250,000. With respect to each Assumed Benefit Plan required to be set forth on Section 4.09-1 of the Seller Disclosure Letter, Seller has made available to Purchaser complete and correct copies of each such Assumed Benefit Plan and all amendments thereto as of the date of this Agreement, (or, with respect to any unwritten plan, a summary of the terms thereof), and, to the extent applicable, (A) any related trust agreement or other funding instrument, (B) the most recent summary plan description for each such Assumed Benefit Plan for which a summary plan description is required by applicable Law, and if a summary plan description is not required, then any written plan description, summary or informational statement relating to such Assumed Benefit Plan that is available to participants of such Assumed Benefit Plan, (C) for the most recent plan year for which such information is available, with respect to each such Assumed Benefit Plan, all audited financial statements, actuarial valuation reports, and material correspondence (including annual filings) with any Governmental Authority, and (D) the most recent determination or opinion letter, if any, issued by the IRS with respect to any such Assumed Benefit Plan intended to be qualified under Section 401(a) of the Code, or with respect to any International Benefit Plan, documentation or information, if any, evidencing qualification for favorable Tax treatment under the applicable Laws of any jurisdiction. With respect to each Business Benefit Plan that is not an Assumed Benefit Plan and that is required to be listed on Section 4.09-1 of the Seller Disclosure Letter, Seller has made available to Purchaser the most recent summary plan description. Except as disclosed in Section 4.09-2 of the Seller Disclosure Letter:

(w) Each Assumed Benefit Plan has been operated in all material respects in compliance with all applicable Laws and each Assumed Benefit Plan has been administered in all material respects in accordance with its terms, except as would not reasonably be expected to result in a material Liability to Purchaser.

(x) There is no Action pending (other than routine qualification or registration determination filings), or to Seller’s Knowledge, threatened, with respect to any Assumed Benefit Plan before any 45

Governmental Authority and, to Seller’s Knowledge, no investigation is pending or has been threatened, except for such Actions or investigations that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect.

(y) Other than claims by Former Business Employees or Employees or beneficiaries for benefits received in the ordinary course under an Assumed Benefit Plan, neither Seller nor any of its Subsidiaries has, nor to Seller’s Knowledge has any other Person or body that has responsibility for administering an Assumed Benefit Plan, received written or oral notice of any pending or threatened claim under an Assumed Benefit Plan made by any Former Business Employee or Employee or beneficiary who is eligible to participate therein, that would reasonably be expected to be material to the Business, taken as a whole.

(z) No Assumed Benefit Plan, other than the Transferred Pension Plans, is any of the following: (i) a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA)); (ii) a single employer plan (within the meaning of Section 4001(a)(15) of ERISA) for which Seller or any of its Subsidiaries has or could incur any Liabilities under Section 4063 or 4064 of ERISA or under other applicable Law; (iii) a plan that is subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code; (iv) a defined benefit pension plan; or (v) a “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA), and in each case, none of the Transferred Entities or any of their Subsidiaries had or has any Liabilities in respect of, any multiemployer plan (within the meaning of Section 4001(a)(3) of ERISA).

(aa) Each Assumed Benefit Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) that is subject to Section 409A of the Code has been maintained and operated in all material respects in compliance with Section 409A of the Code, except as would not reasonably be expected to result in a material Liability to Purchaser.

(bb) No Assumed Benefit Plan provides for any post-employment health, medical, disability, life insurance or any other welfare benefits for any Former Business Employees, Employees, directors, other service providers or any other individuals except as (i) required by Section 4980B of the Code, Part 6 of Title I of ERISA, similar applicable state Law or other applicable Law, (ii) required by Law No. 9,656/1998 and Normative Resolution No. 279/2011, applicable to Brazil, or (iii) may be required under applicable Laws.

(cc) If Purchaser complies with its obligations to make offers of employment to the Employees who are required to receive offers of employment pursuant to Section 7.01(a) (for purposes of this Section 4.09(g), the “Offered Employees”) in accordance with Section 7.01, neither the execution and delivery of this Agreement or the Ancillary Agreements nor the consummation of the transactions contemplated hereby or thereby shall (i) cause any payment (including severance, change in control or otherwise) to become due to any Offered Employee under any Business Benefit Plan or Employment Agreement (ii) except as otherwise provided in Article VII, require or be construed to require Purchaser or any of its Affiliates to provide any Tax gross-up or severance to any Offered Employee or any such employee’s dependent or beneficiary, (iii) materially increase any benefits otherwise payable under any Business Benefit Plan or Employment Agreement; or (iv) result in the acceleration of time of payment or vesting of any such benefits under any Business Benefit Plan or Employment Agreement except, in the case of the foregoing for any payments or benefits for which Seller or any of its Subsidiaries (other than any Transferred Entities) shall be solely liable; provided that nothing herein shall be intended to address the consequences of any actions taken by Purchaser or its Affiliates in respect of Transferred Employees under any Assumed Benefit Plan following the Closing Date.

(dd) With respect to each Assumed Benefit Plan maintained outside the jurisdiction of the United States, (i) all material employer and employee contributions required by applicable Law or by the terms of such plan have been made, or, if applicable, accrued in accordance with normal accounting practices, and (ii) each such plan required to be registered has been registered and has been maintained in good standing with applicable Governmental Authorities.

(ee) No U.K. Transferred Employee has an entitlement to past or future pension benefits other than “money purchase benefits”, as defined in section 181 of the U.K. Pension Schemes Act 1993 (“Money Purchase Benefits”) as a result of employment with the Transferred Entities and the Transferred Entities do not, and have never at any time, sponsored or contributed, and are not, and have never at any time been, required to sponsor or contribute to any U.K. pension arrangement other than the U.K. Pension Scheme.

Employees and Labor Relations

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(ff) (i) No Employee is represented by a labor union, works council, or similar employee-representative body (collectively, a “Labor Organization”) in connection with his or her employment with the Business, (ii) no Labor Organization is certified or recognized as a representative of any Employee, and neither Seller nor any of its Subsidiaries is a party to, bound by, or has any obligation under any labor agreement, collective bargaining agreement or any similar agreements or arrangements with any Labor Organization pertaining to or which determines the terms or conditions of employment of any Employee (collectively, “Labor Contracts”), (iii) to Seller’s Knowledge, there are no pending or threatened, and neither Seller nor any of its Subsidiaries has experienced since September 30, 2014, representation campaigns, elections or proceedings concerning union representation involving any Employee or activities or efforts of any Labor Organization to organize any Employee, (iv) there are no pending or, to Seller’s Knowledge, threatened, and neither Seller nor any of its Subsidiaries has experienced since September 30, 2014, picketing, strikes, concerted refusal to work overtime, slowdowns, work stoppages, lock-outs, or similar material labor disruptions by or with respect to any Employee or any representatives thereof with respect to the Business, (v) since September 30, 2014, neither Seller nor any of its Subsidiaries has engaged in, admitted committing or been held by any Governmental Authority to have committed, any material unfair labor practice under the National Labor Relations Act, as amended, or any similar local, state or foreign Law, in respect of any Employee or the Business, (vi) there are no material employment-related controversies, claims, unfair labor practice charges, grievances or arbitrations pending or, to Seller’s Knowledge, threatened with respect to the Business, between Seller or any of its Subsidiaries, on the one hand, and any of the Employees, any representative thereof or any Governmental Authority on the other hand, (vii) to Seller’s Knowledge, all Employees are legally authorized to work in the country where they are located, (viii) except as would not result in material Liabilities for the Business, since September 30, 2014, all Employees have been properly classified as exempt or non-exempt under the FLSA and compensated for all time worked in accordance with all applicable Laws, including all applicable laws relating to the payment of minimum wages and overtime pay and (ix) except as would not result in material Liabilities for the Business, all individuals who have provided services to the Business since September 30, 2014 as consultants, independent contractors, leased employees or in a similar non-employee capacity have been properly classified and compensated as non-employees for purposes of all applicable Laws. Seller has provided to Purchaser true, correct and complete copies of each Labor Contract listed in Section 4.10(a) of the Seller Disclosure Letter, except each such Labor Contract that applies on a regional, national, or industry- or sector-wide basis.

(gg) With respect to Employees, Seller and each of its Subsidiaries are and at all times since September 30, 2014 have been in compliance in all material respects with all applicable Laws, Contracts, policies, plans and programs relating to employment and employment practices, including those relating to wages, hours, collective bargaining, unemployment insurance, workers’ compensation, equal employment opportunity, discrimination, harassment and retaliation, affirmative action, family and medical leave, the payment, reporting and withholding of Taxes, immigration, the employment of non-citizen workers in the Business, background checks, plant closings and mass layoffs and occupational safety and health (“Employment Matters”). There are no pending, or, to Seller’s Knowledge, threatened, material Actions or, to Seller’s Knowledge, investigations or examinations, or material outstanding Governmental Orders, relating to Employment Matters with respect to the Business.

(hh) Neither Seller nor any of its Subsidiaries has, during the 90-day period preceding the date hereof, effectuated a “plant closing” or a “mass lay-off” (as such terms are defined in the WARN Act, in either case affecting any site of employment or facility of Seller or any of its Subsidiaries relating to the Business, and no such “plant closing” or “mass lay-off” is currently planned or anticipated. Section 4.10(c) of the Seller Disclosure Letter sets forth, as of the Closing Date, a list of each Former Business Employee who has been terminated involuntarily within the ninety (90) day period prior to the Closing Date, together with such Former Business Employee’s work location.

(ii) To the extent permitted by applicable Law, Seller has made available to Purchaser a correct and complete list of (i) all Employees, specifying each Employee’s employer, position, date of hire, work location, classification by entity as exempt or non-exempt under the FLSA (with respect to U.S. Employees), status as full-time or part-time, status as active or on leave (with respect to U.S. Employees), annual base salary or hourly rate of pay (as applicable), and target incentive compensation respectively, (ii) all individuals who are directly engaged by Seller or one of its Affiliates to provide services to the Business as independent contractors with annual compensation that is reasonably expected to exceed $250,000, specifying as to each such individual the nature of services provided, date of commencement of services, work location, and annual compensation paid to such individual for services provided to the Business, and (iii) a list of each Employee who has requested FMLA leave to begin after the Closing, the amount of any such FMLA leave utilized by each such Employee during the current year, and a description of the leave requested, and Seller shall update this list within thirty (30) days of the Anticipated Closing Date.

(jj) Seller has provided to Purchaser correct and complete copies of each template Employment Agreement used in the Business, and each Employment Agreement related to the Business that provides for an annual base salary or compensation in excess of $250,000. There is no material existing default or breach by Seller or any Subsidiary, as applicable, under any material Employment Agreement. Except as set forth on Section 4.10(e) of the Seller Disclosure Letter, if Purchaser complies with its obligations to make offers of employment to the Offered Employees in accordance with Section 7.01, neither the execution and delivery of this Agreement or the Ancillary Agreements nor the consummation of the transactions contemplated hereby or thereby shall cause any payment (including severance, change in control or otherwise) to become due to any Offered Employee under any Assumed Business Benefit Plan or Employment Agreement.

Environmental Matters

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(kk) In connection with the Business, Seller and its Subsidiaries, in the aggregate, hold all material Permits that are required to be obtained by the Business under Environmental Laws (“Environmental Permits”) in connection with the ownership, occupancy or use of the Real Property or the operation of the Business as currently conducted, except where the failure to hold such Permits, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect.

(ll) The operations of the Business (and each of Seller and its Subsidiaries, in respect of the Business) is and since September 30, 2014 has been in compliance with: (A) all terms and conditions of all Environmental Permits; (B) all Environmental Laws, which compliance includes obtaining, maintaining in good standing and complying with all Environmental Permits necessary to operate the Business; and (C) all Governmental Orders and settlement agreements that bind the Business and were issued, entered, promulgated or approved under Environmental Laws, in each case except for such noncompliance that, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect.

(mm) With respect to the Business, as of the date hereof, there is no Action pending or, to Seller’s knowledge, threatened against Seller or any of its Subsidiaries (A) relating to the Release of Hazardous Material or the presence of any Hazardous Material at any location or under any Environmental Laws or (B) to revoke, modify or terminate any Environmental Permit other than Actions that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect. Since September 30, 2014 until the date of this Agreement, except as is not and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, no written claim has been received by any of Seller and its Subsidiaries with respect to the Business or the Transferred Assets alleging that any such Person may be in violation of any Environmental Law or any Environmental Permit or may have any liability under any Environmental Law.

(nn) There has been no Release, including any threatened Release, of any Hazardous Material in, on or from any Real Property or at any other location, in each case for which the Business (or Seller or any of its Subsidiaries with respect to the Business) may have liability under Environmental Law, and all underground and above-ground storage tanks operated by the Business (or Seller or any of its Subsidiaries with respect to the Business) located on any Real Property have, since September 30, 2014, been used and maintained in compliance with all Environmental Laws (and, to Seller’s Knowledge, all underground and above-ground storage tanks located on the Real Property are operated by the Business, or by Seller or any of its Subsidiaries with respect to the Business), in each case except for such liability, noncompliance or tanks that, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect.

(oo) To Seller’s Knowledge, (i) no Real Property or any location where waste generated in connection with the Business was disposed is listed or is proposed for listing on the National Priorities List pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, or on any similar local, state or foreign list of sites requiring investigation or Remedial Action; and (ii) with respect to the Business, no Lien has been filed against either the personal or real property of Seller or any of its Subsidiaries under any Environmental Law, in each case except for listings, proposed listings or Liens the subject matter of which, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect.

(pp) Seller has provided to Purchaser all material environmental audits prepared since September 30, 2014, and to Seller’s Knowledge, all Phase I and II environmental assessments related to the environment, in each case that (i) have been performed with respect to the Transferred Assets and (ii) are in the possession of Seller or reasonably controlled by it.

(qq) Neither Seller nor any of its Subsidiaries with respect to the Business or the Transferred Assets is the subject of any material outstanding written Governmental Order respecting (i) Environmental Laws, (ii) Remedial Action or (iii) any Release or threatened Release of a Hazardous Material.

(rr) As of the date hereof, there are no (i) pending investigations for which Seller has received notification or (ii) to Seller’s Knowledge threatened investigations of the Business, the Transferred Assets or the Transferred Entities, or currently or previously owned, operated or leased property of Seller or any of its Subsidiaries used in the operation of the Business for which Seller has received notification, in each case of (i) and (ii) which would reasonably be expected to lead to the imposition on the Business, the Transferred Entities, Purchaser or any of its Affiliates of any Environmental Costs and Liabilities or Liens under Environmental Law, other than such costs, Liabilities and Liens that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect.

Contracts

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(ss) Section 4.12(a) of the Seller Disclosure Letter contains a list (or, as applicable, contains a cross-reference to another Section of the Seller Disclosure Letter that lists), organized according to each subsection of this Section 4.12(a) which applies to such Contract, of each of the following Transferred Contracts (other than Real Property Leases, Benefit Plans or Employment Agreements) (the contracts listed on Section 4.12(a) of the Seller Disclosure Letter together with contracts of the type described in subclauses (i)-(xiv) entered into after the date hereof and prior to the Closing Date are collectively referred to herein as the “Material Contracts”):

(i) any Contract that is required by its terms or is currently expected to result in the payment or receipt by the Business of more than $1,000,000 in the current fiscal year or in any one-year period over its remaining term, other than purchase orders entered into in the ordinary course of business consistent with past practice;

(ii) any Contract entered into with (x) an Affiliate, officer or director of Seller or any of its Subsidiaries or of any Transferred Entity or (y) any entity controlled by an officer or director of Seller or any of its Subsidiaries or of any Transferred Entity;

(iii) any Contract that restricts the Business from competing with any Person or engaging in any line of business or activity in any geographic region in which the Business operates, other than any such restrictions that are not and would not reasonably be expected to be material to the Business, taken as a whole;

(iv) any Contract entered into with the customers or suppliers of the Business listed on Section 4.17 and 4.18 of the Seller Disclosure Letter pursuant to which the Business has granted exclusive rights to such Person;

(v) all Contracts pursuant to which Seller, its Subsidiaries or any Transferred Entity receives or grants a license to material Intellectual Property from or to any other Person (other than licenses and subscriptions for Software obtained from a third party (A) on general commercial terms and that continues to be widely available on such commercial terms), (B) that is not distributed with or incorporated in any Product, (C) that is used for business infrastructure or other internal purposes and (D) was licensed for fixed payments of less than fifty thousand dollars ($50,000) in the aggregate or annual payments of less than fifty thousand dollars ($50,000) per year) (each, an “IP License”);

(vi) any joint venture, limited liability company or partnership Contract with any third-party involving a sharing of profits, revenue or expenses;

(vii) any Contract evidencing an outstanding loan, advance or investment by the Business to or in any Person, or guarantee by the Business of the obligations of any Person in respect of any Liability of such Person, including letters of credit and surety bonds, other than Contracts that will be terminated pursuant to and in accordance with Section 6.07(b);

(viii) any Contract to make capital expenditures in excess of $1,000,000;
(ix) any Contract providing for the grant to any third-party of any right of first refusal or other similar rights to purchase any of the Business’ assets, properties or businesses;

(x) any Contract entered into with the customers or suppliers of the Business listed on Section 4.17 and 4.18 of the Seller Disclosure Letter and containing any requirement to grant “most favored nation” pricing and terms in favor of such Person;

(xi) any Contract providing for on-going indemnification obligations as of the date of this Agreement by the Business other than in respect of the performance of its obligations under Contracts or other arrangements to which it is a party for goods or services furnished by or to it, except for any such agreement under which the aggregate remaining liability of the Business for indemnification obligations thereunder does not exceed, in the absence of the breach of the Business’ other covenants and agreements under such agreement, $500,000;

(xii) any Contracts entered into with the customers or suppliers of the Business listed on Section 4.17 and 4.18 of the Seller Disclosure Letter that require the Business to purchase its total requirements of any product or service from such Person that contain “take or pay” provisions or that contain minimum purchase requirements; and

(xiii) any Contract which involves the sale, transfer or acquisition of any business to or by any third party that was entered into since September 30, 2014 and that contains any material continuing obligations of Seller or any of its Subsidiaries.

(tt) Section 4.12(b) of the Seller Disclosure Letter sets forth a complete and correct list, as of the date hereof, of each Contract pursuant to which Seller or any of its Subsidiaries (other than a Transferred Entity) is a party that is not a Transferred Contract but pursuant to which the Business obtains any material services, assets or benefits other than the Overhead and Shared Services, the Seller Policies and those Contracts entered into in connection with, as contemplated by or otherwise related to the Overhead and Shared Services or Business Benefit Plans (collectively, the “Shared Contracts”).

(uu) Except for terminations in accordance with the terms of such Material Contracts after the date hereof, each Material Contract is a legal, valid and binding obligation of Seller or one of its Subsidiaries, enforceable against such Person in accordance with its terms and, to Seller’s Knowledge, each other party thereto, and is in full force and effect subject in all cases to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at Law, except for such failures to be a legal, valid and binding obligation, enforceable, or in full force and effect that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect. Seller has made available to Purchaser a complete and correct copy of each written Material Contract, in each case, as amended, supplemented or otherwise modified through (and including) the date of this Agreement.

(vv) As of the date hereof, none of Seller, any Subsidiary of Seller, or to Seller’s Knowledge, any other party to any Material Contract has exercised any termination rights or indicated to Seller either orally or in writing such party’s intent to terminate such Material Contract, in each case other than any termination at the end of such Material Contract’s term in accordance with its terms.

(ww) Neither Seller nor any of its Subsidiaries is in breach or default under any Material Contract and, to the Knowledge of Seller, no other party to any such Material Contract is in breach or default thereunder, and to Seller’s Knowledge no event or condition has occurred and is continuing that constitutes or would constitute (with or without notice or lapse of time or both), a breach or default on the part of Seller or any of its Subsidiaries, or any other party to such Material Contract, nor has Seller or any of its Subsidiaries received any notice of any such breach, default, event or condition, except, in each case, for any such breach, default, event or condition that individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect.

Brokers or Finders

. No agent, broker, investment banker or other Person is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee from Seller or its Affiliates (including the Transferred Entities) in connection with the transactions contemplated by this Agreement and the Ancillary Agreements, except RBC Capital Markets, whose fees, costs and expenses will be paid by Seller.

Intellectual Property

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(xx) Except for any Intellectual Property used for Overhead and Shared Services, the Acquired Intellectual Property, includes all Intellectual Property of Seller and its Subsidiaries necessary to operate the Business in the manner and to the extent conducted as of the date of this Agreement and as of the Closing

Date (subject to (i) Section 6.07 and Section 6.08, and (ii) the terms governing any Intellectual Property otherwise licensed from Seller to Purchaser under the Transaction Documents). Other than the Seller Licensed IP, the Intellectual Property listed on Section 1.01(c) of the Seller Disclosure Letter, the Excluded Assets, all Intellectual Property used, held for use or necessary for use in the Business in the manner and to the extent currently conducted is either (i) (A) owned by a Transferred Entity or (B) a Transferred Asset owned by Seller or its Subsidiaries (“Owned Intellectual Property”), or (ii) is used by a Transferred Entity pursuant to a valid written Contract (“Licensed Intellectual Property”). All Intellectual Property licensed to Purchaser or the Transferred Entities pursuant to Section 6.08(a) (together with any other Intellectual Property licensed from Seller to Purchaser under the Transaction Documents, the “Seller Licensed IP”) is either owned by Seller or its Subsidiaries or is used and available for a grant of license or sublicense to another Person by either Seller or its Subsidiaries pursuant to a valid written Contract. Section 4.14(a) of the Seller Disclosure Letter sets forth a correct and complete list of all Owned Intellectual Property that is registered, issued or the subject of a pending application (collectively, the “Registered Intellectual Property”) showing in each case the registered or other owner, filing date, date of issuance, expiration date, jurisdiction and registration or application number, if any. The Registered Intellectual Property is subsisting and enforceable and, to Seller’s Knowledge, (other than patent applications) is valid. The Registered Intellectual Property is currently in compliance with any and all formal legal requirements necessary to maintain the validity and enforceability thereof. Subject to (i) Section 6.07 and Section 6.08, and (ii) the terms governing any Intellectual Property otherwise licensed from Seller to Purchaser under the Transaction Documents, upon the Closing Date, Purchaser, its designated Affiliates and the Transferred Entities (as applicable) will continue to have the right to use all Acquired Intellectual Property on substantially similar terms and conditions as Seller and its Subsidiaries enjoyed immediately prior to the Closing (except for any restriction binding upon Purchaser or its pre-Closing Affiliates, including their granting of any Lien in any Acquired Intellectual Property).

(yy) Seller and its Subsidiaries together hold all rights, title and interest to the Acquired Intellectual Property free and clear of any and all Liens, except for Permitted Liens.

(zz) The operation of the Business in the manner and to the extent currently conducted by Seller and its Subsidiaries does not infringe, misappropriate or otherwise violate the Intellectual Property of any Person; there are no Actions pending or, to Seller’s Knowledge, threatened in writing, that other than as set forth on Section 4.14(c)(i) of the Seller Disclosure Letter, allege the operation of the Business infringes, misappropriates or is otherwise in violation of any Intellectual Property of any Person or other than as set forth on Section 4.14(c)(ii) of the Seller Disclosure Letter, challenge the validity, enforceability or ownership of or licensed rights under any Acquired Intellectual Property, except in connection with any ordinary course administrative proceeding before or by any Governmental Authority in connection with a pending application. To Seller’s Knowledge, no rights in any Acquired Intellectual Property are being infringed, misappropriated or otherwise violated by any Person.

(aaa) Seller and its Subsidiaries have taken reasonable legal actions to obtain, maintain, enforce or otherwise protect the Acquired Intellectual Property owned by Seller and its Subsidiaries, including making filings and payments of maintenance, renewal or similar fees for registered, issued or pending Acquired Intellectual Property, and have taken reasonable security measures to protect the confidentiality of all trade secrets within the Acquired Intellectual Property. Seller and its Subsidiaries have taken reasonable actions to maintain the validity and enforceability of the Acquired Intellectual Property licensed by Seller and its Subsidiaries to another Person. No current or former Representative of Seller or any of its Subsidiaries has any legal and enforceable right, title, or interest in any Acquired Intellectual Property or has the right to receive or receives a royalty fee or other compensation from Seller or any of its Subsidiaries in connection with the Acquired Intellectual Property.

(bbb) Seller and its Subsidiaries are in material compliance with all applicable Privacy and Information Security Requirements and all applicable contractual obligations regarding the Processing, transmission, storage and protection of Personal Data collected or used in connection with the Business and any applicable privacy policies and notices of Seller and its Subsidiaries (e.g., posted privacy policies; notices provided in connection with the Processing of Personal Data; posted policies or notices concerning the security of Information Technology systems, collectively referred to as “Privacy Policies”); and internal policies and standards concerning the treatment of Personal Data and/or the security of Information Technology systems), and, to Seller’s Knowledge, no Person has gained unauthorized access to or made any unauthorized use of any such Personal Data. Each of Seller and its Subsidiaries has implemented, and has required all third party service providers that are a party to any Privacy Contract to implement, adequate security measures in place to protect Personal Data collected or Processed in connection with the Business that is stored in their Information Technology equipment and other computer systems from unlawful use or access by any third party or any other use by a third party that would violate the applicable Privacy Policy or Privacy Contract (as applicable). The execution, delivery and performance of the Transaction Documents and the consummation of the transactions contemplated thereby do not violate any Privacy and Information Security Requirements, Privacy Contract or any Privacy Policy as it currently exists or as it existed at any time during which any Personal Data was collected or Processed in connection with the Business (to the extent such Privacy Policy still governs the use of such Personal Data). Upon the Closing, Purchaser, its Affiliates or the Transferred Entities will own all such Personal Data and continue to have the right to use such Personal Data on substantially similar terms and conditions as Seller and its Subsidiaries enjoyed immediately prior to the Closing, subject to Purchaser’s compliance with applicable Law and except for any restrictions binding upon Purchaser or its pre-Closing Affiliates (including their granting of any Lien relating thereto). No Actions are pending or, to the Knowledge of Seller, threatened against Seller or its Subsidiaries relating to the collection or Processing of Personal Data in connection with the Business.

(ccc) Seller and its Subsidiaries have not received any, and to the Knowledge of Seller, there has not been any Action (whether formal or informal) against, Seller, its Subsidiaries, or any customers of Seller or its Subsidiaries (in the case of customers, to the extent relating to the Business), by any private party or any regulatory or other governmental body or official, foreign or domestic, regarding the Processing of Personal Data, and no such Action has been threatened in writing against Seller or its Subsidiaries. To the Knowledge of Seller, no facts or circumstances exist that could reasonably be expected to give rise to such an Action insofar as such Action relates to Seller or its Subsidiaries. The Privacy Policies do not require the delivery of any notice to or consent from any Person, or prohibit the transfer of any Personal Data collected and in the possession or control of Seller or its Subsidiaries, in connection with the execution, delivery, or performance of this Agreement or the consummation of any of the transactions contemplated by this Agreement.

(ddd) Each employee and agent of Seller and its Subsidiaries performing work as part of the Business has received training regarding information security that is relevant to each such employee’s or agent’s role and responsibility within the Business. Seller and its Subsidiaries have deployed industry standard encryption or other appropriate security strategies on all portable devices and information systems containing either Personal Data or confidential information of Seller or such Subsidiary.

(eee) Each of Seller and its Subsidiaries is using reasonable efforts in prosecuting all patent applications and all other Intellectual Property applications to register Intellectual Property it has filed which are included in the Acquired Intellectual Property consistent with Seller’s and its Subsidiaries’ past practices. Each of Seller and its Subsidiaries is using reasonable efforts in preparing to file patent and other Intellectual Property applications for all inventions in a manner and within a sufficient time period to avoid statutory disqualification of any potential patent or other Intellectual Property application included in the Acquired Intellectual Property consistent with Seller’s and its Subsidiaries’ past practices but, in any event, only in instances where Seller or one of its Subsidiaries has determined that it wishes to attempt to seek patent protection. To Seller’s Knowledge, all prior art material to the patentability of the claims in any issued or applied-for patents included in the Acquired Intellectual Property is, to the extent required under applicable Law, disclosed or otherwise cited during prosecution in the respective issued patents, applications or associated file histories thereof included in the Acquired Intellectual Property, and, to Seller’s Knowledge, there is no other material prior art with respect thereto that was not disclosed in accordance with applicable Law.

(fff) Section 4.14(i) of the Seller Disclosure Letter sets forth a true, correct and complete list of all material Software constituting Owned Intellectual Property that is necessary, used or held for use in the operation of the Business (“Material Software”). All Material Software that is owned by a Transferred Entity, included in the Transferred Assets, or services to be provided pursuant to the Transition Services Agreement (A) performs in material conformance with its documentation; (B) is free from any material defect; and (C) does not contain any Malicious Code designed to permit unauthorized access or to disable or otherwise harm any computer, systems or Software, or any Software routine designed to disable a computer program automatically with the passage of time or under the positive control of a person other than an authorized licensee or owner of such Software. Except for any Information Technology used for Overhead and Shared Services or to be provided pursuant to the Transition Services Agreement, the Information Technology transferred to Purchaser under this Agreement and the Information Technology owned, controlled, licensed, leased, used or subscribed to by the Transferred Entities as of the Closing Date (collectively, the “Transferred Information Technology”), includes all Information Technology necessary to operate the Business in the manner and to the extent currently conducted. The Transferred Information Technology is adequate for, and operates and performs in all material respects as required in connection with, the operation of the Business as currently conducted. Since September 30, 2014, to Seller’s Knowledge, none of the Transferred Entities has had a material unauthorized breach of or access to the Transferred Information Technology.

(ggg) Seller is in compliance with the terms and conditions of all licenses for any FOSS used in or distributed with any Acquired Intellectual Property in all material respects. Seller has not (A) incorporated FOSS into, or combined FOSS with, any Acquired Intellectual Property, (B) distributed FOSS in conjunction with any Acquired Intellectual Property, or (C) used FOSS in such a way that, with respect to this Section 4.14(j), creates, or purports to create obligations for the Transferred Entities with respect to any Acquired Intellectual Property, or grants, or purports to grant, to any third party any rights or immunities under any Acquired Intellectual Property (including but not limited to using any FOSS that requires, as a condition of use, modification and/or distribution of such FOSS, such that other Software incorporated into, derived from or distributed with such FOSS must be (1) disclosed or distributed in source code form, (2) be licensed for the purpose of making derivative works or (3) be redistributable at no charge). Section 4.14(i) of the Seller Disclosure Letter sets forth a true, correct and complete list of all Software constituting FOSS incorporated into, combined with, linked to, used with, or distributed with any of the Products, and the corresponding FOSS license applicable thereto.

(hhh) The source code for all Material Software is and has been maintained in confidence. Consummation of the transactions contemplated hereby shall not trigger any requirement or obligation for Seller or any of its Subsidiaries to release source code for Material Software from a source code escrow to a third party or otherwise provide or license such source code to a third party.

(iii) All Transferred Information Technology, and Seller’s and the Transferred Subsidiaries’ related procedures and practices, are designed, implemented, operated and maintained in accordance with customary industry standards and practices for entities operating businesses similar to the Business, including with the respect to redundancy, reliability, scalability and security. Without limiting the foregoing, (a) Seller and its Subsidiaries have taken reasonable steps and implemented reasonable procedures to ensure that its Information Technology is free from Malicious Code, and (b) Seller and its Subsidiaries have in effect industry standard disaster recovery plans, procedures and facilities for its business and has taken all reasonable steps to safeguard the security and the integrity of its Information Technology, in each case including in accordance with all applicable Privacy and Information Security Requirements and Privacy Policies. There has been no failure or other material substandard performance of any Information Technology of Seller and its Subsidiaries which has caused any material disruption to the Business. Neither Seller nor any of the Transferred Subsidiaries, nor any Transferred Information Technology, have suffered any material data loss, business interruption, or other harm as a result of, any Malicious Code intentionally designed to permit (i) unauthorized access to a computer or network, (ii) unauthorized disablement or erasure of Software, hardware or data, or (iii) any other similar type of unauthorized activities. To Seller’s Knowledge, there have been no unauthorized intrusions or breaches of the security with respect to any of the Transferred Information Technology. Seller and its Subsidiaries have implemented any and all security patches or upgrades that are generally available for the Transferred Information Technology.

(jjj) Upon the Closing, Purchaser, its designated Affiliates and the Transferred Entities (as applicable) will continue to have the right to use all VARTA Trademarks on substantially similar terms and conditions as the Business enjoyed immediately prior to the Closing. “VARTA Trademarks” as used in preceding sentence shall mean, any and all Trademarks to which Seller and its Affiliates have a right to use pursuant to the Trademark and Domain Names Protection and Delimitation Agreement dated October 1, 2002 and any all supplements, amendments, consents, modifications, and other changes thereto.

Taxes

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(kkk) (i) All material Tax Returns required to be filed by the Transferred Entities, and with respect to the Transferred Assets, have been filed in a timely manner (taking into account all extensions of due dates), (ii) such Tax Returns are correct and complete in all material respects, and (iii) all material Taxes due and owing by any Transferred Entity or with respect to any of the Transferred Assets (whether or not shown on such Tax Returns) have been paid when due.

(lll) There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, material Taxes due from, the Transferred Entities and no request for any such waiver or extension is currently pending, other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course.

(mmm) (i) There is no ongoing dispute with any Governmental Authority concerning any material amount of Taxes of (A) Seller or any Subsidiary Transferor that may result in Liens for Taxes upon any of the Transferred Assets or Transferred Equity Interests or (B) a Transferred Entity, (ii) no audit or other proceeding by any Governmental Authority is pending or threatened with respect to any material Taxes due from or with respect to the Transferred Entities or the Transferred Assets, and (iii) no claim has been made since September 30, 2012 by any Governmental Authority in a jurisdiction where the Transferred Entities do not file Tax Returns that they are or may be subject to taxation by that jurisdiction.

(nnn) There are no material Liens for Taxes upon or pending against any assets of the Transferred Entities or any of the Transferred Assets other than Permitted Liens.

(ooo) (i) The Transferred Entities have no liability for any material Tax of any Person other than the Transferred Entities, as transferee or successor or by Contract (other than contracts that do not primarily relate to Taxes) and (ii) none of the Transferred Entities is a party to any Tax sharing, allocation or indemnification agreement other than agreements solely among the Transferred Entities (a “Tax Sharing Agreement”).

(ppp) None of the Transferred Entities has participated in any listed transaction within the meaning of Treasury Regulations Section 1.6011-4(b) (or any similar provision of state, local or foreign Tax Law).

(qqq) No Transferred Entity (i) is or has been a member of any affiliated group that filed an affiliated, consolidated, combined or unitary Tax Return (other than a group of which Seller or any of its Affiliates is the common parent), or (ii) has any liability for the Taxes of another Person under Treasury Regulation Section 1.1502-6 (or any comparable provision of applicable Law), other than such liability for the group of which Seller or any of its Affiliates is the common parent.

(rrr) Section 4.15(h) of the Seller Disclosure Letter sets forth the jurisdiction of incorporation or organization, and the U.S. federal income tax classification (e.g., corporation, partnership, disregarded entity), of each Transferred Entity as of the date hereof.

(sss) The Transferred Entities have each deducted and withheld (or caused to be deducted and withheld) all material Taxes required to have been deducted and withheld in connection with amounts paid or owing to any employee, independent contractor, creditor, equity holder or other similar third party and timely remitted such amounts to the applicable Governmental Authority.

(ttt) None of the Transferred Entities has constituted a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of shares intended to qualify for tax-free treatment under Section 355 of the Code in the two (2) years prior to the date of this Agreement.

(uuu) None of the Transferred Entities will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) that begins after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or before the Closing Date, (ii) installment sale or open transaction disposition occurring on or before the Closing Date, (iii) intercompany transaction occurring on or prior to the Closing Date or excess loss account established on or prior to the Closing Date, (iv) prepaid amount received on or prior to the Closing Date, (v) ”closing agreement” within the meaning of Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax Law) executed on or before the Closing Date or (vi) election pursuant to Section 108(i) of the Code (or any similar provision of state, local or foreign Tax Law).

(vvv) No Transferred Entity that is a “controlled foreign corporation” within the meaning of Section 957 of the Code holds, or is treated as holding, assets that constitute United States property within the meaning of Section 956 of the Code.

(www) To the Knowledge of Seller, there are no Tax holidays or other incentives granted by a Governmental Authority to any Transferred Entity that would terminate or be reduced as a result of transactions contemplated by this Agreement.

(xxx) No Transferred Entity has applied for or obtained any binding German tax ruling (verbindliche Auskunft) or similar binding clearance from any German Governmental Authority with respect to Taxes.

(yyy) None of the Transferred Entities are subject to any holding periods stipulated under German Tax Law, in particular resulting from reorganizations under the German Reorganization Tax Act (Umwandlungssteuergesetz).

(zzz) To the Knowledge of Seller, no Transferred Entity has made extraordinary depreciations, amortizations or impairments on assets pursuant to German Tax Law which could be reversed in Post-Closing Tax Periods.

(aaaa) Section 4.09 and this Section 4.15 contain the sole and exclusive representations and warranties relating to the Transferred Entities, Transferred Assets and the Business with respect to Taxes.
Insurance

(i) .  Section 4.16(a) of the Seller Disclosure Letter contains a correct and complete list, as of the date hereof, of all insurance policies owned by the Transferred Entities (the “Transferred Policies”). Section 4.16(b) of the Seller Disclosure Letter contains a correct and complete list, as of the date hereof, of all insurance policies owned by Seller and its Subsidiaries (other than the Transferred Entities) relating to the Business (the “Seller Policies” and together with the Transferred Policies, the “Insurance Policies”). Correct and complete copies of the Insurance Policies have been made available to Purchaser. With respect to each Transferred Policy, as of the date of this Agreement, (a) such Insurance Policy is in full force and effect, (b) all premiums due and payable have been timely paid, (c) none of Seller, its Subsidiaries or the Transferred Entities, as applicable, has reached or exceeded its policy limits for such Insurance Policy, (d) each of Seller, its Subsidiaries and the Transferred Entities, as applicable, is in compliance in all material respects with the terms and conditions of the Insurance Policies, and (e) no written notice of cancellation or termination has been received with respect to any such Insurance Policy (other than in connection with normal renewals or replacements of such Transferred Policy), except for such cancellations or terminations which would not reasonably be expected to be material to the Business, taken as a whole.

Customer Relationships

.  Section 4.17 of the Seller Disclosure Letter lists the names of the twenty (20) largest customers of the Business measured by dollar value for the twelve (12) months ended September 30, 2017, and sets forth opposite the name of each customer the approximate total amount of sales by the Business to such customer during such period. As of the date hereof, no such customer has (a) threatened in writing to terminate or adversely modify in any material respect, or to the Knowledge of Seller, has otherwise threatened to cancel, terminate or adversely modify in any material respect, the relationship of such customer with the Business, or (b) threatened in writing to decrease materially or, to the Knowledge of Seller, has otherwise threatened to decrease materially its purchases from the Business.

Supplier Relationships

.  Section 4.18 of the Seller Disclosure Letter lists, for the twelve (12) months ended September 30, 2017, the names of the twenty (20) largest suppliers of goods and the twenty (20) largest suppliers of services to the Business measured by dollar value and sets forth opposite the name of each supplier the approximate total amount of purchases by the Business from such supplier during such period. As of the date hereof, no such supplier has (a) threatened in writing to terminate or adversely modify in any material respect, or to the Knowledge of Seller, has otherwise threatened to cancel, terminate or adversely modify in any material respect, the relationship of such supplier with the Business, or (b) threatened in writing to decrease materially or, to the Knowledge of Seller, has otherwise threatened to decrease materially its services or supplies to the Business.

Inventory

. (a) All items of Inventory acquired or manufactured by the Business have been acquired or manufactured, sold and maintained in the ordinary course of business consistent with past practice, and (b) in the case of Inventory held by the Business as of the Closing Date, such Inventory will be merchantable or saleable, except for such failures to be merchantable or saleable which in the aggregate are not in excess of Seller’s inventory reserve in respect of the Business included in the most recent financial statements of the Business as of such date.

Products

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(bbbb) Except as is not and would not reasonably be expected to be material to the Business, taken as a whole, as of the date of this Agreement, the Business has no outstanding product warranty claims with respect to its products and no outstanding product warranty obligations outside of any customer Contracts or end-user warranty protections entered into in the ordinary course of business consistent with past practice, in each case other than those arising by operation of Law or in the ordinary course of business consistent with past practice. The warranty expense of the Business has not exceeded $3,000,000 in any of the last three (3) fiscal years prior to the date of this Agreement.

(cccc) Except as is not and would not reasonably be expected to be material to the Business, taken as a whole, as of the date of this Agreement, no Person has asserted or threatened in writing, or to the Knowledge of Seller, otherwise threatened to assert, any Action with respect to product safety, defect, negligence or liability with respect to any Products.

(dddd) Each of the Products are, and since September 30, 2014 have been, in material compliance with all applicable Laws and contractual specifications applicable to such Products, except where the failure to be so in compliance, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect.

(eeee) Since September 30, 2014,  (i) there have been no material defects in the design, construction, manufacturing, production, packaging, or advertising of any of the Products, (ii) the Products have been designed, manufactured and distributed, in each case in compliance in all material respects with applicable Laws, and there are no statements, citations or decisions by any Governmental Authority received by or in the possession of Seller or any of its Subsidiaries that indicate that any Product is unsafe or fails to meet any standards promulgated by such Governmental Authority or any other body and (iii) neither Seller nor any Subsidiary Transferor has recalled any Product (whether voluntary or required by applicable Laws), issued any post-sale warning with respect to any Product, or, prior to the date hereof, received notice of any defect in any Product, any claim of personal injury, death or property or economic damages in connection with any Product, or any claim for injunctive relief in connection with any Product, except for any notice or claim that would not reasonably be expected to be material to the Business.

Affiliate Transactions

. Except as set forth in Section 4.21 of the Seller Disclosure Letter, as of the date of this Agreement, no current or, to the Knowledge of Seller, former director, officer, Employee or Affiliate of Seller or any of its Subsidiaries (a) owns any property, assets, interests and rights, tangible or intangible (including any Intellectual Property), that is material to the conduct of the business of the Business (other than property, assets, interests and rights to be included in the Transferred Assets), (b) has, in the case of a director, officer or an Affiliate of Seller or any of its Subsidiaries, filed or otherwise has any Action against the Business, (c) owes money to, or is owed money by, the Business, (d) is a controlling Affiliate of any customer listed on Section 4.17 of the Seller Disclosure Letter or supplier listed on Section 4.18 of the Seller Disclosure Letter or (e) is a party to or the beneficiary of any Contract with the Business, except in each case for compensation and benefits payable under a Business Benefit Plan or Employment Agreement to officers, Employees or directors in their capacity as such.

Exclusivity of Representations and Warranties

. Except for the representations and warranties contained in Article V, in the Ancillary Agreements and in certificates delivered pursuant to Section 2.06(b)(iv), Seller acknowledges that neither Purchaser nor any other Person (i) is making or has made any representation or warranty (whether express or implied) on behalf of Purchaser, any of its Affiliates or their respective businesses, operations, assets, liabilities, condition (financial or otherwise) or prospects, or any of their respective Representatives in connection with the this Agreement, the Ancillary Agreements or the transactions contemplated hereby or thereby and (ii) except as expressly otherwise provided herein or in the Transaction Documents, will have or be subject to any liability or indemnification obligation to Seller resulting from the delivery, dissemination or any other distribution to Seller or any of its Representatives, or the use by Seller or any of its Representatives, of any materials, documentation estimates, projections, forecasts, forward-looking information, business plans or other oral or other information during the course of due diligence or any auction or negotiation process (including, where applicable, information memoranda, data room materials, projections, estimates, management presentations, budgets and financial data and reports).

Article V REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to Seller:

Organization and Good Standing

. Each of Purchaser and those of Purchaser’s Affiliates that are or will be parties to the Ancillary Agreements (a) is an entity duly organized, validly existing and in good standing (except in any jurisdiction that does not recognize such a concept) under the Laws of the jurisdiction of its organization, (b) has all requisite power and authority to own, lease or otherwise hold or operate its assets and properties and to conduct its business as currently conducted, and (c) is duly qualified or licensed to do business and is in good standing (except in any jurisdiction that does not recognize such a concept) in each jurisdiction in which the nature of its business or the ownership, leasing, holding or operation of its assets and properties and the conduct of its business as currently conducted makes such qualification or licensing necessary, except, in the case of clauses (b) and (c), where the failure to be so qualified, licensed or in good standing, individually or in the aggregate, has not and would not reasonably be expected to materially impair the ability of Purchaser and each of its Affiliates party to the Ancillary Agreements from performing their respective obligations under this Agreement and the Ancillary Agreements, as applicable, or prevent, hinder or materially delay the consummation of any of the transactions contemplated hereby or thereby.

Authority

. Purchaser has all requisite corporate power and authority and full legal capacity to execute and deliver this Agreement and the Ancillary Agreements to which it is, or is specified to be, a party, to fully perform its obligations hereunder and thereunder and to consummate the Acquisition and the other transactions contemplated hereby and thereby. The execution and delivery by Purchaser of this Agreement and the Ancillary Agreements to which it is, or is specified to be, a party and the consummation by Purchaser of the Acquisition and the other transactions contemplated hereby and thereby by each of Purchaser and, if applicable in the case of the Ancillary Agreements, each of Purchaser’s Affiliates that is, or is specified to be, a party thereto, of this Agreement and each Ancillary Agreement to which it is, or is specified to be, a signatory have been duly authorized by all necessary action on the part of Purchaser and, if applicable in the case of the Ancillary Agreements, each such applicable Affiliate, and no other action on the part of Purchaser or any of Purchaser’s Affiliates is necessary to authorize this Agreement or the Ancillary Agreements or the consummation of the Acquisition and the other transactions contemplated hereby and thereby. Purchaser has duly executed and delivered this Agreement and, at or prior to the Closing, Purchaser will have duly executed and delivered each Ancillary Agreement to which it is, or is specified to be, a party, and, assuming the due execution and delivery by Seller, this Agreement constitutes Purchaser’s, and each Ancillary Agreement to which Purchaser is, or is specified to be, a party, will, after execution and delivery by Purchaser, constitute Purchaser’s legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at Law.

No Conflict; Consents and Approvals

. Subject to (x) compliance with any requirements of the HSR Act and applicable Review Laws and (y) the filing by Purchaser of reports under the Exchange Act and as contemplated by the rules of the New York Stock Exchange, none of (1) the execution and delivery by Purchaser of this Agreement and each Ancillary Agreement to which it is or will be a party, (2) the consummation by Purchaser and its Affiliates of the transactions contemplated hereby or thereby or (3) the compliance by Purchaser with any of the provisions hereof or thereof, as the case may be, will:

(a) conflict with, violate or result in any violation or breach of, any provision of the certificate of incorporation or by-laws or other organizational documents of Purchaser or its Affiliates;
(b) require Purchaser or any of its Affiliates to make any material registration, declaration or filing with, or obtain any material Consent from, any Governmental Authority;
(c) conflict with, violate, or result in the breach by Purchaser or any of its Affiliates of any applicable Law;

(d) conflict with, violate, result in the breach or termination of, or constitute (with or without notice or lapse of time or both) a default under, require Purchaser or any of its Affiliates to obtain any consent, approval or action of, make any filing with or give any notice to, any Person under, give rise to any right of termination or acceleration or otherwise adversely modify the terms, under any Contract to which Purchaser or any of its Affiliates is a party or by which any of the assets or properties of Purchaser or any of its Affiliates is bound; or

(e) result in the creation or imposition of any Lien (other than any Permitted Lien) upon any assets of Purchaser or its Affiliates;

except, in the case of each of (b),  (c),  (d) and (e), where such conflict, violation, breach, termination, default, requirement, acceleration, increase in obligations, adverse modification or creation of Lien, individually or in the aggregate, has not had and would not reasonably be expected to prevent or materially impair or delay Purchaser from performing its obligations under this Agreement and the Ancillary Agreements or from consummating the transactions contemplated hereby or thereby.

Absence of Litigation

. There are no Actions pending or, to the Knowledge of Purchaser, threatened, against Purchaser or any of its assets or properties or any present or former officer or director of Purchaser (in such persons capacity as such), other than (a) Actions commenced or threatened after the date hereof relating to the Transaction Documents or the transactions contemplated thereby, and (b) Actions that, individually or in the aggregate, have not had and would not reasonably be expected to materially impair the ability of Purchaser and each of its Affiliates party to the Ancillary Agreements from performing their respective obligations under this Agreement and the Ancillary Agreements, as applicable, or prevent, hinder or materially delay the consummation of any of the transactions contemplated hereby or thereby. As of the date hereof, there are no Actions pending or, to the Knowledge of Purchaser, threatened, seeking to prevent, hinder, modify or delay the transactions contemplated hereby.

Securities Act

. The Transferred Equity Interests are being acquired for investment only and not with a view to any public distribution thereof, and Purchaser and its Affiliates shall not offer to sell or otherwise dispose of the Transferred Equity Interests so acquired by Purchaser and its Affiliates, respectively, in violation of any of the registration requirements of the Securities Act.

Brokers or Finders

. No agent, broker, investment banker or other Person is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee from Purchaser or its Affiliates in connection with the transactions contemplated by this Agreement and the Ancillary Agreements, except Barclays Capital Inc., whose fees, costs and expenses will be paid by Purchaser.

Financing

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(f) Purchaser has delivered to Seller complete and correct copies of the executed debt commitment letter, dated as of the date hereof, between Purchaser and the financial institutions identified therein and the executed fee letters, fee credit letters and engagement letters associated therewith (provided, that the amounts and percentages in the fee letter related to fees, certain other economic terms and the “flex” provisions included therein, but only to the extent that none of such provisions would adversely affect conditionality, may be redacted) (such commitment letter, together with all exhibits, schedules, annexes, supplements and amendments thereto and any related redacted fee letters, collectively, the “Debt Financing Commitment”), pursuant to which, upon the terms and subject to the conditions set forth therein, the Financing Sources have agreed to lend the amounts set forth therein (the “Debt Financing”) for the purpose of funding the transactions contemplated by this Agreement. As of the date hereof, (x) the Debt Financing Commitment has not been amended, restated or otherwise modified or waived since copies thereof were delivered to Seller, (y) except as permitted by Section 6.12, no such amendment, restatement, modification or waiver is contemplated and (z) the commitment contained in the Debt Financing Commitment has not been withdrawn, terminated or rescinded in any respect. As of the date hereof, there are, and are contemplated to be, no other agreements, side letters or arrangements (oral or written) relating to the Debt Financing Commitment (other than customary engagement letters or as expressly set forth in the Debt Financing Commitment furnished to Seller pursuant to this Section 5.07(a), but in each case of the foregoing, which do not adversely affect the conditionality, enforceability, termination, principal amount or availability of the Debt Financing). As of the date hereof, the Debt Financing Commitment is in full force and effect and constitutes the legal, valid and binding obligations of each of Purchaser and, to the Knowledge of Purchaser, the other parties thereto, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at Law. There are no conditions or other contingencies related to the funding of the full amount of the Debt Financing (including any “flex” provisions), other than as expressly set forth in the Debt Financing Commitment. Assuming (A) the Debt Financing is funded in accordance with the Debt Financing Commitment, (B) the accuracy of the representations and warranties set forth in Articles III and IV, and (C) performance by Seller and its Subsidiaries of their obligations that are required to be performed prior to the Closing, the aggregate proceeds to be disbursed pursuant to the agreements contemplated by the Debt Financing Commitment, together with Purchaser’s unrestricted cash on hand and other access to capital, in the aggregate will be sufficient for Purchaser to pay the Estimated Purchase Price on the Closing Date, any payment required to be made by Purchaser pursuant to Section 2.04 (if any) and all related fees and expenses and any other payment contemplated in this Agreement or the Debt Financing Commitment. Assuming the accuracy of the representations and warranties set forth in Articles III and IV and performance by Seller and its Subsidiaries of their obligations under this Agreement, as of the date hereof, (I) no event has occurred that would result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would become a default) by Purchaser under the Debt Financing Commitment and (II) Purchaser does not have any reason to believe that any of the conditions to the Debt Financing will not be satisfied or that the Debt Financing will not be available to Purchaser on the Closing Date. Purchaser has fully paid or has caused to be fully paid all commitment fees or other fees required to be paid on or prior to the date hereof pursuant to the Debt Financing Commitment.

(g) The obligations of Purchaser under this Agreement are not subject to any conditions regarding the ability of Purchaser, any of its Affiliates or any other Person to obtain financing for the consummation of the transactions contemplated hereby.

Solvency

. Assuming (a) satisfaction of the conditions to Purchaser’s obligation to consummate the Acquisition, and after giving effect to the transactions contemplated by this Agreement, including the Financing and the payment of the Estimated Purchase Price on the Closing Date, any payment required to be made by Purchaser pursuant to Section 2.04 and all related fees and expenses and any other payment contemplated in this Agreement or the Debt Financing Commitment and (b) any repayment or refinancing of debt contemplated in this Agreement or the Debt Financing Commitment, Purchaser and its Subsidiaries, taken as a whole, will be Solvent as of the Closing and immediately after the consummation of the transactions contemplated by this Agreement. For purposes of this Agreement, the term “Solvent” when used with respect to any Person, means that, as of any date of determination (x) the amount of the “fair saleable value” of the assets of such Person will, as of such date, exceed (i) the value of all “liabilities of such Person, including contingent and other liabilities,” as of such date, as such quoted terms are generally determined in accordance with applicable Laws governing determinations of the insolvency of debtors, and (ii) the amount that will be required to pay the probable liabilities of such Person on its existing debts (including contingent and other liabilities) as such debts become absolute and mature, (y) such Person will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged following such date, and (z) such Person will be able to pay its liabilities, including contingent and other liabilities, as they mature. For purposes of this definition, “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged” and “able to pay its liabilities, including contingent and other liabilities, as they mature” means that such Person will be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet its obligations as they become due.

Exclusivity of Representations and Warranties; Non-Reliance on Seller Estimates

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(h) Except for the representations and warranties contained in Article III and Article IV, in the Ancillary Agreements or in certificates delivered by Seller pursuant to Section 2.06(a)(v), Purchaser acknowledges that neither Seller nor any other Person (i) is making or has made any representation or warranty (whether express or implied) on behalf of Seller, any of its Affiliates (including the Transferred Entities) or their respective businesses, operations, assets, liabilities, condition (financial or otherwise) or prospects, or any of their respective Representatives in connection with the Transaction Documents or the transactions contemplated hereby or thereby and (ii) except as expressly otherwise provided herein or in the Transaction Documents, will have or be subject to any liability or indemnification obligation to Purchaser resulting from the delivery, dissemination or any other distribution to Purchaser or any of its Representatives, or the use by Purchaser or any of its Representatives, of any materials, documentation estimates, projections, forecasts, forward-looking information, business plans or other oral or other information during the course of due diligence or any auction or negotiation process (including information memoranda, VDR materials, projections, estimates, management presentations, budgets and financial data and reports).

(i) Without limitation of the representations and warranties contained in Article III and Article IV, in the Ancillary Agreements or in certificates delivered by Seller pursuant to Section 2.06(a)(v), Purchaser acknowledges that in connection with the due diligence investigation of the Business by Purchaser, Purchaser has received and may continue to receive from Seller, its Affiliates and its and their respective Representatives certain estimates, projections, forecasts and other forward-looking information, as well as certain business plan information, regarding the Business and its operations; that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking statements, as well as in such business plans, with which Purchaser is familiar; and that Purchaser is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections, forecasts and other forward-looking information, as well as such business plans, so furnished to Purchaser (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking information or business plans), and that Purchaser has not relied on such information.

Article VI COVENANTS
Conduct of Business Prior to the Closing

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(a) Except (v) as consented to in writing by Purchaser (such consent not to be unreasonably withheld, conditioned or delayed), (w) as otherwise contemplated by the Transaction Documents, (x) as contemplated by the Pre-Closing Restructuring, (y) as set forth in Section 6.01(b) of the Seller Disclosure Letter or (z) as required by applicable Law, from the date hereof until the earlier of the termination of this Agreement in accordance with its terms and the Closing Date, Seller shall (and shall cause each of its Subsidiaries to) (i) operate the Business in the ordinary course of business consistent with past practice and (ii) use commercially reasonable efforts to maintain and preserve the business organization and business relationships of the Business.

(b) Except (v) as consented to in writing by Purchaser (such consent not to be unreasonably withheld, conditioned or delayed), (w) as otherwise contemplated by the Transaction Documents, (x) in connection with the Pre-Closing Restructuring (but subject to Section 6.14), (y) as set forth in Section 6.01(b) of the Seller Disclosure Letter or (z) as required by applicable Law, from the date hereof until the earlier of the termination of this Agreement in accordance with its terms and the Closing Date, Seller shall not (and shall cause each of its Subsidiaries not to) take any of the following actions (in each case, to the extent related to, or affecting, the Business):

(i) amend, restate or otherwise modify the organizational documents of any Transferred Entity;

(ii) declare, set aside or pay any dividend or make any other distribution to the holders of equity interests in any Transferred Entity, other than (x) dividends or other distributions paid or payable to another Transferred Entity and (y) dividends or other distributions consisting of cash and cash equivalents, in each case, to the extent permitted by applicable Law;

(iii) issue, redeem, purchase, sell, pledge, split, encumber or otherwise acquire any entity interest in, or any other securities of, a Transferred Entity (except in connection with the valid exercise, vesting, settlement, delivery or repurchase of the following pursuant to Assumed Benefit Plans, as of the date of this Agreement) or (w) any equity interests in, or any other security of, a Transferred Entity, (x) any option, call or warrant for, or any security convertible into, or exercisable or exchangeable for, any equity interest in, or other security of, a Transferred Entity, (y) “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, arrangements or undertakings to which any Transferred Entity is a party or by which any of them is bound (A) obligating any Transferred Entity to issue, deliver or sell, or cause to be issued, delivered or sold, additional units of its equity interests or any security convertible into, or exercisable or exchangeable for, any equity interest in any Transferred Entity, (B) obligating any Transferred Entity to issue, grant, extend or enter into any such option, call, warrant, security, right, unit, commitment, arrangement or undertaking or (C) that give any Person the right to receive any economic or governance benefit or right similar to or derived from the economic or governance benefits and rights accruing to holders of the Transferred Equity Interests or (z) any bond, debenture, note or other indebtedness having the right to vote (or convertible into, or exercisable or exchangeable for, securities having the right to vote) on any matters on which the holders of equity interests in a Transferred Entity may vote;

(iv) split, combine or reclassify any of the equity interests in any Transferred Entity, or issue any other security in respect of, in lieu of or in substitution for the equity interests of any Transferred Entity;

(v) distribute, sell, assign, transfer, lease, license or otherwise dispose of any interest in, or incur a Lien (other than a Permitted Lien) upon, any of the material assets of the Business, other than (A) sales of Inventory in the ordinary course of business consistent with past practice, and (B) disposals of obsolete Inventory, equipment or assets.

(vi) acquire, sell, lease, license, transfer, pledge, encumber, grant or dispose of (whether by merger, consolidation, purchase, sale or otherwise) any Acquired Intellectual Property other than non-exclusive licenses in the ordinary course of business consistent with past practice, or enter into any IP License or take any action outside of the ordinary course of business with respect to any Acquired Intellectual Property, or do any act or knowingly omit to do any act whereby any material Acquired Intellectual Property may become invalidated, abandoned, unmaintained, unenforceable or dedicated to the public domain;

(vii) loan, advance, invest or make a capital contribution by or on behalf of the Business to or in any Person, other than loans, advances, investments or capital contributions to or in a Transferred Entity;

(viii) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other corporate reorganization of any of the Transferred Entities;
(ix) materially increase the compensation or benefits of any Employee (including equity, equity-based or long-term incentive compensation awards); except in each case: (A) in the ordinary course 63 of business consistent with past practice or (B) as made pursuant to the terms of any Business Benefit Plan, Labor Contract or Employment Agreement in effect on the date hereof;

(x) amend any material Assumed Benefit Plan, or establish any other Benefit Plan that would become a material Assumed Benefit Plan if established prior to the date hereof; except in each case: (A) in the ordinary course of business consistent with past practice, or (B) as made pursuant to the terms of any Business Benefit Plan, Labor Contract, or Employment Agreement in effect on the date hereof, other than any amendment to or the establishment of a new Assumed Benefit Plan or the establishment of a replacement Assumed Benefit Plan that would result in a material increase in cost to the Business or Purchaser in excess of the cost associated with the Assumed Benefit Plans existing as of the date hereof;

(xi) cause or permit any of the Business to hire any employee with an annual base salary in excess of $250,000;

(xii) cause the Business to make or become legally committed to making any capital expenditures, except for (A) capital expenditures contemplated by the capital expenditure budget set forth on Section 6.01(b)(xii) of the Seller Disclosure Letter, (B) to the extent not covered by clauses (A) or (C), other unbudgeted capital expenditures in an amount not to exceed $250,000 individually or $500,000 in the aggregate or (C) capital expenditures in response to force majeure or similar events;

(xiii) make any material change in the accounting methods used by the Business, unless required by U.S. GAAP (or otherwise required by applicable accounting standards), including any changes required as a result of the adoption of the Accounting Standards Updates identified on Section 6.01(b)(xiii) of the Seller Disclosure Letter;

(xiv) with respect to a Transferred Entity, make, change, or revoke any material election in respect of Taxes, change a material annual accounting period, adopt or change any material accounting method with respect to Taxes, enter into agreement or settlement with a Governmental Authority with respect to Taxes, file any material amended Tax Return, or consent to any material extension or waiver of the limitation period applicable to any Tax claim or assessment (other than as a result of ordinary course extensions in connection with the filing of Tax Returns), in each case, to the extent such action would reasonably be expected to result in a liability for Taxes of Purchaser, its Affiliates or the Transferred Entities in a Post-Closing Tax Period;

(xv) waive, release, settle or compromise any Action relating to the Business or the Transferred Assets or Assumed Liabilities involving an amount in excess of $300,000 individually or $1,000,000 in the aggregate, or the imposition of any injunctive or equitable relief that would have reasonably be likely to impact the operation or conduct of the Business in any material respect;

(xvi) (A) enter into any Material Contract (1) that is of a type described in subsections (ii) (other than any such Contracts that will terminate as of the Closing pursuant to Section 6.07(b)), (iii),  (iv),  (vi), or (x) of Section 4.12(a), (2) that is of a type described in Section 4.21 (other than any such Contracts that will terminate as of the Closing pursuant to Section 6.07(b)), (3) pursuant to which the Business has granted exclusive rights to any Person outside of the ordinary course or (B) except in the ordinary course of business, terminate (other than any termination at the end of such Material Contract’s term in accordance with its terms) or amend in a manner adverse to the Business any Material Contract;

(xvii) enter into, renew, cancel, terminate or make any amendment to any Real Property Lease that would reasonably be expected to adversely impact the operation or conduct of the Business in any material respect;

(xviii) fail to maintain the Real Property, including all of the Improvements, in substantially the same condition as of the date hereof, ordinary wear and tear excepted;

(xix) from and after the day that is ninety (90) days following the date of this Agreement, engage in Contracts or cause or permit the Business to engage in Contracts or any Business or other commercial activity in Iran;

(xx) effectuate a “plant closing” or “mass layoff” (as those terms are defined under the WARN Act) affecting any site of employment or facility relating to the Business;

(xxi) cause or permit the Business to incur, issue, sell, guarantee or assume (A) any obligations as lessee under any leases which are required to be capitalized in accordance with U.S. GAAP and which would constitute an Assumed Liability or (B) other than in the ordinary course of business consistent with past practice, any Indebtedness other than Funded Indebtedness to the extent such Indebtedness would constitute an Assumed Liability; or

(xxii) authorize, or commit or agree to take, any of the foregoing actions.
Access to Information

. Prior to the Closing, Seller shall, and shall cause its Subsidiaries to, give Purchaser and its Representatives, upon reasonable advance notice and during regular business hours, reasonable access to the books, records, personnel, officers and facilities of the Business (except that Purchaser shall not conduct any environmental sampling or analysis (including the sort customarily referred to as a Phase II Environmental Assessment) without the advance written consent of Seller, and without executing a customary access and indemnity agreement in respect thereto); provided,  however, that any such access shall be conducted in a manner that complies with Section 6.03 and at Purchaser’s expense, at a reasonable time, under the reasonable supervision of Seller’s personnel and in such a manner as to maintain confidentiality and not to interfere with the normal operations of the businesses of Seller and its Subsidiaries. Notwithstanding anything contained in this or any other agreement between Purchaser and Seller executed on or prior to the date hereof, neither Seller nor any of its Subsidiaries shall have any obligation to make available to Purchaser or its Representatives, or provide Purchaser or its Representatives with, (a) any consolidated, combined or unitary Tax Return filed by Seller or any of its Affiliates or predecessors, or any related material, except to the extent that any such Tax Return or related material relates solely to the Transferred Entities, the Business or the Transferred Assets or (b) any information if making such information available would (i) reasonably be likely to result in a waiver of any attorney-client or other legal privilege, or (ii) contravene any applicable Law, fiduciary duty or binding agreement (including any confidentiality agreement to which Seller or any of its Affiliates is a party) (it being understood that Seller shall cooperate in any reasonable efforts and requests for waivers that would enable otherwise required disclosure to Purchaser to occur without so jeopardizing privilege or contravening such Law, duty or agreement).

Confidentiality; Publicity

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(c) Purchaser and Seller shall comply with, and shall cause their respective Subsidiaries and Affiliates, and their respective Representatives, to comply with all of their respective obligations under the Mutual Non-Disclosure Agreement, dated as of July 7, 2017, between Seller and Purchaser (the “Confidentiality Agreement”); provided, that such obligations shall be subject to any exceptions expressly set forth herein, including the last sentence of Section 6.12(b). The terms of the Confidentiality Agreement are hereby incorporated herein by reference (subject to any exceptions expressly set forth herein, including the last sentence of Section 6.12(d)) and shall continue in full force and effect and survive the Closing in accordance with its terms. From and after the Closing, the restrictions on the use and disclosure of Evaluation Material (as defined in the Confidentiality Agreement) set forth in the Confidentiality Agreement shall not apply to Purchaser or its Affiliates and their respective Representatives in respect of any information solely to the extent relating to the Business, the

Transferred Entities (after giving effect to the Pre-Closing Restructuring), the Transferred Assets or the Assumed Liabilities. If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement, and Purchaser’s obligations thereunder pursuant to this Section 6.03, shall nonetheless continue in full force and effect in all respects. In the event of any conflict between the Confidentiality Agreement and this Agreement, this Agreement shall control until the termination of this Agreement without the Closing having occurred.

(d) The timing and content of the initial public announcement regarding this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby to the general public shall be mutually agreed upon in advance by Seller and Purchaser; provided, that if any subsequent public disclosure is required by applicable Law, U.S. GAAP or by the rules and regulations of, or pursuant to any agreement of a stock exchange or trading system to be made by Purchaser or Seller and would vary in any material respect from the initial agreed upon public announcement, such party shall be permitted to issue such public disclosure only if it has provided the other party with reasonable advance notice and opportunity to review and comment on such disclosure. Seller shall not, and Seller shall cause its Subsidiaries (including the Transferred Entities) not to, issue any broadly distributed communication of a general nature to employees of the Business (including general communications relating to benefits and compensation) related to this Agreement or the transactions contemplated hereby without providing Purchaser with reasonable advance notice and opportunity to review and comment on such communication.

Reasonable Best Efforts and Actions to Cause the Closing to Occur

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(e) Prior to the Closing, upon the terms and subject to the conditions of this Agreement, Purchaser and Seller shall (and each of them shall cause their respective Affiliates to) use their respective reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done and cooperate with each other in order to do, all things necessary, proper or advisable to consummate the Closing as promptly as practicable, including using their reasonable best efforts: (x) to cause the preparation and filing of all forms, registrations and notices required to be filed to consummate the Closing and the taking of all other such reasonable actions as are necessary or advisable to obtain any requisite approvals, authorizations, consents, clearances, orders, licenses, permits, qualifications, exemptions or waivers, to avoid an Action by, or to lift any injunction or other legal bar to the consummation of the Acquisition by any third party or Governmental Authority relating to Review Laws and (y) to cause the conditions to the Closing specified in Article IX to be satisfied. In furtherance of and not in limitation of the foregoing, each of Purchaser and Seller agrees to file, or cause to be filed, as promptly as reasonably practicable after the date hereof all notification and report forms or applications that may be required under Review Laws with respect to the Acquisition. In addition, no party hereto shall take any action after the date hereof that would reasonably be expected to delay, hinder or otherwise obstruct the consummation of the Closing, including any action that delays the obtaining of, or results in not obtaining, any approval, authorization, consent, clearance, order, license, permit, qualification, exemption or waiver from any Governmental Authority or other Person required to be obtained prior to the Closing (it being understood that this sentence shall not be deemed to expand the obligations or modify the rights of Seller pursuant to the last sentence of Section 6.16(a)). Notwithstanding anything in this Agreement to the contrary (i) Purchaser and Seller shall equally bear all the costs, expenses and fees incurred or payable to any other Person in connection with obtaining such approvals, authorizations, consents, orders, licenses, permits, qualifications, exemptions or waivers, including filing fees under the HSR Act and under any other applicable Review Laws (including the cost and expense of any consultants or other non-legal outside advisors the parties have retained in connection with any review by a Governmental Authority related to a Review Law), and (ii) all obligations of Purchaser to obtain the Debt Financing or any other financing for the transactions contemplated hereby shall be governed exclusively by Section 6.12 and not this Section 6.04. Nothing in this Section 6.04(a) or in Section 2.01(b) shall be construed to imply that Seller or any of its Affiliates has any obligation to pay or deliver anything of value to secure any third party consents.

(f) If any party hereto or Affiliate thereof receives a request for information or documentary material from any Governmental Authority with respect to this Agreement or any of the transactions contemplated hereby, then such party shall use its reasonable best efforts to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request.

(g) None of the parties shall voluntarily extend any waiting period under the HSR Act or any other applicable Review Law or enter into any agreement with any Governmental Authority to delay or not to consummate the Acquisition except with the prior written consent of the other parties (such consent not to be unreasonably withheld or delayed).

(h) Seller shall, or shall cause its Subsidiaries and Affiliates to, keep Purchaser reasonably informed about any negotiations Seller, any of its Affiliates, or any of their respective Representative has with any Labor Organization, such as works councils and unions regarding the implementation of the Pre-Closing Restructuring. Seller and its Affiliates, with respect of the Business, may not enter into any agreement with a Labor Organization without the prior written consent of Purchaser.

(i) The parties shall keep each other apprised of the status of matters relating to the completion of the transactions contemplated hereby and work cooperatively in connection with obtaining the requisite approvals, authorizations, consents, clearances, orders, licenses, permits, qualifications, exemptions or waivers of each applicable Governmental Authority, including:

(i) cooperating with each other in connection with filings under the HSR Act and any applicable Review Laws, any foreign investments Laws or any other Laws;

(ii) subject to the last sentence of this Section 6.04(e), furnishing to the other party all information within its possession that is reasonably required for any application or other filing to be made by the other party pursuant to the HSR Act and any applicable Review Laws, any foreign investment Laws or any other Laws in connection with the transactions contemplated by this Agreement;

(iii) promptly notifying each other of any communications from or with any Governmental Authority with respect to the transactions contemplated by this Agreement;

(iv) not agreeing to participate in any meeting or discussion with any Governmental Authority in connection with Laws unless it consults with the other party in advance, and to the extent permitted by such Governmental Authority but subject to the last sentence of this Section 6.04(e), gives the other party the opportunity to attend and participate thereat, in each case, to the extent permitted by Law; and

(v) subject to the last sentence of this Section 6.04(e), consulting and cooperating with one another in connection with all analyses, appearances, presentations, memoranda, submissions, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings and Actions under or relating to the HSR Act and any applicable Review Laws, any foreign investment Laws or any other Laws in connection with the Transaction Documents or any of the transactions contemplated thereby; provided,  however, that Purchaser shall make the final determination as to the appropriate course of action with respect to the matters contemplated by this Section 6.04.

Notwithstanding the foregoing, nothing in this Agreement shall require Seller to disclose to Purchaser any nonpublic information about itself, any of its Affiliates or any of its or its Affiliates’ respective businesses or operations other than information relating to the Business, the Transferred Assets, the Transferred Entities and the Overhead and Shared Services.

(j) Purchaser shall initiate or vigorously defend on the merits any Action in order to avoid entry of, or to have vacated or terminated, any Governmental Order (whether temporary, preliminary or permanent) that would reasonably be expected to restrain, enjoin or otherwise prohibit, or delay in any material respect the consummation of the Acquisition.

(k) Notwithstanding anything in this Section 6.04 to the contrary, Purchaser shall not be required to take any action, including entering into any consent decree, hold separate orders or other arrangements, that (i) requires the divestiture of any assets of any of Purchaser or Seller, or any of their respective Subsidiaries or (ii) limits Purchaser’s or any of its Subsidiaries’ freedom of action with respect to, or its or their ability to retain the Business or any portion thereof or any of Purchaser’s or any of its Subsidiaries’ other assets or businesses; provided,  however, that Purchaser shall, and shall cause its Subsidiaries to, agree to license, divest and limit their respective freedom of action with respect to and ability to retain those of Purchaser’s or or any of its Subsidiaries’ or Seller’s or any of its Subsidiaries’ assets or businesses or products or product lines that individually or in the aggregate generated net sales of up to the equivalent of 5.0% of the net sales generated by the Business in fiscal year 2017 (in the case of limitations on freedom of action or ability to retain, such effect being measured based on the impact of such limitations on net sales) if necessary to obtain any requisite approvals, authorizations, consents, clearances, orders, licenses, permits, qualifications, exemptions or waivers from a Governmental Authority prior to the Termination Date.

Bulk Sales

. Where permitted under applicable Law, Purchaser hereby waives compliance by Seller and its Subsidiaries with any applicable bulk sale or bulk transfer Laws in connection with the sale of the Business to Purchaser and its Affiliates. Seller shall indemnify and hold harmless Purchaser and its Affiliates against any and all claims that may be asserted by third Persons against Purchaser or its Affiliates as a result of noncompliance by Seller or any of its Subsidiaries with any such bulk transfer Law.

Insurance

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(l) Except as provided in Section 6.06(b),  (i) Purchaser shall not, and shall cause its Affiliates, including the Transferred Entities after the Closing not to, assert, by way of claim, action, litigation or otherwise, any right to any Seller Policies or any benefit under any such Seller Policies, and (ii) Seller and its Affiliates (other than the Transferred Entities) shall retain after the Closing all right, title and interest in and to Seller Policies, including the right to any credit or return premiums due, paid or payable in connection with the termination thereof.

(m) Notwithstanding anything herein to the contrary, all claims and proceeds actually paid out to Seller or any of its Subsidiaries under occurrence based Seller Policies or under directors’ and officers’ and fiduciary liability policies that are Seller Policies (in all cases, other than actual or de facto self-insurance arrangements) after the Closing shall be for the benefit of Purchaser (and Seller and its Subsidiaries shall use reasonable best efforts to cooperate with Purchaser in the pursuit of such recoveries) to the extent such claims and proceeds are in respect of (1) the Assumed Liabilities or (2) the Business or the Transferred Assets, and Seller shall cause such proceeds, net of any reasonable out-of-pocket fees, costs and expenses incurred by Seller or its Affiliates in obtaining the proceeds, to be transferred to Purchaser promptly after such proceeds are received by Seller; provided,  however, that such proceeds shall be for the benefit of, and shall be kept by, Seller to the extent such proceeds are reimbursements (x) for expenditures that have been made prior to the Closing by Seller or (y) to the extent relating to insurance coverage for Retained Liabilities. After the Closing, Purchaser may pursue insurance coverage under an occurrence based Seller Policy or under directors’ and officers’ and fiduciary liability policies that are Seller Policies (other than any actual or de facto self-insurance arrangement) in respect of (1) the Assumed Liabilities or (2) the Business or the Transferred Assets, and Purchaser may control the pursuit of any such insurance claim. If Purchaser informs Seller in a timely manner of such claim, then Seller shall report and pursue such claim in a manner that is at least as favorable to the claimant as the manner in which Seller reports and pursues claims by itself or its then-existing Subsidiaries. To the extent Purchaser and/or its Affiliates are insureds under the Seller Policies, Purchaser shall have the right to control the pursuit of any such insurance claim, and Seller shall use commercially reasonable best efforts to cooperate with Purchaser in Purchaser’s pursuit of insurance coverage under the Seller Policies. Seller’s duty to cooperate is conditioned upon Purchaser’s payment of any reasonable out-of-pocket incidental costs and expenses incurred by Seller in connection with Purchaser’s pursuit of insurance claims under the Seller Policies, including the necessary and reasonable costs and expenses of Seller’s consultants, brokers and outside counsel (collectively, “Outside Consultants”). If Purchaser’s pursuit of insurance coverage necessitates the use of any Outside Consultant by Seller, Seller will promptly advise Purchaser and provide Purchaser with an opportunity to evaluate and provide its views on the retention and reasonable costs of such Outside Consultant. For any insurance claims or proceeds Purchaser is entitled to under this Section 6.06, Purchaser shall be liable for and shall reimburse Seller for all related insurance charges, including any deductibles, allocated and unallocated claim expenses, and any adjustments that result in the recoupment of insurance proceeds paid by the insurer. Notwithstanding anything to the contrary in this Section 6.06(b), Purchaser shall bear all risk related to the unavailability of insurance coverage, and Seller shall have no liability, including to Purchaser or any of its Affiliates, for the inability to obtain insurance coverage for the benefit of Purchaser.

(n) With respect to insurance coverage written on a claims made basis (other than directors’ and officers’ and fiduciary liability policies), Seller and its Affiliates shall have no Liability to Purchaser and its Affiliates or the Business under such insurance coverage in connection with claims made after the Closing and notwithstanding anything to the contrary in Section 11.03(a), Purchaser shall not be obligated to seek recovery or make any claim under any such insurance coverage. From and after the Closing, Seller shall, and shall cause its Subsidiaries (other than the Transferred Entities) to, cause all rights to indemnification, advancement of expenses and exculpation now existing in favor of any present or former director or officer of the Business (an “Employee Indemnified Party”) as provided in (A) the organizational documents of Seller and its Subsidiaries (other than the Transferred Entities), or (B) agreements between an Employee Indemnified Party and Seller or any of its Subsidiaries (other than the Transferred Entities), in each case in effect at the Closing Date, to survive the Closing and to continue in full force and effect for a period of not less than six (6) years after the Closing Date, or, if longer, for such period as is set forth in any applicable agreement with an Employee Indemnified Party in effect on the date of this Agreement. Seller shall, or shall cause its Affiliates to, maintain in effect the Seller Policies providing directors’ and officers’ and fiduciary liability coverage for the Transferred Entities for the remaining term of such policies and for six (6) years following the Closing shall not, and shall cause its Affiliates to not, enter into any renewal or replacement thereof that would have the effect of excluding the Employee Indemnified Parties from coverage thereunder. Purchaser shall cause all Transferred Entities to cause all rights to indemnification, advancement of expenses and exculpation now existing in favor of any Employee Indemnified Party as provided in (A) the organizational documents of the Transferred Entities, or (B) agreements between an Employee Indemnified Party and any Transferred Entities, in each case in effect at the Closing Date, to survive the Closing and to continue in full force and effect for a period of not less than six (6) years after the Closing Date, or, if longer, for such period as is set forth in any applicable agreement with an Employee Indemnified Party in effect on the date of this Agreement. The indemnification obligations of the Transferred Entities shall be primary to any indemnification obligations of the Sellers or its Affiliates as it relates to losses suffered by any Employee Indemnified Party.

(o) Purchaser shall cooperate as reasonably requested by Seller and its Subsidiaries (at the expense of Seller) to obtain the return or release of all bonds, security, credit support, parent guarantees, and indemnifications given by Seller and its Subsidiaries (other than by the Transferred Entities without any credit support from Seller and its Subsidiaries, other than the Transferred Entities) in connection with the Business, and, if necessary to effectuate such return or release, Purchaser shall, to the extent required, post its own bonds, security, letters of credit, guarantees or other collateral or provide indemnification in substitution therefor, in each case solely to the extent provided by Seller on the date hereof, and only on terms and conditions equal to or more favorable than those in existence on the date hereof;  provided, that neither Purchaser nor any of its Affiliates

(including, after the Closing, the applicable Transferred Entities) shall be obligated to make any payments or incur any unreasonable costs or expenses in connection with this Section 6.06(d).
Certain Services and Benefits Provided by Affiliates; Intercompany Matters; Further Assurances

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(p) Purchaser acknowledges that the Business currently receives Overhead and Shared Services from other business units of Seller and its Subsidiaries. Purchaser further acknowledges that, except as otherwise expressly provided in the Transition Services Agreement,  all such Overhead and Shared Services shall cease, and any agreement with Seller or any Affiliate of Seller in respect thereof shall terminate, as of the Closing Date.  Except as otherwise expressly provided in the Transition Services Agreement, following the Closing Date, Purchaser and Seller shall in good faith determine a mutually acceptable subcontracting, sublicensing or subleasing arrangement under which Purchaser would, in compliance with Law, obtain the benefits under, and, to the extent first arising after the Closing, assume the obligations and bear the economic burdens associated with, the portion of any Shared Contract that is an Excluded Contract relating to the Business, and Seller would, in compliance with Law, obtain the benefits under, and, to the extent first arising after the Closing, assume the obligations and bear the economic burdens associated with, the portion of any Shared Contract that is a Transferred Contract not relating to the Business. Each party shall, upon the reasonable written request from the other party, use reasonable efforts to enforce for the benefit of the other party (at such other party’s sole cost and expense) all rights against any third party under such Shared Contract to the extent such rights arise under the portion of the Shared Contract relating to the other party’s business, and, as applicable, promptly pay to the other party when received all monies received by them under such Shared Contract. Each of Purchaser and Seller shall indemnify and hold harmless the other party and its Affiliates against any and all Losses incurred, suffered or sustained by such party or its Affiliates or asserted against such party or its Affiliates as a result of any action taken by such first party or any of its Affiliates under or with respect to any Shared Contract that such first party or any of its Affiliates obtains the benefits under pursuant to this Section 6.07(a).

(q) Except as otherwise contemplated by this Agreement or the Ancillary Agreements, Purchaser and Seller agree and shall cause their respective Subsidiaries or, in the case of Purchaser, its Affiliates, to agree (and Purchaser shall cause the Transferred Entities to agree) that, from and after the Closing, all rights and obligations of any party under all Contracts between Seller and its Subsidiaries (other than the Transferred Entities and the Business), on the one hand, and the Transferred Entities and the Business, on the other hand, (including all intercompany receivables and payables between such entities) shall terminate and be cancelled without any further Liability, including Liability relating to any period prior to the Closing. For the avoidance of doubt, immediately prior to the Closing, Seller shall cause any Indebtedness owing from any of the Transferred Entities to Seller or any of its Subsidiaries (other than the Transferred Entities) to be discharged or released without any Liability to Purchaser, the Business or any Transferred Entity. For the avoidance of doubt, Seller shall be not be required to terminate any intercompany Contracts (including any such Contracts with respect to Indebtedness) to which the only parties thereto are Transferred Entities in connection with the transactions contemplated by this Agreement.

(r) Each of the parties shall, and shall cause their respective Subsidiaries (including, in the case of Purchaser from and after the Closing, the Transferred Entities) to execute and deliver such documents and other papers and take such further actions as may reasonably be required to carry out the provisions of this Agreement and the Ancillary Agreements and give effect to the transactions contemplated hereby and thereby, including the execution and delivery of such assignments, deeds and other documents as may be necessary to transfer any Transferred Assets or Battery Companies Equity Interests as provided in this Agreement and any items identified as a closing deliverable in any Foreign Acquisition Agreement. Without limiting the foregoing, the parties shall prepare, execute and deliver whatever reasonable supplemental agreements, instruments or other documentation is necessary to consummate the transfer of the Battery Companies Equity Interests in accordance with the applicable Laws of the jurisdictions under which the Transferred Entities are organized and on and subject to the terms and conditions of this Agreement; provided that, notwithstanding anything to the contrary in such agreements, instruments and documentation, nothing in such agreements, instruments and documentation shall supersede or otherwise amend or modify the rights and obligations provided for in this Agreement and, in the event of any conflict or alleged conflict between such agreements, instruments and documentation, on the one hand, and this Agreement, on the other hand, the terms and conditions of this Agreement (including Article XI) shall prevail. Without limiting the foregoing, from and after the Closing (i) Seller shall (and shall cause its Subsidiaries to) do all things necessary, proper or advisable under applicable Law as reasonably requested by Purchaser (A) to put Purchaser in actual possession, ownership and control of the Transferred Assets and Purchaser shall cooperate with Seller for such purpose and (B) to assure that Seller and its Subsidiaries, rather than Purchaser or any of its Affiliates, are the obligors in respect of all Retained Liabilities and (ii) Purchaser shall do all things necessary, proper and advisable under applicable Law as reasonably requested by Seller (A) (at Seller’s expense) to transfer to Seller (or such other Person as Seller shall indicate) any Excluded Assets that Purchaser, any Transferred Entity or any of their respective Affiliates may possess (other than, for the avoidance of doubt, any Cash and Cash Equivalents in the jurisdictions set forth on Section 1.01(m) of the Seller Disclosure Letter that are above the applicable cap, if any),  (B) to assure that Purchaser, rather than Seller or any of its Subsidiaries, is the obligor in respect of all Assumed Liabilities, and Seller shall cooperate with Purchaser for such purposes and (C) except as otherwise provided in this Section 6.07(c) and Section 6.08, to cease the use or deployment by the Business of those names and Trademarks that do not constitute Transferred Assets as set forth in Section 6.07(c)(ii)(C) of the Seller Disclosure Letter (“Retained Trademarks”). Purchaser shall, upon the request of Seller, and at no cost to Seller (other than reimbursement of out-of-pocket expenses), make the Transferred Employees available at reasonable times and cooperate in all reasonable respects with Seller and its Subsidiaries in the preparation for, and defense of, any lawsuit, arbitration or other Action (whether disclosed or not disclosed in the Seller Disclosure Letter) filed or claimed against Seller or any of its Affiliates or any of the respective agents, directors, officers and employees of Seller and its Affiliates, whether currently pending or asserted in the future, concerning the operation or conduct of the Business prior to the Closing Date (including in each case by making Transferred Employees available at reasonable times to provide information and discovery documentation, take depositions and testify). Notwithstanding anything herein to the contrary, Purchaser shall (i) for a period of six (6) months after the Closing Date, have the right to use any existing signs, billboards, advertisements, vehicle and equipment markings, stationary, letterhead, sales literature, invoices, purchase orders, forms, business cards and other media, including respective online material, bearing or incorporating any the Retained Trademarks, (ii) have the right to use any existing containers, product tags, labels, packaging or other similar materials bearing or incorporating the Retained Trademarks until the exhaustion of such materials, and (iii) within a period of ninety (90) days after such Closing Date, change all corporate names incorporating any of the Retained Trademarks; and, for the avoidance of doubt, at the end of the foregoing time-periods, Purchaser and its Affiliate shall cease the sale, distribution or use of any such products, materials or names bearing or incorporating any of the Retained Trademarks (except as expressly permitted under this Agreement).

Other Intellectual Property

.

(s) Effective as of the Closing Date, and excluding any Trademarks, with respect to any Intellectual Property included in the Excluded Assets owned or licensed (to the extent that such Intellectual Property can be sublicensed on the terms herein without any consent, payment or other consideration and without any relinquishment or forbearance of any rights, and, in any event, excluding any Software or Intellectual Property used for Overhead and Shared Services) by Seller and its Affiliates as of the Closing Date that is used, held for use by or necessary to the operation of the Business as of the Closing Date (including with respect to products in development), Seller does hereby, and shall cause its Affiliates to, grant Purchaser in and to such Intellectual Property a perpetual, irrevocable, worldwide, non-exclusive, royalty-free license to use, reproduce, publish, display, perform, make, have made, sell, offer, import or otherwise exploit, solely in connection with the Business, any product, process, work or service.

(t) Section 6.08 shall not obligate Seller and its Affiliates to deliver any further information or tangible materials to Purchaser beyond that set forth elsewhere in this Agreement. Each party shall use its reasonable efforts to maintain any trade secrets or other confidential information contained within such information or materials as confidential, including refraining from disclosing such trade secrets or confidential information to any other Person other than pursuant to reasonable confidentiality terms.

(u) Purchaser may sublicense the rights contained within Section 6.08(a) without prior written consent only in a manner consistent with how Purchaser sublicenses its own comparable Intellectual Property including by the inclusion of reasonable confidentiality terms.

(v) Purchaser may not assign the rights contained within Section 6.08(a) without the prior written consent of Seller, such consent not to be unreasonably withheld, conditioned or delayed; provided, that Purchaser may assign such rights in whole or in part without the prior written consent of Seller (i) in connection with any merger, public offering, consolidation, reorganization, or sale of substantially all of the assets or any divisions, businesses, operating units or portion of Purchaser or (ii) to Purchaser’s Affiliates.

(w) For the period commencing upon the Closing Date and ending upon the date that is thirty-six (36) months after the Closing Date, in the event that Purchaser or any Transferred Entity (i) becomes aware that Purchaser or such Transferred Entity does not have in its possession certain technical schematics, designs, manuals, records and other documentation owned by Seller or its Affiliates and used in the operation of the Business or the operations of Seller’s or its Affiliates’ businesses as of the Closing Date (in each case, including with respect to products or services in development) (“Materials”) and (ii) has a reasonable belief that Seller or its Affiliates may have such Materials in their possession, then, upon Purchaser’s request, Seller shall use commercially reasonable efforts to make copies of such Materials available to Purchaser and the Transferred Entities for their use in connection with the Business without any further consideration owed in connection therewith.

(x) Seller and its Subsidiaries shall not at any time after the Closing Date (i) oppose, seek cancellation of, object to, challenge the strength, validity or enforceability of, or otherwise attack Purchaser’s or any of the Transferred Entities’ ownership, application, or registration of, or (ii) oppose, object to, challenge, or otherwise attack Purchaser’s or any of the Transferred Entities’ or any of its or their respective customers’, resellers’, suppliers’, or licensees’ use of, in each of subsections (i) and (ii) of this Section 6.08(f), any Acquired Intellectual Property; provided, that, nothing in this Section 6.08(f) shall prevent Seller or any of its Subsidiaries from complying with any order issued by a Governmental Authority, defending itself, its products or others in any Action, or enforcing this Agreement.

(y) On or prior to the Closing, Seller shall cause the actions set forth on Section 6.08(g) of the Seller Disclosure Letter to be taken.
Section 6.02 Ancillary Agreements; Identified Sublease.

(a) Prior to the Closing, Seller and Purchaser shall negotiate in good faith the Transition Services Agreement and the Reverse Transition Services Agreement (the terms of which, for the avoidance of doubt, shall be substantially consistent with those set forth in the Framework TSA Terms) and shall enter into such agreements on the Closing Date as contemplated by Section 6.09(b). In connection with the foregoing, the parties will cooperate in good faith to finalize the scope and other terms of the services to be provided by Seller or Purchaser, as applicable, pursuant to the Transition Services Agreement and the Reverse Transition Services Agreement (which such cooperation shall include, to the extent reasonably requested by the other party, making appropriate personnel available to participate in meetings and other discussions relating to the foregoing).

(b) On the Closing Date, each of Purchaser and Seller shall (or, if applicable, each shall cause its Subsidiaries or, in the case of Purchaser, its designated Affiliates to) execute and deliver each of the Ancillary Agreements to which it is a party if such Ancillary Agreement has not been previously executed.

(c) Seller shall use reasonable best efforts to obtain any consents or approvals under the lease agreement for the Leased Real Property identified on Section 4.08(a)(1) of the Seller Disclosure Letter (the “Identified Lease”) that are required to enable Purchaser and Seller to enter into a sublease agreement with respect to the Identified Lease and, subject to and upon receipt of any such required consents or approvals, Purchaser and Seller shall enter into such a sublease agreement on the Closing Date on terms substantially similar to those in existence under the Identified Lease as of the date of this Agreement (with such modifications necessary to reflect the fact that Purchaser is subleasing a portion of the premises).

Maintenance of Books and Records; Cooperation

. After the Closing, each of the parties hereto shall preserve, until at least the fifth (5th) anniversary of the Closing Date or such longer time as may be required by applicable Law, all pre-Closing records (including, for the avoidance of doubt, any loss run information with respect to Seller Policies, any information or statutory records, including in relation to the Pre-Closing Restructuring and any updates thereto) possessed or to be possessed by such party to the extent relating to the Business, the Transferred Assets or the Overhead and Shared Services. After the Closing Date and up until at least the fifth (5th) anniversary of the Closing Date or such longer time as may be required by applicable Law, upon any reasonable request from a party hereto or its Representatives, the party holding such portion of the records relating to the Business, the Transferred Assets or the Subsidiaries that owned the Transferred Assets prior to the Pre-Closing Restructuring or prior to the Closing shall (a) provide to the requesting party or its Representatives reasonable access to such portion of the records relating to the Business during normal business hours and (b) permit the requesting party or its Representatives to make copies of such records, in each case at no cost to the requesting party or its Representatives (other than for reasonable out-of-pocket expenses); provided,  however, that nothing herein shall require either party to take any action or provide any access pursuant to this Section 6.10 if doing so would (i) reasonably be likely to jeopardize the attorney-client privilege or other legal privilege, or (ii) contravene any applicable Law, fiduciary duty or binding agreement (including any confidentiality agreement to which Seller or any of its Affiliates is a party) (it being understood that Seller shall cooperate in any reasonable efforts and requests for waivers that would enable otherwise required disclosure to Purchaser to occur without so jeopardizing privilege or contravening such Law, duty or agreement). Such records may be sought under this Section 6.10 for any reasonable purpose in connection with any matter relating to or affected by the operations or tax reporting of the Business, including to the extent reasonably required in connection with the audit, accounting, financial reporting, tax, litigation, federal, foreign, or state securities disclosure or other similar needs of the party seeking such records. Notwithstanding the foregoing, any and all such records may be destroyed by a party if such destroying party sends to the other party hereto written notice of its intent to destroy such records, specifying in reasonable detail the contents of the records to be destroyed; such records may then be destroyed after the sixtieth (60th) day following such notice unless the other party hereto notifies the destroying party that such other party desires to obtain possession of such records, in which event the destroying party shall, prior to destroying such records, give the requesting party a reasonable opportunity, at the requesting party’s expense, to segregate and transfer the records. In addition, following the Closing, each party agrees to provide and shall cause its Subsidiaries and their respective Representatives to provide, such cooperation and assistance to the other party, its Subsidiaries and their respective Representatives (including, for the avoidance of doubt, such party’s auditors), as may be reasonably requested by such other party upon reasonable advance written notice, in connection with the audit, accounting, financial reporting, tax, litigation, federal, foreign or state securities disclosure or other similar needs of such requesting party; provided, that such cooperation and assistance shall be provided at the requesting party’s expense.

Endorsement of Checks

. Seller hereby authorizes Purchaser following the Closing to endorse for deposit only its name on and collect for Purchaser’s account any checks received in payment of any Accounts Receivable included in the Transferred Assets, and any refunds of deposits, prepaid expenses and similar amounts included in the Transferred Assets.

Financing

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(d) Purchaser shall not permit any amendment or modification to be made to, or any waiver of any provision or remedy under, or replace, the Debt Financing Commitment, without the prior written consent of Seller, if such amendment, modification, waiver or replacement (i) (A) reduces the aggregate amount of the Debt Financing (including by changing the amount of fees to be paid or original issue discount) to an amount that is below an amount that, assuming the accuracy of the representations and warranties contained in Article III and Article IV, is sufficient to complete the transactions contemplated by this Agreement and pay all fees and amounts in connection with this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby, (B) imposes new or additional conditions or otherwise adversely expands, amends or modifies any of the conditions to the receipt of the Debt Financing, or (C) otherwise expand, amend or modify any provision of the Debt Financing Commitment, in the case of this clause (C), in a manner that would reasonably be expected to (I) materially delay or prevent the Closing, (II) adversely impact in any material respect the ability of Purchaser to enforce its rights under the Debt Financing Commitment or the definitive agreements with respect thereto or (III) materially delay or impair the availability of the Debt Financing at the Closing or materially impede the satisfaction of the conditions to obtaining the Debt Financing at the Closing (clauses (A), (B) and (C), collectively, the “Restricted Financing Commitment Amendments”) (provided that, subject to the limitations set forth in this Section 6.12, Purchaser may amend the Debt Financing Commitment (1) to add lenders, lead arrangers, bookrunners, syndication agents or similar entities who had not executed the Debt Financing Commitment as of the date hereof, but only if the addition of such additional parties, individually or in the aggregate, would not result in the occurrence of a Restricted Financing Commitment Amendment, or (2) in connection with an alternative financing as contemplated by clause (b) of this Section 6.12) or (ii) results in the early termination of the Debt Financing Commitment.

(e) Purchaser shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange and obtain the proceeds of the Debt Financing on the terms and conditions described in the Debt Financing Commitment, including using its reasonable best efforts to (i) maintain in effect the Debt Financing Commitment (including by complying with so-called “flex” provisions) until the funding of the Debt Financing at or prior to the Closing, (ii) satisfy on a timely basis (or obtain a waiver of) all conditions to obtaining the Debt Financing at the Closing as set forth in the Debt Financing Commitment (other than those that are solely within the control of Seller and its Subsidiaries) and comply with all of its material obligations thereunder, (iii) negotiate, execute and deliver definitive agreements (which with respect to any bridge facility documentation shall not be required until reasonably necessary in connection with the funding of the Debt Financing) with respect to such Debt Financing on the terms and conditions (including the “flex” provisions) contemplated by the Debt Financing Commitment (and provide executed copies of such definitive agreements to Seller) or on other terms in the aggregate materially no less favorable to Purchaser or the interests of Seller, as to conditionality, than the terms and conditions in the Debt Financing Commitment (provided that in no event shall any such definitive agreement contain terms (other than those included in the Debt Financing Commitment) that would constitute Restricted Financing Commitment Amendments), (iv) fully pay any and all commitment fees or other fees required by the Debt Financing Commitment, and (v) upon satisfaction of the conditions set forth in the Debt Financing Commitment, consummate the Debt Financing at or prior to the Closing and enforce its rights under the Debt Financing Commitment. In the event any portion of the Debt Financing becomes unavailable on the terms and conditions (including any “flex” provisions) contemplated in the Debt Financing Commitment, Purchaser shall promptly notify Seller and shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to obtain alternative financing from alternative sources for such portion on terms and conditions (x) not materially less favorable to Purchaser than the Debt Financing Commitment, (y) with conditions to the funding of the Debt Financing not materially less favorable to the interests of Seller than those included in the Debt Financing Commitment, and (z) in an amount sufficient to consummate the transactions contemplated hereby, including the payment of the Estimated Purchase Price, the amount to be paid pursuant to Section 2.04 and all related fees and expenses promptly following the occurrence of such event, and in any event prior to or on the Closing Date, and, if obtained, Purchaser shall promptly deliver to Seller true and complete copies of a new financing commitment pursuant to which any such alternative source shall have committed to provide Purchaser with any portion of the Debt Financing. Purchaser shall keep Seller reasonably informed and in reasonable detail with respect to all material developments concerning the Debt Financing, including advising and updating Seller, in a reasonable level of detail, with respect to status and proposed closing date of the Debt Financing. Without limiting the generality of the foregoing, Purchaser shall promptly notify Seller in writing of (1) any breach or default by any party to the Debt Financing Commitment of which Purchaser has become aware, which breach or default if not cured could reasonably be expected to result in the unavailability of the Debt Financing or any termination of any of the Debt Financing Commitment, (2) of the receipt by Purchaser or any of its Affiliates or their respective employees, agents or representatives of any notice or other communication from any Person with respect to any (I) actual or potential breach, default, termination or repudiation by any party to any Debt Financing Commitment or any definitive agreement related thereto or (II) material dispute or disagreement between or among any parties to any Debt Financing Commitment or any definitive agreement related thereto, in each case which could reasonably be expected to result in the unavailability of the Debt Financing or any termination of any of the Debt Financing Commitment, and (3) if for any reason Purchaser believes in good faith that (I) there is (or there is reasonably likely to be) a material dispute or disagreement between or among any parties to the Debt Financing Commitment or any definitive agreement related thereto which could reasonably be expected to result in the unavailability of the Debt Financing or any termination of any of the Debt Financing Commitment or (II) there is a material possibility that it will not be able to obtain all or any portion of the financing contemplated in the Debt Financing Commitment on the terms, in the manner or from the sources contemplated by the Debt Financing Commitment or the definitive agreements related thereto. References in this Agreement to “Debt Financing” shall include the financing contemplated by the Debt Financing Commitment as permitted by this Section 6.12 to be amended, modified or replaced (including, replacement with alternative financing and alternative financing commitments pursuant to this Section 6.12) and references to “Debt Financing Commitment” shall include such documents as permitted by this Section 6.12 to be amended, modified or replaced (including replacement with alternative financing commitments pursuant to this Section 6.12), in each case from and after such amendment, modification or replacement.

(f) Unless otherwise provided below, prior to the Closing, Seller and its Subsidiaries shall provide to Purchaser, and shall use their reasonable best efforts to cause their respective directors, officers, employees, consultants, agents, financial advisors, attorneys, accountants and other representatives (collectively, “Representatives”) to, in each case, use reasonable best efforts to provide to Purchaser, all cooperation that is reasonably requested by Purchaser in connection with the Debt Financing or any debt securities being issued in conjunction with or in lieu of all or a portion of the Debt Financing, including using reasonable best efforts in connection with: (i) as promptly as reasonably practical, furnishing Purchaser with (A) the Required Information and (B) such other pertinent information (including financial information and other information to the extent necessary in the preparation of an information package regarding the Business, in each case, to the extent reasonably available to Seller and its Subsidiaries without undue burden and expense to Seller and its Subsidiaries, regarding the Transferred Entities and the Business as may be reasonably requested by Purchaser in writing, and in any case, solely to the extent necessary to permit Purchaser to prepare a preliminary offering memorandum for use in a customary “high-yield road show”, bank information memoranda, prospectus, and similar document, to consummate the Debt Financing, (ii) assisting with the preparation of materials for rating agency presentations, offering documents, private placement memoranda, bank information memoranda, materials for a “high-yield road show,” prospectuses and similar documents required in connection with the Debt Financing, (iii) before the Closing and, to the extent reasonably necessary to allow Purchaser or any of its Affiliates to consummate a bond offering contemplated by the Debt Financing, using reasonable best efforts to obtain (A) customary comfort letters from, and participation in customary due diligence sessions with, its independent accountants in connection with the use of the Business’ and the Transferred Entities’ financial statements and the Required Information in offering documents for a bond offering contemplated by the Debt Financing, at the expense of and as reasonably requested by Purchaser on behalf of the Financing Sources and (B) instruments relating to guarantees and other matters ancillary to the Debt Financing as may be reasonably requested by Purchaser as necessary and customary in connection with the Debt Financing, (iv) using reasonable best efforts to assist Purchaser in connection with its preparation of pro forma financial information to the extent required for the Debt Financing and to be included in any offering documents, (v) executing and delivering as of the Closing, on behalf of the Transferred Entities and the Business, any necessary pledge and security documents and otherwise reasonably facilitating the granting of a security interest (and perfection thereof) in collateral, guarantees, mortgages, other definitive financing documents or other certificates or documents as may reasonably be requested by Purchaser; provided that any obligations contained in all such agreements and documents shall be subject to the occurrence of the Closing and effective no earlier than the Closing, (vi) cooperating reasonably with the Financing Sources’ due diligence, to the extent customary and reasonable and participating in due diligence sessions, (vii) obtaining customary payoff letters, Lien terminations and instruments of discharge necessary to be delivered at the Closing to allow for the payoff, discharge or termination in full on the Closing Date of any debt necessary to evidence the release of liens or guarantees, (viii) taking all corporate actions, subject to the occurrence of the Closing, reasonably requested by Purchaser that are necessary or customary to permit the consummation of the Debt Financing and (ix) providing all documentation and other information about the Business and the Transferred Entities to the extent required by applicable “know your customer” and anti-money laundering rules and regulations including the USA PATRIOT Act, in each case, to the extent reasonably requested at least ten (10) Business Days prior to the anticipated Closing Date; provided,  however, that Seller, its Subsidiaries and their respective Representatives shall not be required to authorize, execute, deliver or perform under any agreement with respect to the Debt Financing that (A) unreasonably interferes with the ongoing business of Seller or its Subsidiaries; (B) causes any covenant, representation or warranty in this Agreement to be breached in a manner that would cause any closing condition to Purchaser’s obligations to fail to be satisfied or otherwise causes the breach of this Agreement (other than those conditions that by their terms are to be satisfied at the Closing); (C) requires Seller or its Subsidiaries to incur any liability (including, without limitation, any commitment fees and expense reimbursement) in connection with the Debt Financing, other than solely in the case of the Transferred Entities, any liability that is contingent upon the occurrence of the Closing or that would be effective only on and after the Closing; (D) requires Seller or its Subsidiaries or their respective directors, officers, managers or employees to execute, deliver or enter into, or perform any agreement, document, certificate or instrument with respect to the Debt Financing or adopt resolutions approving the agreements, documents, instruments and other actions pursuant to which the Debt Financing is obtained; (E) requires Seller or its Subsidiaries to give any legal opinion or other opinion of counsel; or (F) requires Seller or its Subsidiaries to take any action that is prohibited or restricted by, or will conflict with or violate, its organizational documents. Neither Seller nor any of its Subsidiaries shall be required to pay any commitment or other similar fees or make any other out-of-pocket payment or incur any other liability or obligation or provide or agree to provide any indemnity in connection with the Debt Financing or any of the foregoing in connection with the Debt Financing in connection with assisting Purchaser in arranging the Debt Financing or as a result of any information provided by Seller, its Subsidiaries or any of their respective Affiliates or Representatives in connection with the Debt Financing. Seller, on behalf of the Business, hereby consents to the use of the Business’ logos in connection with the Debt Financing contemplated by the Debt Financing Commitment; provided, that such logos are used solely in a manner that is not intended to, nor reasonably likely to, harm or disparage the Business, Seller or its Subsidiaries. Purchaser agrees that any information regarding Seller or any of its Subsidiaries or Affiliates contained in any presentations, offering documents, teasers or other materials in connection with, or related to, the Debt Financing shall be subject to the prior review of Seller, which review shall be completed promptly after receipt thereof.

(g) Purchaser shall indemnify and hold harmless Seller, its Affiliates, their respective Subsidiaries and the Representatives of each of the foregoing (the “Financing Indemnitees”) from and against any and all liabilities, losses, damages, claims, costs, expenses, awards, judgments, fines, interest, and penalties suffered or incurred by them in connection with the arrangement of the Debt Financing (including any replacement or alternative financing) and the performance of their respective obligations under this Section 6.12 or any information utilized in connection therewith (other than directly arising from a material misstatement in, or material omission in, the information, taken as a whole, provided by or on behalf of the Seller, specifically for use in connection with the arrangement of the Debt Financing), in each case other than to the extent any of the foregoing arises from the bad faith, gross negligence or willful misconduct of Seller or its Subsidiaries or any of their respective Affiliates and Representatives. Purchaser shall, promptly from time to time, and any in any case, within three (3) Business Days of written request therefor, advance or reimburse (as requested in writing) Seller and its Subsidiaries for all reasonable and documented out-of-pocket costs and expenses (including external legal costs and expenses and costs and expenses of their respective Representatives) that have been incurred by Seller, its Affiliates and their respective Subsidiaries (including those of their respective Representatives) in connection with cooperation under Section 6.12 and/or in the preparation or cooperation with respect to the preparation of the financial statements for use by the Purchaser in any of its public filings, including the notes thereto, or any audit or review of such financial statements by independent accountants (which for avoidance of doubt, shall include those contemplated by Section 6.17). This Section 6.12(d) shall survive the consummation of the transactions contemplated by, and any termination of this Agreement, and is intended to benefit, and may be enforced by, the Financing Indemnitees and their respective heirs, executors, estates, personal Representatives, successors and assigns who are each third party beneficiaries of this Section 6.12(d).

(h) Notwithstanding anything to the contrary contained in this Agreement, nothing contained in this Section 6.12 shall require, and in no event shall the reasonable best efforts of Purchaser be deemed or construed to require, Purchaser to (i) to pay any fees in excess of those contemplated in the Debt Financing Commitment (whether to secure waiver or any conditions contained therein or otherwise), (ii) amend or waive any of the terms or conditions hereof or (iii) consummate the Closing at any time prior to the date determined in accordance with Section 2.05(a).

(i) Seller shall as promptly as practicable supplement the Required Information through the end of the Marketing Period to the extent that any such Required Information, when taken as a whole and in light of the circumstances under which such statements were made, contains any untrue statement of material fact or omits to state any material fact necessary to make such information not misleading.

(j) Prior to the Closing, if reasonably requested by Purchaser, Seller and its Subsidiaries shall use their commercially reasonable efforts to cause the auditors that have audited the Business’s audited financial statements to permit the filing of such financial statements (and corresponding reports) with the SEC if so required in connection with a registration statement.

Certain Covenants

.

(k) As consideration for and to induce Purchaser to pay the consideration set forth in this Agreement, during the Restricted Period, Seller shall, and Seller shall cause each other Restricted Party not to, directly or indirectly, engage in any Restricted Activities; provided, that nothing in this Section 6.13 shall prohibit any Restricted Party from acquiring (by asset purchase, stock purchase, merger or consolidation) a business that engages in Restricted Activities (such business, an “Acquired Competitive Business”) and thereafter engaging in, or owning, operating, controlling, managing, financing or participating in, or attempting to do any of the foregoing, with respect to such Acquired Competitive Business, if:

(i) such Acquired Competitive Business generated less than either (A) five percent (5%) of the net revenues of the combined businesses that are being acquired as part of the same transaction or related transactions in which such Acquired Competitive Business is being acquired (measured for the last twelve (12) months for which such financial data are available prior to the execution of the definitive agreement for such acquisition (or the date of the consummation of such acquisition if there is no such definitive agreement)), or (B) $15,000,000 in net revenues (measured for the last twelve (12) months for which such financial data are available prior to the execution of the definitive agreement for such acquisition (or the date of the consummation of such acquisition if there is no such definitive agreement)); and

(ii) Seller shall, only in the event that neither the condition in clause (a)(i)(A) nor the condition in clause (a)(i)(B) of this proviso were satisfied, promptly pursue and thereafter engage in one or more transactions that result in the sale, in a commercially reasonable manner, (or, at Seller’s election in its sole discretion, shut down) of such Acquired Competitive Business to the extent necessary so that the remaining Acquired Competitive Business would have satisfied either the condition in clause (a)(i)(A) or the condition in clause (a)(i)(B) of this proviso (for the avoidance of doubt the denominator to be used for purposes of measuring the condition in clause (a)(i)(A) pursuant to this subparagraph (a)(ii) shall be the same denominator used in subparagraph (a)(i)).

Seller represents, stipulates and acknowledges on behalf of itself and the other Restricted Parties that: (x) the restrictive covenants contained in this Section 6.13(a) are a material inducement to Purchaser to enter into this Agreement and consummate the transactions contemplated hereby for which the Restricted Parties will receive a substantial financial benefit, and (y) it would impair the goodwill acquired by Purchaser and reduce the value of the Business obtained by Purchaser through the transactions contemplated hereby if such Restricted Party were to use its ability and knowledge in competition with Purchaser, its Affiliates or the Business, or to otherwise breach the obligations contained in this Section 6.13(a).

(l) During the period commencing on the Closing Date and ending two (2) years following the Closing Date, each of Seller and Purchaser shall not, and shall cause their respective Subsidiaries and Controlled Affiliates not to, directly or indirectly:

(i) contact, solicit or assist in the solicitation of, employ or retain any individual who is on the Closing Date an employee of the Business or an employee of Seller, as applicable, unless such individual is (A) no longer in the employ of the Business or Seller, as applicable, or (B) contacted or solicited through general non-targeted solicitation or advertisement in a newspaper, online or through an employment agency; or

(ii) contact, solicit, assist in the solicitation of, or cause any supplier, customer, licensee or service provider with whom the Business or Seller, as applicable, has a commercial relationship, whether by contract or otherwise, in each case with the intent to reduce, discontinue or alter in a manner adverse to the Business or Seller, as applicable, such commercial relationship.

(m) Each of Seller and Purchaser has carefully read this Section 6.13 and considered the restraints imposed upon it and their respective Subsidiaries and Controlled Affiliates and is in full accord as to the necessity of such restrictive covenants for the reasonable and proper protection of Purchaser, its Affiliates and the Business, or Seller and its Affiliates, as applicable, and agrees that each commitment and restraint imposed by the provisions of this Section 6.13 is fair and reasonable with respect to subject matter, geographic scope and time period. It is expressly understood and agreed that although Seller and Purchaser consider such covenants to be fair and reasonable, if a judicial determination is made by a court of competent jurisdiction that the time or any other restriction contained in this Section 6.13 is an invalid or unenforceable restriction against Seller, Purchaser or their respective Subsidiaries and Controlled Affiliates, the provisions of this Section 6.13 shall not be rendered void but shall be deemed amended to apply to such maximum time and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is invalid or unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein, which shall be given full force and effect without regard to such finding.

(n) During the period commencing on the Closing Date and ending three (3) years following the Closing Date, each of Seller and Purchaser shall not, and shall cause their respective Subsidiaries and 78

Controlled Affiliates not to, disparage, in any form or fashion, including over any electronic or social media, any Purchaser Indemnified Person (including Purchaser’s existing business or products) or Seller Indemnified Person (including Seller’s existing business or products), as applicable, or otherwise take any action or make any statement which could reasonably be expected adversely to affect the reputation of, or cause any third Person to lower its perception of the quality or integrity of, as applicable, Purchaser, Seller, their businesses or their products (in the case of Purchaser following the Closing, including the Business and the Products).

(o) Each of Seller and Purchaser acknowledges that it has informed each of their respective Subsidiaries, Controlled Affiliates and Representatives of the restrictive covenants contained in this Section 6.13, to the extent applicable, and has directed each such Person to comply with all of the provisions of this Section 6.13, to the extent applicable. Each of Seller and Purchaser hereby agrees to indemnify and hold harmless the Purchaser Indemnified Persons, or Seller Indemnified Persons, as applicable, from and against any and all Losses suffered, incurred or sustained by any of them arising out of or in connection with any non-compliance by any of their respective Subsidiaries and Controlled Affiliates or Representative with the applicable provisions of this Section 6.13.

Pre-Closing Restructuring

.

(p) Subject to Section 2.05(b), prior to the consummation of the Closing Seller shall, and shall cause its applicable Subsidiaries to, engage in restructuring activities necessary to effect a reorganization of certain assets, liabilities and legal entities to separate the Business from Seller’s other businesses (collectively, the “Pre-Closing Restructuring”), which such Pre-Closing Restructuring shall be undertaken in a manner consistent with Section 6.14 of the Seller Disclosure Letter (as the same may be modified in accordance with this Section 6.14) and otherwise in a manner, and pursuant to documentation, reasonably acceptable to Purchaser (such approval not to be unreasonably withheld, delayed or conditioned) and in accordance with applicable Law. Following the Pre-Closing Restructuring, at the Closing, Purchaser shall (directly or indirectly) own and assume all the assets, properties, claims, rights and Liabilities of Seller and its Subsidiaries constituting Transferred Assets or Assumed Liabilities and neither Purchaser nor any of its Subsidiaries (including the Transferred Entities) shall (directly or indirectly) own any Excluded Assets or be liable for or have any responsibility with respect to any Retained Liabilities.

(q) Seller may propose changes to Section 6.14 of the Seller Disclosure Letter and Exhibit A (including in order to designate any additional Subsidiaries as a Transferred Entity (whether as a Battery Company or as a Battery Company Subsidiary) or to remove any Subsidiary from the universe of Battery Companies or Transferred Entities) at any time prior to the Closing and Purchaser shall consider any such proposal in good faith and shall not unreasonably object to, delay or condition its consent to such proposed changes. Any such agreed changes shall be incorporated into a revised, amended and restated Section 6.14 of the Seller Disclosure Letter or Exhibit A, as applicable.

(r) In connection with the Pre-Closing Restructuring, Seller shall, and shall cause its applicable Subsidiaries to (i) deliver all agreements, instruments, certificates and all other documents to effect the Pre-Closing Restructuring to Purchaser (with appropriate redaction for confidential information relating to Seller’s other businesses or third-parties) and (ii) keep Purchaser reasonably informed with respect to all material activity concerning the status of the Pre-Closing Restructuring and consult with Purchaser on a regular basis and cooperate in good faith in connection with all of Purchaser’s reasonable requests for information related to the Pre-Closing Restructuring. In the event that, at any time between the date of this Agreement and the Closing, Exhibit A is amended to designate any additional Subsidiaries as a Transferred Entity (whether as a Battery Company or as a Battery Company Subsidiary) or to remove any Subsidiary from the universe of Battery Companies or Transferred Entities, Seller shall be permitted to revise the Seller Disclosure Letter at such time to include any additional necessary disclosures related thereto.

(s) For the avoidance of doubt but subject to Section 2.05(b), the Pre-Closing Restructuring shall be completed by Seller or its applicable Subsidiaries prior to the Closing.

(t) At or prior to the Closing, Seller will deliver to Purchaser all agreements, instruments, certificates and other documents necessary to evidence the release of all Liens, guarantees or other encumbrances against the Transferred Entities and Transferred Assets with respect to the Credit Agreement, dated June 23, 2015, as amended, with Spectrum Brands Inc. as the Borrower and Deutsche Bank AG New York Branch as administrative agent and collateral agent.

Notification of Certain Matters

. During the period following the date hereof until the earlier of the Closing Date and the termination of this Agreement pursuant to its terms, each of Seller and Purchaser shall give prompt notice to the other party upon receiving Knowledge of (a) any notices, complaints, investigations or hearings (or communications indicating that the same may be contemplated) of any Governmental Authorities with respect to the transactions contemplated hereby or by the Ancillary Agreements, (b) any written notices or other written communications from any third Persons alleging that the consent of such Person is or may be required with respect to the transactions contemplated hereby or by the Ancillary Agreements, (c) the institution of any material Action involving Seller or any of its Subsidiaries or Purchaser or any of its Subsidiaries that relates, in each case, to the transactions contemplated by this Agreement, or (d) any material event, development, or occurrence that would reasonably be expected to give rise to a failure of a condition precedent set forth in Article IX or that would otherwise reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by this Agreement; provided,  however, that without prejudice to Purchaser’s rights under Article XI, no such notification or failure to make such notification shall affect the representations, warranties, covenants or agreements of the parties herein or the conditions to the obligations of the parties hereunder or constitute, in and of itself, a breach giving rise to the failure of a condition to the Closing set forth in Article IX. For informational purposes only, upon Purchaser’s reasonable request, Seller shall use its commercially reasonable efforts to supplement or amend in writing the Seller Disclosure Letter with respect to any matter, event, circumstance or condition which was required (or, if occurring before, or existing and known at, the date of this Agreement, would have been required) to be set forth or described on Sections 4.04,  4.05,  4.08,  4.11,  4.17 and 4.20 of the Seller Disclosure Letter. For clarity, neither any such supplemental or amended disclosure, nor any failure by Seller to make any such supplement or amendment if Seller has used its commercially reasonable efforts to do so, will be taken into account for any purpose under Article IX (including for purposes of determining the existence or occurrence of a breach pursuant to Section 11.01(a) and determining the amount of Losses arising out of or resulting therefrom) or for purposes of determining whether or not the conditions set forth in Section 9.02 have been satisfied.

Exclusivity

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(u) During the period following the date hereof until the earlier of the Closing Date and the termination of this Agreement pursuant to its terms, Seller shall not, shall cause its Subsidiaries not, and shall direct its other Affiliates and each of their respective Representatives not, directly or indirectly, to: (i) encourage, facilitate, initiate, solicit or make any proposal or offer with respect to or enter into a merger, acquisition, consolidation, recapitalization, liquidation, dissolution, equity investment or similar transaction involving the Business, or, other than as expressly permitted by Section 6.01(b)(v), any purchase of all or a substantial portion of the assets of the Business (each, a “Proposal”) with any Person other than Purchaser; or (ii) other than informing Persons of the existence of this Section 6.16, or communicating that such Person is not permitted to engage in such activity at such time, engage in any negotiations concerning, or provide any information or data concerning the Business to, or have any discussions with, any Person other than Purchaser that has made a Proposal. Notwithstanding the foregoing or anything else to the contrary herein, nothing in this Section 6.16 shall restrict Seller from, subject to compliance with the Confidentiality Agreement, discussing, negotiating, providing information in connection with, entering into any agreement providing for, consummating or otherwise taking any action in connection with a merger, tender offer, sale, business combination transaction or other similar transaction so long as such transaction would not reasonably be expected to prevent or materially delay or make more unlikely to occur the consummation of the Acquisition; it being agreed that any transaction described in this sentence or proposal or offer with respect thereto shall not constitute a Proposal.

(v) Seller shall notify Purchaser orally and in writing promptly (but in any event no later than twenty-four (24) hours) after receipt by Seller, its Affiliates or Subsidiaries, or any of their respective Representatives of any Proposal from any Person other than Purchaser. Such notice shall indicate the identity of the Person making the Proposal and copies of any written Proposals or amendments and supplements thereto. Seller shall keep Purchaser informed, on a current basis (but in any event no later than twenty-four (24) hours), of any material changes in the status and any material changes or modifications in the material terms of any such Proposal. Notwithstanding the foregoing, Seller shall not be required to take any action that would violate any existing confidentiality agreement.

(w) Seller shall, and shall direct its Affiliates and Subsidiaries, and each of their respective Representatives to, immediately terminate all discussions or negotiations with all Persons other than Purchaser who have made Proposals that are currently ongoing and shall promptly request the prompt return or destruction of any confidential information provided to (and terminate the VDR access of) such Person in connection with such Person’s consideration of a possible Proposal.

Financial Statements

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(x) As soon as practicable after they become available, and in no event later than 60 days after the date of this Agreement, Seller shall deliver to Purchaser complete and correct copies of (i) the unaudited, combined carve-out balance sheets of the Business as of September 30, 2016 and September 30, 2017 and (ii) the unaudited, combined carve-out statements of income, comprehensive income, shareholders’ equity and cash flows of the Business for each of the fiscal years ended September 30, 2015, September 30, 2016 and September 30, 2017 (collectively, the “Unaudited Annual Financial Statements”). The Unaudited Annual Financial Statements shall be prepared in accordance with U.S. GAAP and Regulation S-X and on the same basis as the Pre-Signing Financial Statements, with the exception that the unaudited financial statements do not include footnotes and remain subject to changes resulting from normal year-end adjustments (it being agreed that the reference to preparation in accordance with Regulation S-X shall not require (x) separate subsidiary financial statements or any other information of the type required by Rule 3-09, Rule 3-10 or Rule 3-16 of Regulation S-X or “segment reporting” or (y) the inclusion of other information customarily excluded from an offering memorandum involving an offering of high-yield debt securities pursuant to Rule 144A).

(y) As soon as practicable after they become available, and in no event later than one hundred and twenty (120) days after the date of this Agreement, Seller shall deliver to Purchaser complete and correct copies of (i) the audited, combined carve-out balance sheets of the Business as of September 30, 2016 and September 30, 2017 and (ii) the audited, combined carve-out statements of income, comprehensive income, shareholders’ equity and cash flows of the Business for each of the fiscal years ended September 30, 2015, September 30, 2016 and September 30, 2017 and accompanying notes to such financial statements (collectively, the “Audited Financial Statements”), prepared in accordance with U.S. GAAP and Regulation S-X and accompanied by an audit report of the Business’ independent accountants (it being agreed that the reference to preparation in accordance with Regulation S-X shall not require (x) separate subsidiary financial statements or any other information of the type required by Rule 3-09, Rule 3-10 or Rule 3-16 of Regulation S-X or “segment reporting” or (y) the inclusion of other information customarily excluded from an offering memorandum involving an offering of high-yield debt securities pursuant to Rule 144A).

(z) Prior to the Closing, Seller shall, and shall cause its Subsidiaries to, provide to Purchaser (i) within forty (40) days after each fiscal quarter ended at least forty (40) days prior to the Closing Date, beginning with the fiscal quarter ended December 31, 2017 (other than the fourth fiscal quarter of a fiscal year), an unaudited, combined balance sheet and unaudited, combined carve-out statement of income, comprehensive income, and cash flows for the Business as of and for such period, including the comparable period in the prior year, and accompanying notes to such financial statements, prepared in accordance with U.S. GAAP and Regulation S-X that have been reviewed by the Business’ independent accountants as provided in the procedures specified by the Public Company Accounting Oversight Board in AU 722, (ii) within ninety (90) days after each fiscal year ended at least ninety (90) days prior to the Closing Date (beginning with the fiscal year ending September 30, 2018), the audited, combined carve-out balance sheet and audited combined statements of income, comprehensive income, shareholders’ equity and cash flows of the Business as of and for such period and accompanying notes to such financial statements, prepared in accordance with U.S. GAAP and Regulation S-X and accompanied by an audit report of the Business’ independent accountants (the financial statements described in clauses (i) and (ii) being referred to as the “Additional Financial Statements”) and (iii) within fourteen (14) days after each fiscal calendar month beginning on the first day of the first fiscal calendar month after the date of this Agreement, such monthly financial data and information, if any, to the extent regularly prepared for Seller’s internal use in respect of the Business (it being agreed that the references to preparation in accordance with Regulation S-X in this Section 6.17(c) shall not require (x) separate subsidiary financial statements or any other information of the type required by Rule 3-09, Rule 3-10 or Rule 3-16 of Regulation S-X or “segment reporting” or (y) the inclusion of other information customarily excluded from an offering memorandum involving an offering of high-yield debt securities pursuant to Rule 144A).

Permits

. As soon as reasonably practicable after the date of this Agreement, but in any event prior to the Closing Date, Seller shall use reasonable efforts to deliver to Purchaser a list of all material Permits (including, for clarity, Environmental Permits) used in or held for use in the Business.

Article VII EMPLOYEE MATTERS
Offers of Employment

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(a) Not later than seventy (70) days prior to the anticipated Closing Date as reasonably agreed by the parties (the “Anticipated Closing Date”), Seller shall provide Purchaser updates to Section 1.01(a)(ii) and Section 1.01(b) of the Seller Disclosure Letter setting forth in a non-anonymized fashion the then-current Business Employees and Deferred Transfer Employees. Purchaser and Seller may mutually agree to revise Section 1.01(a)(ii) and Section 1.01(b) of the Seller Disclosure Letter within five (5) days of receipt of such updated lists. Not later than ten (10) days following Purchaser’s receipt of such updated lists, Purchaser shall, or shall cause one of its Affiliates to, offer employment to each Business Employee listed on the then-current Section 1.01(a)(ii) of the Seller Disclosure Letter, with the exception of any Automatic Transfer Employees and any Employees who are employed by a Transferred Entity (the “Offer Employees”). All offers of employment will be contingent upon execution of Purchaser’s customary assignment of inventions, work made for hire, non-disclosure, non-solicitation and non-competition agreements. Any offers of employment made to Offer Employees who are anticipated to be Actively at Work on the Closing Date shall provide for employment with Purchaser or an Affiliate of Purchaser to commence effective as of 12:00 A.M., local time, on the Closing Date. Any offer of employment made to an Offer Employee who is not anticipated to be Actively at Work on the Closing Date (an “Inactive Employee”) shall provide for employment with Purchaser or an Affiliate of Purchaser to commence effective as of 12:00 A.M., local time, on the date the Inactive Employee becomes available to return to work and shall be conditioned on the Inactive Employee becoming available to return to work within one hundred and eighty (180) days of the Closing Date or within such longer time as may be required by applicable Law or Labor Contract. Notwithstanding anything herein to the contrary, any offers of employment made to Deferred Transfer Employees shall be governed by the Transition Services Agreement. All offers of employment shall be made in accordance with the applicable provisions of this Section 7.01 and the Transition Services Agreement. Not later than ten (10) days prior to the Anticipated Closing Date, Seller shall provide Purchaser non-

anonymized updates to Section 1.01(a)(ii) and Section 1.01(b) of the Seller Disclosure Letter. Each Offer Employee who accepts Purchaser’s or one of its Affiliate’s offer of employment and whose employment with Purchaser or one of its Affiliates commences pursuant to this Agreement or the Transition Services Agreement, together with each Business Employee employed by a Transferred Entity, along with each Automatic Transfer Employee, shall be referred to herein as a “Transferred Employee” and the date on which any such Transferred Employee commences employment with Purchaser or one of its Affiliates shall be referred to herein as the Transferred Employee’s “Transfer Date.” An Offer Employee (other than an Inactive Employee) who arrives at his or her then applicable place of employment in the Business on the Closing Date shall be deemed for all purposes of this Agreement to have accepted Purchaser’s or one of its Affiliate’s offer of employment for all purposes of this Agreement. An Inactive Employee who arrives at his or her then applicable place of employment in the Business in accordance with an offer made to such Inactive Employee pursuant this Section 7.01(a) shall be deemed for all purposes of this Agreement to have accepted Purchaser’s or one of its Affiliate’s offer of employment for all purposes of this Agreement. Offers pursuant to this Section 7.01(a) shall be on terms and conditions consistent with Section 7.01(c), be at a location not more than twenty-five (25) miles from such Offer Employee’s principal place of employment immediately prior to the Closing, and otherwise comply in all respects with such applicable Law (including with respect to compensation and benefits) and may, if Seller reasonably requests, make employment contingent upon the Transferred Employee’s waiver of any and all claims or right to severance in connection with the transfer of employment subject to applicable law; provided,  however, that all offers of employment to Offer Employees whose terms and conditions of employment are governed by a Labor Contract shall be in accordance and comply with the terms of such applicable Labor Contract.

(b) The parties intend that, in accordance with the Transfer Regulations, the employment and the Employment Agreements of the Automatic Transfer Employees will (other than in respect of any such employee who objects to a transfer or resigns and leaves prior to the Closing) transfer from Seller or one of its Affiliates automatically by operation of law to Purchaser or one of its Affiliates as a result of the transactions contemplated by this Agreement, and, accordingly, each such Employment Agreement will have effect after the relevant transfer as if originally made between Purchaser, or such applicable Affiliate of Purchaser, and the applicable Automatic Transfer Employee, and all rights, powers, duties, liabilities and obligations of Seller or its Affiliates in respect of, or in relation to, such Automatic Transfer Employees and their Employment Agreement in effect immediately prior to the relevant transfer will transfer to Purchaser or its Affiliates in accordance with the Transfer Regulations. Seller and its Subsidiaries will use commercially reasonable efforts to comply in all respects with their obligations to inform and consult under the Transfer Regulations and other applicable Law in respect of such transfers. Purchaser and its Affiliates shall use reasonable best efforts to provide such information within its control as Seller or its Affiliates may reasonably require in sufficient time to enable Seller and its Affiliates to meet any information and consultation obligations they may have pursuant to the Transfer Regulations or other applicable Law with or in relation to their employees or any representative of those employees in connection with the transactions contemplated by this Agreement.

(c) With respect to each Transferred Employee, for the one-year period immediately following the Closing Date (the “Transition Period”), Purchaser or its Affiliates shall provide to each Transferred Employee (i) annual cash bonus opportunities, equity-based compensation and base salary or wage rates, as applicable, the amount of which is no less favorable in the aggregate than the aggregate amount provided to such Transferred Employee immediately prior to the Closing Date and (ii) employee benefits that are no less beneficial in the aggregate to the benefits provided by Purchaser to similarly situated employees, without regard, in each case of clauses (i) and (ii), to defined benefit pension benefits, or post-termination health and welfare benefits or retention arrangements; provided,  however, that notwithstanding anything in this Section 7.01(c) to the contrary, such compensation and benefits provided by Purchaser during the Transition Period shall be of the type and at levels sufficient to comply with applicable Law or the terms of any Labor Contract. Notwithstanding the foregoing, nothing contemplated by this Agreement shall be construed as requiring either Purchaser or any of its Affiliates to be obligated to continue the employment or services of any Transferred Employee for any period after the applicable Transfer Date.

(d) With respect to each Transferred Employee whose employment terminates during the Transition Period, Purchaser or its Affiliates shall provide severance benefits that are no less favorable than those severance or termination benefits provided under Purchaser’s severance plan, program, policy or practice (whether contractual or otherwise) applicable to such Transferred Employee on the date of such Transferred Employee’s termination; provided,  however, that notwithstanding anything in this Section 7.01(c) to the contrary, such severance or termination benefits shall be of the type and at levels sufficient to comply with applicable Law or the terms of any Labor Contract.

(e) With respect to each Transferred Employee, effective from and after the applicable Transfer Date, Purchaser or its Affiliates shall (i) recognize for the benefit of the Transferred Employees for purposes of eligibility to participate and vesting and for purposes of severance pay,, vacation and paid time off, benefit accrual, service with Seller and its Affiliates through the applicable Transfer Date under any such Purchaser Benefit Plan that that recognizes service for such purposes (or as otherwise required by applicable Law or the terms of any Labor Contract), except to the extent necessary to avoid duplication of benefits or with respect to any benefit accrual under any defined benefit pension plan that is not an Assumed Benefit Plan, and (ii) with respect to Purchaser Benefit Plans, use commercially reasonable efforts to waive any pre-existing condition exclusion, actively-at-work requirement or waiting period under all employee health and other welfare benefit plans established or maintained by Seller or its Affiliates for the benefit of the Transferred Employees, except to the extent that such pre-existing condition, exclusion, requirement or waiting period would have applied to such individual under the corresponding Business Benefit Plan.

(f) To the extent any Offer Employee becomes entitled to any payments payable upon a separation, termination or severance from employment prior to the Closing Date that are not incurred as a result of the transactions contemplated by this Agreement, then Seller shall be, or shall cause its Affiliates to be, solely responsible for any and all such costs. Except as otherwise required by applicable Laws, Seller and Purchaser intend that the transactions contemplated by this Agreement should not constitute a separation, termination or severance of employment of any Employee prior to or upon the occurrence of the Transfer Date, including for purposes of any Business Benefit Plan that provides for separation, termination or severance benefits or that requires an Employee to repay his or her employer any amounts, including sign-on bonuses, tuition reimbursements and housing differential payments, upon a termination of employment, and that each such Transferred Employee will have continuous and uninterrupted employment immediately before and immediately after the Transfer Date, and Seller and Purchaser shall, and shall cause their respective Affiliates to, comply with any requirements under applicable Law to ensure the same. Seller is responsible for timely providing any notice required under the WARN Act in connection with the termination of employment of any Employee that occurs on or before the Closing Date, and Seller agrees to timely provide such notice. The parties hereto do not intend the termination of Transferred Employees by Seller to be an employment loss for the purposes of the WARN Act. To the extent any separation, termination, severance or other payments are incurred with respect to Transferred Employees as described in this Section 7.01(f) as a result of the transactions contemplated by this Agreement as a result of such payments being required by applicable Laws or any Labor Contract or Employment Agreement (the “Transfer Severance”), then Seller shall be, or shall cause its Affiliates to be, solely responsible for any and all Transfer Severance costs, provided,  however, that Purchaser shall reimburse Seller for fifty percent (50%) of the Transfer Severance costs incurred by Seller within thirty (30) days following receipt of a summary description of such costs incurred and other documentation reasonably requested by Purchaser. To the extent any separation, termination, severance or other payments are incurred with respect to Transferred Employees as described in this Section 7.01(f) as a result of the transactions contemplated by this Agreement other than as a result of such payments being required by applicable Laws or any Labor Contract or Employment Agreement, then Seller shall be, or shall cause its Affiliates to be, solely responsible for any and all such costs. If an Offer Employee does not receive an offer of employment from Purchaser or one of its Affiliates pursuant to Section 7.01(a) or does not meet the requirements of Section 7.01(a) (including the requirements of such offer as provided in Section 7.01(c))  and Seller or one of its Affiliates is obligated to pay notice, termination or severance payments or severance benefits to such Offer Employee, then Purchaser shall be, or shall cause its Affiliates to be, solely responsible for any and all such costs. If an Offer Employee does receive an offer of employment from Purchaser or one of its Affiliates in connection with Section 7.01(a) and if that Offer Employee either (x) does not accept the offer of employment, (y) fails to execute Purchaser’s customary assignment of inventions, work made for hire, non-disclosure, non-solicitation and/or non-competition agreements (as applicable), or (z) resigns from his or her employment prior to the Transfer Date and, in each case, such Offer Employee becomes entitled to pay notice, termination or severance payments or severance benefits, then Seller or one of its Affiliates will be solely responsible for any and all such costs.

(g) Notwithstanding anything herein to the contrary (including Section 6.06), Purchaser shall be, or shall cause an Affiliate to be, solely responsible, either directly or shall reimburse Seller for, all covered medical, vision, dental, prescription drug and other welfare plan expenses and claims incurred, and claims for disability income benefits made, by any Transferred Employee or his or her dependents, on or prior to the Transfer Date under any Business Benefit Plan in accordance with the terms of such Business Benefit Plan. Purchaser shall be, or shall cause its Affiliates to be, responsible for all covered medical, vision, dental, prescription drug and other welfare plan expenses incurred, and claims for disability income benefits made, by any Transferred Employee or his or her dependents after the Transfer Date under any Purchaser Benefit plan. Except in the event of any claim for workers’ compensation benefits, for purposes of this Agreement, the following claims and liabilities shall be deemed to be incurred as follows: (i) medical, vision, dental and/or prescription drug benefits (including hospital expenses), upon provision of the services, materials or supplies constituting any such benefits and (ii) insurance benefits, upon the death, illness, injury or accident giving rise to such benefits. Purchaser and its Affiliates shall be responsible for, or shall reimburse Seller for, all claims for U.S. workers’ compensation benefits that are incurred either (x) prior to the Transfer Date by any Transferred Employee or (y) on or prior to the Closing Date by any Business Employee who does not become a Transferred Employee. Purchaser and its Affiliates shall be responsible for all claims for U.S. workers compensation benefits that are incurred on or after the Transfer Date by any Transferred Employee. A claim for U.S. workers compensation benefits shall be deemed incurred when the event giving rise to the claim occurs.

(h) Subject to local Laws, if any Employee requires a work permit, employment pass, visa or other legal or regulatory approval for his or her employment with Purchaser or its Affiliates, Purchaser shall, and shall cause its Affiliates to, use commercially reasonable efforts to cause any such permit, pass, visa or other approval to be obtained and in effect prior to the Transfer Date, and Seller shall, and shall cause its Affiliates to, take all reasonably necessary or appropriate action at Purchaser’s expense, as reasonably requested by Purchaser, to assist in obtaining any such permit, pass, visa or other approval prior to the Transfer Date.

(i) As of the Transfer Date, Seller shall provide to Purchaser and its Affiliates copies of all employment records for each Transferred Employee required to be provided to Purchaser and its Affiliates under applicable Law and shall use commercially reasonable efforts to provide all employment records for any other Transferred Employee as reasonably requested by Purchaser, in each case, the transfer of which is not prohibited by applicable Law or subject to such Transferred Employee’s consent where required. Purchaser and its Affiliates shall ensure that all such records are used only in connection with the employment of such Transferred Employee and shall keep such employment records confidential to the extent required under applicable Law.

(j) As required by applicable Laws, Purchaser shall, or shall cause its relevant Affiliate to, grant each Transferred Employee paid time off in an amount equal to such Transferred Employee’s accrued and unused vacation hours. Seller shall provide a reasonable estimate of each Transferred Employee’s accrued and unused vacation hours as soon as practicable after the date hereof, and will update such estimates immediately prior to the applicable Transfer Date. If any accrued and unused vacation hours are required to be paid to the Transferred Employee in connection with the transactions contemplated by this Agreement, immediately prior to the applicable Transfer Date, Seller shall be (or shall cause its Affiliates to be) solely responsible for, and pay to each Transferred Employee, the amount of compensation with respect to the accrued and unused vacation hours that is due and owing to such Transferred Employee as of immediately prior to the applicable Transfer Date.

(k) Seller shall, and shall cause its Affiliates to, cooperate with Purchaser and its Affiliates in respect of Purchaser’s efforts to hire at the Closing Date the Offer Employees and to retain at the Closing Date the Transferred Employees and shall take no actions to cause any individual who would be as of the date hereof a Business Employee to be transferred to any business or function of Seller or any of its Affiliates other than the Business. Prior to the applicable Transfer Date, Purchaser may not communicate directly with any Employee or Labor Organization until Seller has first been afforded a reasonable opportunity to review and comment on any proposed communications. Seller (or any of its Affiliates) shall neither communicate directly with any Employee nor Labor Organization regarding the terms and conditions of their employment with Purchaser (or any of its Affiliates) nor make or deliver any formal written communications or oral representations to any Employee regarding Purchaser’s offers of employment or such Employees’ transfers of employment, or any other compensation or personnel matters relating to the transactions contemplated by this Agreement, in either case, until Purchaser has first been afforded a reasonable opportunity to review and comment on any such proposed communications.

(l) To the extent permitted by applicable Law or Contract, Seller shall, and shall cause its Affiliates to, assign to Purchaser and its applicable Affiliates the right to enforce any provisions in any agreement to which any Former Business Employee or Business Employee who does not become a Transferred Employee is bound, to the extent such provision relates primarily or exclusively to the Business, including any assignment of inventions, work made for hire, confidentiality, non-competition or non-solicitation provisions contained in any such agreements.

(m) For a period of eighteen (18) months following the Closing, Seller shall, and shall cause its Affiliates to provide Purchaser reasonable access, to the extent permissible under applicable Law, to all personnel files in Seller or its Affiliates’ possession relating to Transferred Employees that cannot be transferred to Purchaser under applicable Law.

Assumption of Assumed Benefit Plans; Transfer of Related Assets

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(n) Effective as of the Closing Date or such later date as set forth in the Transition Services Agreement, Seller shall or shall cause its affiliates to take all actions necessary so that all Transferred Employees shall cease participation in all Business Benefit Plans other than the Assumed Benefit Plans or the Deferred Business Benefit Plans. Notwithstanding anything in this Agreement to the contrary, effective as of the Closing, Purchaser shall, or shall cause one of its Affiliates to, assume all of the rights, title, interests, obligations and liabilities under each of the Assumed Benefit Plans.

(o) Effective as of the Closing Date, Purchaser shall, or shall cause one if its Affiliates to, assume sponsorship of, and shall succeed to all of the rights, title and interest (including the rights of Seller or any of its Affiliates, as applicable, if any, as plan sponsor, plan administrator or employer) under, each Assumed Benefit Plan, including each Transferred Pension Plan set forth on Section 1.01(n) of the Seller Disclosure Letter. The parties hereto shall use their reasonable commercial efforts to cooperate with each other, and shall cause their officers, employees, agents, auditors and representatives to cooperate with each other after the Closing Date in the execution of any documents, adoption of any corporate resolutions or the taking of all actions that are necessary and appropriate to effectuate such sponsorship and related transfers of Assumed Benefit Plans and related assets.

(p) Purchaser acknowledges that all Labor Contracts to which any Transferred Entity is party or by which a Transferred Entity is bound will remain in effect as of and immediately after the Closing. Effective as of the Closing Date, Purchaser shall, or shall cause one if its Affiliates to, assume each Labor Contract to which Seller or any of its Affiliates is a party or by which Seller or any of its Affiliates is bound that relates to Offer Employees.

(q) Effective as of the Closing Date or as soon as administratively practicable following the Closing Date, Purchaser shall establish or provide a flexible spending plan maintained in the United States and, for the avoidance of doubt, a health reimbursement account plan maintained in the United States (collectively, the “Purchaser FSA Plan”) in which Transferred Employees in the United States will be eligible to participate. Where applicable, Seller and its Affiliates and Purchaser shall take all commercially reasonable actions necessary or appropriate so that, effective as of the Closing Date, (i) the account balances (whether positive or negative) (the “Transferred FSA Balances”) under the applicable flexible spending plan of Seller or its Affiliates (collectively, the “Seller FSA Plan”) of the Transferred Employees in the United States who are participants in the Seller FSA Plan shall be transferred to the Purchaser FSA Plan; (ii) the elections of such Transferred Employees in the United States shall apply under the Purchaser FSA Plan in the same manner as under the Seller FSA Plan; and (iii) such Transferred Employees in the United States shall be reimbursed from the Purchaser FSA Plan for claims incurred at any time during the plan year of the Seller FSA Plan in which the Closing Date occurs that are submitted to the Purchaser FSA Plan from and after the Closing Date on the same basis and the same terms and conditions as under the Seller FSA Plan. As soon as practicable after the Closing Date, and in any event within ten (10) Business Days after the amount of the Transferred FSA Balances is determined, (A) Seller shall pay Purchaser or one or more of its designated Affiliates, in cash, the net aggregate amount of the Transferred FSA Balances, if such amount is positive, or (B) Purchaser shall pay to Seller, or one or more of its designated Affiliates, in cash, the net aggregate amount of the Transferred FSA Balances, if such amount is negative.

(r) Effective as of or as soon as administratively practicable following the Closing Date, Purchaser shall establish or provide a defined contribution 401(k) plan maintained in the United States in which Transferred Employees in the United States will be eligible to participate (the “Purchaser 401(k) Plan”). Effective as of the Closing Date, Seller shall take all actions necessary to fully vest each Transferred Employee in the United States who is a participant in a Seller Plan that is a defined contribution Section 401(a) plan (the “Seller 401(k) Plan”), in their entire balance in the Seller 401(k) Plan. As soon as administratively practicable following the Closing Date, Purchaser shall take all commercially reasonably actions necessary to permit Transferred Employees in the United States who have an account balance in the Seller 401(k) Plan to rollover (whether by direct or indirect rollover, as selected by such Transferred Employees) his or her “eligible rollover distribution” (as defined under Section 402(c)(4) of the Code) in the form of cash, a promissory note (in the case of loans) or any combination thereof from the Seller 401(k) Plan to a Purchaser 401(k) Plan.

(s) Effective as of the Closing Date, Purchaser shall, or shall cause one if its Affiliates to, honor and assume all Liabilities for, and to make any and all payments required to be made with respect to, compensation payable in respect of any Business Employees and Former Business Employees (whether relating to periods before or after the Transfer Date) under any Assumed Benefit Plan (including the Assumed Benefit Plans set forth in Section 7.02(f) of the Seller Disclosure Letter) that is a variable pay, bonus, cash performance or incentive plan, including compensation that is accrued and payable with respect to periods prior to the Transfer Date, and shall pay all amounts out under such Assumed Benefit Plans in accordance with the terms thereof.

Liability for Employees

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(t) Effective from and after the applicable Transfer Date with respect to provision (iii) of this Section 7.03(a) and effective from and after the Closing Date with respect to provisions (i), (ii), (iv), and (v) of this Section 7.03(a), Purchaser shall, and shall cause its Affiliates to assume and be responsible for any and all Liabilities or obligations of Seller (i) arising under or with respect to any Purchaser Benefit Plan (including any Assumed Benefit Plan), (ii) arising with respect to Employees or Former Business Employees of the Transferred Entities (including those who become Transferred Employees), whether incurred prior to, on or after the Closing Date (excluding any Liabilities or obligations arising under any Business Benefit Plan other than an Assumed Benefit Plan and except as otherwise provided in this Article VII), (iii) arising with respect to Offer Employees (including those who become Transferred Employees) incurred on or after the Transfer Date (excluding any Liabilities or obligations arising under any Business Benefit Plan other than an Assumed Benefit Plan) (iv) arising under or with respect to any Assumed Benefit Plan (including any Deferred Transfer Employee Benefit Plan) and (v) that transfer by operation of law.

(u) Except as set forth in this Article VII, effective from and after the Closing Date, Seller shall, and shall cause its Subsidiaries to, remain responsible for any and all Liabilities or obligations arising under or with respect to (i) any Business Benefit Plan (other than any Assumed Benefit Plan), (ii) any Liability or obligation (contingent or otherwise) of Seller or any entity that together with Seller could be treated as a single employer under applicable Law, including Section 4001 of ERISA or Section 414 of the Code in respect of, any “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA; (iii) Offer Employees (including those who become Transferred Employees) incurred prior to the Transfer Date (including any Liabilities or obligations arising under any Business Benefit Plan other than an Assumed Benefit Plan); (iv) Former Business Employees or Employees who are not or were not (respectively) employees of the Transferred Entities and who do not become Transferred Employees (other than obligations under an Assumed Benefit Plan); and (v) any defined benefit pension plan or retiree medical plan with respect to any Deferred Transfer Employee or any dependent or beneficiary thereof, to the extent accrued as of the Closing Date (other than obligations under an Assumed Benefit Plan).

(v) Seller and its Affiliates shall be solely responsible for compliance with the requirements of Section 4980B of the Code and part 6 of subtitle B of Title I of ERISA (such provisions of the Code and ERISA collectively referred to as “COBRA”), including, without limitation, the provision of continuation coverage (within the meaning of COBRA), with respect to all Employees and Former Business Employees, and their respective spouses and dependents, other than Transferred Employees, and their respective spouses and dependents, for whom a qualifying event (within the meaning of COBRA) occurs at any time following the Transfer Date.

U.S. Employment Tax Matters

. The parties hereto agree to (i) treat Purchaser and its Affiliates as a “successor employer” and Seller as a “predecessor” within the meaning of Sections 3121(a)(1) and 3306(b)(1) of the Code with respect to Transferred Employees of Seller for purposes of Taxes imposed under the United States Federal Unemployment Tax Act and the United States Federal Insurance Contributions Act and (ii) use their reasonable best efforts to cooperate with each other to avoid the filing of more than one IRS Form W-2 with respect to each Transferred Employee for the calendar year(s) in which the Transfer Date occurs in accordance with Revenue Procedure 2004-53.

Mexican Employment Tax Matter

. The parties hereto agree to (a) treat Purchaser and its Affiliates as a “substitute employer” (patrón substituto) and Seller as a “substituted employer” (patrón substuido) within the meaning of the Mexican Federal Labor Law (Ley Federal del Trabajo), Social Security Law (Ley del Seguro Social) and other applicable Mexican Law and (b) use their reasonable best efforts to complete the employer substitution as required under applicable Law.

No Employee Rights

. Nothing in this Article VII, express or implied, shall confer upon any Employee, or legal representative or beneficiary thereof, any rights or remedies, including any right to employment or continued employment for any specified period, or compensation or benefits of any nature or kind whatsoever under this Agreement. Nothing in this Article VII, expressed or implied, shall be construed to prevent Purchaser from terminating or modifying to any extent or in any respect any Purchaser Benefit Plan or Assumed Benefit Plan. Nothing in this Article VII expressed or implied, or any other provision of this Agreement shall amend, or be deemed to amend, or shall restrict the amendment of any Benefit Plan (including any Business Benefit Plan, Deferred Transfer Employee Benefit Plan, Purchaser Benefit Plan or Assumed Benefit Plan), and nothing in this Article VII, express or implied, or any other provision of this Agreement is intended to, or does, constitute the establishment of, or an amendment to, any Benefit Plan (including any Business Benefit Plan, Deferred Transfer Employee Benefit Plan, Purchaser Benefit Plan or Assumed Benefit Plan).

Deferred Transfer Employee and Deferred Transfer Employee Benefit Plans

. On or prior to the Closing Date, Seller shall identify the Deferred Transfer Employees on Section 7.07(a) of the Seller Disclosure Letter and Section 1.01(b) of the Seller Disclosure Letter, and Seller shall identify the material Deferred Transfer Employee Benefit Plans on Section 7.07(b) of the Seller Disclosure Letter.

Article VIII TAX MATTERS
Transfer Taxes

. Transfer Taxes arising from the acquisition of Transferred Assets or Transferred Entities by Purchaser or a designated Affiliate of Purchaser pursuant to this Agreement and the transactions contemplated hereby (other than, for the avoidance of doubt, any transactions in connection with or relating to the Pre-Closing Restructuring) shall be borne one-half by Purchaser and one-half by Seller; provided,  however, that (a) Seller shall be liable for, and shall indemnify, defend and hold harmless Purchaser and its Affiliates from and against, all Transfer Taxes incurred in connection with the Pre-Closing Restructuring and (b) Purchaser shall be liable for, and shall indemnify, defend and hold harmless Seller and its Affiliates from and against, all VAT arising from the acquisition of Transferred Assets or Transferred Entities by Purchaser or a designated Affiliate of Purchaser pursuant to this Agreement and the transactions contemplated hereby (other than, for the avoidance of doubt, any transactions in connection with or relating to the Pre-Closing Restructuring). The party responsible under applicable Law for filing the Tax Returns with respect to such Transfer Taxes shall prepare and timely file such Tax Returns and promptly provide a copy of such Tax Return to the other party, except that Seller shall prepare and file all Tax Returns with respect to Transfer Taxes incurred in connection with the Pre-Closing Restructuring and promptly provide a copy thereof to Purchaser. Seller and Purchaser shall, and shall cause their respective Affiliates to, reasonably cooperate to timely prepare and file any Tax Returns or other filings relating to such Transfer Taxes, including any claim for exemption or exclusion from the application or imposition of any Transfer Taxes.

Tax Characterization of Adjustments

. Seller and Purchaser agree to treat all payments made either to or for the benefit of the other following the respective Closings (including any payments made under any indemnity provisions of this Agreement) as adjustments to the Purchase Price for all Tax purposes, except as otherwise required by applicable Law.

Section 8.01 Straddle Periods

For all purposes of this Agreement:

(a) Except as provided in Section 8.03(b), any Taxes of or with respect to a Transferred Entity or the Transferred Assets for any Straddle Period shall be apportioned between the portion of the period ending on the Closing Date and the portion of the period commencing on the day immediately following the Closing Date, based on an interim closing of the books, as if the Closing Date were the end of a Tax period, and each such portion of such period shall be deemed to be a separate taxable period; provided, that, exemptions, allowances or deductions that are calculated on an annual basis (including, but not limited to, depreciation and amortization deductions) shall be allocated between the period ending on the Closing Date and the period beginning after the Closing Date in proportion to the number of days in each period to the extent permitted by applicable Law.

(b) In the case of any real property, personal property and similar ad valorem Taxes or other periodic Taxes that are payable for a taxable period that includes, but does not end on, the Closing Date, the portion of such Tax which relates to the portion of such taxable period ending on the Closing Date shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in the taxable period ending on (and including) the Closing Date and the denominator of which is the number of days in the entire taxable period and the portion of such Tax which relates to the portion of such taxable period beginning immediately after the Closing Date shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in the taxable period beginning after the Closing Date and the denominator of which is the number of days in the entire taxable period.

Tax Returns

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(c) Seller shall prepare (or cause to be prepared) (i) all Tax Returns of the Transferred Entities or in respect of the Transferred Assets or the Business with respect to taxable periods ending on or before the Closing Date (“Pre-Closing Tax Returns”) and (ii) all Combined Tax Returns. Pre-Closing Tax Returns of the Transferred Entities shall be prepared on a basis consistent with the past practices of the applicable Transferred Entity, except as otherwise required by applicable Law. Seller shall deliver to Purchaser for its review and reasonable comment no less than thirty (30) days prior to the applicable filing deadline (taking into account applicable extensions) any Pre-Closing Tax Return with respect to a Transferred Entity (other a Combined Tax Return) that has a due date (including applicable extensions) after the Closing Date and Seller shall consider in good faith any reasonable written comments that Purchaser submits to Seller no later than ten (10) days following the delivery of such Pre-Closing Tax Return to Seller such Pre-Closing Tax Return. Purchaser shall timely file (or cause to be timely filed) all such Pre-Closing Tax Returns due after the Closing Date (including applicable extensions) with respect to the Transferred Entities (other than Combined Tax Returns) and Seller shall timely file (or cause to be timely filed) all Pre-Closing Tax Returns with respect to the Transferred Assets and all Combined Tax Returns. Seller shall pay (or cause to be paid, which payment shall be satisfied if Seller pays to Purchaser the amount of Taxes due for a Tax return that Purchaser is responsible for filing hereunder) all Taxes due with respect to such Tax Returns to the extent Seller is liable for such Taxes pursuant to Section 11.07.

(d) Purchaser shall prepare and timely file (or cause to be prepared and timely filed) all Tax Returns required to be filed by the Transferred Entities or with respect to the Business or the Transferred Assets with respect to Straddle Periods other than the Tax Returns covered in Section 8.04(a) (collectively, “Straddle Period Tax Returns”). All such Straddle Period Tax Returns shall be prepared on a basis consistent with past practices of the applicable Transferred Entity or, in the case of the Transferred Assets, the Business, except as otherwise required by Law. Purchaser shall deliver to Seller for its review and reasonable comment no less than thirty (30) days prior to the applicable filing deadline (taking into account applicable extensions), a copy of any such Straddle Period Tax Return proposed to be filed. Purchaser shall consider in good faith any reasonable written comments to any such Straddle Period Tax Return that Seller submits to Purchaser no later than ten (10) days following the delivery of such Straddle Period Tax Return to Seller. To the extent Seller is responsible pursuant to Section 11.07 for any amount of Taxes due with respect to such Straddle Period Tax Returns, Seller shall pay Purchaser such amount at least five (5) days before such Tax Return is due.

(e) Purchaser and Seller shall act in good faith to resolve any disputes concerning any item on a Tax Return described in Sections 8.04(a) or 8.04(b). If Purchaser and Seller cannot resolve any disputed item, the item in question shall be resolved by the Accounting Arbitrator. The costs, fees and expenses of the Accounting Arbitrator shall be borne equally by Purchaser and Seller. If Purchaser and Seller are unable to resolve any such dispute prior to the date on which the relevant Tax Return is required to be filed, any such Tax Return shall be filed in the manner that the party responsible for filing such Tax Return pursuant to Section 8.04(a) or 8.04(b) deems correct, and such Tax Return shall be amended as necessary to reflect the final resolution of such dispute.

(f) Except as contemplated by this Agreement (including Section 8.06), Purchaser and its Affiliates (including after the Closing, the Transferred Entities) shall not, without the consent of Seller, which shall not be unreasonably withheld, conditioned or delayed, (a) amend, refile, revoke or otherwise modify any Tax Return or Tax election with respect to a Pre-Closing Tax Period, (b) make any Tax election or change any accounting period or method with retroactive effect to any Pre-Closing Tax Period or that could otherwise be reasonably be expected to increase the Tax liability of Seller or its Affiliates with respect to a Pre-Closing Tax Period, or (c) take any action to extend the applicable statute of limitations with respect to any Tax Return for a Pre-Closing Tax Period.

(g) The parties hereto shall, to the extent permitted under applicable Tax Law, elect to treat the Closing Date as the last day of any taxable period of the Transferred Entities that includes the Closing Date; provided that no party shall be required to amend any articles of association, change any financial accounting period, or otherwise take any action other than solely for Tax purposes.

Tax Refunds

. Any refund or credit of Taxes (including as a result of any overpayment of Taxes in prior periods (or portions thereof in the case of a Straddle Period) and including any interest thereon) accruing to Purchaser or any of its Affiliates in respect of the Transferred Entities or as a result of the ownership of the Transferred Assets or the Business (each, a “Tax Asset”) attributable to a Pre-Closing Tax Period (other than any such refund or credit resulting from the carryback of losses, credits or similar items of a Transferred Entity, as the case may be, attributable to a Post-Closing Tax Period) shall be for the account of Seller, except to the extent such Tax Asset was taken into account in the adjustment described in Section 2.04. Purchaser shall pay and shall cause its Affiliates to pay, to Seller the amount of the Tax Asset, net of any reasonable out-of-pocket expenses incurred in obtaining such Tax Asset, within ten (10) days after such Tax Asset is received or after such Tax Asset is allowed or applied against another Tax liability, as the case may be. Purchaser shall, and shall cause its Affiliates to, execute such documents, file such Tax Returns (including amended Tax Returns), take reasonable additional actions and otherwise reasonably cooperate as may be necessary for Purchaser and its Affiliates to perfect their rights in and obtain all Tax Assets for which Seller is entitled pursuant to this Section 8.05. None of Purchaser or its Affiliates shall surrender forfeit, fail to collect or otherwise minimize or delay any material Tax Asset to which Seller would be entitled pursuant to this Section 8.05. Except as provided in this Section 8.05, Purchaser and the Transferred Entities will be entitled to any refunds (including any interest received thereon) in respect of any federal, state, local or foreign Tax liability of the Transferred Entities or in respect of the Business received following the Closing Date.

Tax Elections and Cooperation

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(h) Except with the consent of Seller, or as provided on Section 8.06 of the Seller Disclosure Letter, no elections shall be made (i) under Section 338(g) of the Code (or any corresponding or similar provision of state or local law) with respect to the acquisition of the Transferred Equity Interests or (ii) to treat any Transferred Entity that is organized outside the United States as an entity disregarded as separate from its owner, or as a partnership (in the case of a Transferred Entity with multiple owners), for U.S. federal income tax purposes or convert any such Transferred Entity under applicable law so that it is so treated. Seller shall take all reasonable steps to cause any such scheduled election or conversion described in Section 8.06(a)(ii) to be made effective prior to the Closing Date, including by filing or by causing to be filed, a properly completed Internal Revenue Service Form 8832 (or any successor form), which, once made, shall not be terminated or revoked without the written consent of Purchaser. Seller and the Subsidiary Transferors shall use commercially reasonable efforts to execute (or cause to be executed) and deliver to Purchaser such documents or forms as are reasonably requested by Purchaser in connection with the making of any elections pursuant to this Section 8.06.

(i) Seller and Purchaser shall provide each other with such cooperation and information as either of them reasonably may request of the other in filing any Tax Return, amended return or claim for refund, determining a liability for Taxes or a right to a refund of Taxes or participating in or conducting any audit or other proceeding in respect of Taxes, including making any and all joint elections reasonably requested by the other party in connection with any such Tax Return, amended return or claim for refund. Any information obtained under this Section 8.06 shall be kept confidential, except as may be otherwise necessary in connection with the filing of Tax Returns or claims for refund or in conducting an audit or other proceeding.

(j) Within five (5) Business Days prior to the Closing Date, Seller shall provide to Purchaser a revised Section 4.15(h) of the Seller Disclosure Letter, setting forth the intended jurisdiction of incorporation or organization, and the U.S. federal income tax classification (e.g., corporation, partnership, disregarded entity) of each Transferred Entity as of the Closing Date.

Tax Clearance Certificates

. With respect to each jurisdiction set forth on Section 8.07 of the Seller Disclosure Letter, Seller shall provide such cooperation as is reasonably requested by Purchaser for the purpose of obtaining any available tax clearance certificate (“Tax Clearance Certificate”) if the failure to obtain such Tax Clearance Certificate could subject Purchaser to any Taxes of Seller or any of its Subsidiaries. If, in respect to any application for a Tax Clearance Certificates made pursuant to this Section 8.07, any Governmental Authority asserts that Purchaser is liable for any Tax of Seller or any of its Subsidiaries, Seller shall promptly pay any and all such amounts and shall provide evidence to Purchaser that such liabilities have been paid in full or otherwise satisfied.

Article IX CONDITIONS TO CLOSING
Conditions to Obligations of Seller

. The obligation of Seller to consummate the Acquisition shall be subject to the satisfaction or waiver, at or prior to the Closing, of each of the following conditions:

(a) (i) Each representation and warranty contained in Article V (other than the Purchaser Fundamental Representations) shall be true and correct (without regard to any materiality, material adverse effect or other similar qualification therein) as of the date hereof and as of the Closing Date as though made on and as of the Closing Date (other than such representations and warranties that refer to a specified date, which need only be true and correct on and as of such specified date), except where such failure to be true and correct, individually or in the aggregate, has not and would not reasonably be expected to materially impair the ability of any of Purchaser or any of its Affiliates party to the Ancillary Agreements from performing their respective obligations under this Agreement and the Ancillary Agreements, as applicable, or prevent, hinder or materially delay the consummation of any of the transactions contemplated hereby or thereby and (ii) each Purchaser Fundamental Representation shall be true and correct (without regard to any materiality, material adverse effect or other similar qualification therein) in all material respects as of the date hereof and as of the Closing Date as though made on and as of the Closing Date (other than such representations and warranties that refer to a specified date, which need only be true and correct in all material respects on and as of such specified date).

(b) The covenants, obligations and agreements contained in this Agreement to be complied with by Purchaser at or before the Closing shall have been complied with in all material respects, except that Purchaser shall have complied in all respects with its obligations under Section 2.06(b)(ii) to the extent required to be complied with by Purchaser on or before the Closing, and Seller shall have received a certificate signed by a senior officer of Purchaser to such effect.

(c) The waiting period (and any extension thereof) under the HSR Act shall have expired or been terminated, and the waiting periods, clearances, approvals and/or Consents under each other Review Law listed on Section 9.01(c) of the Seller Disclosure Letter (collectively, the “Specified Jurisdictions”) shall have been expired, terminated or obtained.

(d) There shall be no Governmental Order in existence restraining, enjoining or otherwise prohibiting the consummation of the Closing (“Restraint”) in jurisdictions that collectively account for 10% or more of the net sales of the Business in fiscal year 2017.

(e) Each of Purchaser and, if applicable, its Affiliates shall have executed and delivered to Seller each of the Ancillary Agreements to which it is a party.
Conditions to Obligations of Purchaser

. The obligation of Purchaser to consummate the Acquisition shall be subject to the satisfaction or waiver, at or prior to the Closing, of each of the following conditions:

(f) (i) Each representation and warranty contained in Article III and Article IV (other than the Seller Fundamental Representations and the representation and warranty set forth in Section 4.03(c) (No Material Adverse Effect)) shall be true and correct (without regard to any materiality, Material Adverse Effect or other similar qualification therein) as of the date hereof and as of the Closing Date as though made on and as of the Closing Date (other than such representations and warranties that refer to a specified date, which need only be true and correct on and as of such specified date), except where the failure to be so true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect, (ii) the representations and warranties of Seller set forth in the second sentence of Section 3.01(a) (Organization, Standing and Power),  Section 3.03(b) (No Conflicts; Consents and Approvals), Section 3.03(c) (No Conflicts; Consents and Approvals), the second sentence of Section 4.01(a) (Organization and Good Standing) and Section 4.13 (Brokers or Finders) shall be true and correct (without regard to any materiality, Material Adverse Effect or other similar qualification therein) in all material respects as of the date hereof and as of the Closing Date as though made on and as of the Closing Date (other than such representations and warranties that refer to a specified date, which need only be true and correct in all material respects on and as of such specified date), (iii) the representations and warranties of Seller set forth in the first sentence of Section 3.01(a) (Organization, Standing and Power), Section 3.02 (Authority; Execution and Delivery; Enforceability), Section 3.03(a) (No Conflicts; Consents and Approvals), Section 3.04 (Equity Interests in the Transferred Entities; Equity Interests in Other Persons) and the first sentence of Section 4.01(a) (Organization and Good Standing) shall be true and correct in all respects as of the date hereof and as of the Closing Date as though made on and as of the Closing Date (other than such representations and warranties that refer to a specified date, which need only be true and correct on and as of such specified date), except where the failure to be so true and correct has not had and would not be expected to have more than a de minimis adverse impact on the Business or Purchaser or its benefit of the transactions contemplated by this Agreement and (iv) the representation and warranty set forth in Section 4.03(c)  (No Material Adverse Effect) as it relates to the Business shall be true and correct in all respects as of the date hereof and as of the Closing Date as though made on and as of the Closing Date, and Purchaser shall have received a certificate signed by a senior officer of Seller to such effect.

(g) The covenants, obligations and agreements contained in this Agreement to be complied with by Seller at or before the Closing shall have been complied with in all material respects, and Purchaser shall have received a certificate signed by a senior officer of Seller to such effect.

(h) The waiting period (and any extension thereof) under the HSR Act shall have expired or been terminated, and the waiting periods, clearances, approvals and/or Consents under the applicable Review Law in each of the other Specified Jurisdictions shall have been expired, terminated or obtained.

(i) There shall be no Restraints in jurisdictions that collectively account for 10% or more of the net sales of the Business in fiscal year 2017.
(j) Each of Seller and, if applicable, its Subsidiaries shall have executed and delivered to Purchaser each of the Ancillary Agreements to which it is a party.
(k) Seller shall have obtained and delivered to Purchaser the Lease Consent.

Frustration of Closing Conditions

. No party may rely on the failure of any condition to its obligations to consummate the Acquisition set forth in this Article IX to be satisfied if such failure was the result of such party’s failure to comply with or breach of any provision of this Agreement.

Article X TERMINATION, AMENDMENT AND WAIVER
Termination of Agreement

. This Agreement may be terminated and the Closing may be abandoned at any time prior to the Closing:

(a) by the mutual written consent of Seller and Purchaser;

(b) by Seller or Purchaser, upon prior written notice to the other party, if the Closing shall not have occurred prior to the date that is eighteen (18) months after the date of this Agreement (the “Termination Date”); provided, that the right to terminate this Agreement pursuant to this Section 10.01(b) shall not be available to any party whose material breach of any representation, warranty, covenant or agreement in this Agreement caused the Closing not to occur on or prior to the Termination Date;

(c) by either party, upon prior written notice to the other party, if (i) any applicable Governmental Authority in a Specified Jurisdiction shall have issued an order, decree or ruling or taken any other action which permanently restrains, enjoins or otherwise precludes the consummation of the Acquisition and such order, decree, ruling or other action shall have become final and non-appealable; provided, that the right to terminate this Agreement pursuant to this Section 10.01(c)(i) shall not be available to any party whose material breach of any representation, warranty, covenant or agreement in this Agreement resulted in any such order, decree, ruling or action; or (ii) a Governmental Authority shall have enacted a Law that prohibits or makes illegal the consummation of the Acquisition.

(d) by Purchaser, if Seller shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would result in a failure of a condition set forth in Section 9.02(a) or Section 9.02(b) and (ii) (A) cannot be cured by the Termination Date or (B) if capable of being cured, such breach or failure shall not have been cured within the earlier of (I) thirty (30) days following receipt of written notice (which notice shall specify in reasonable detail the nature of such breach or failure and Purchaser’s intention to terminate this Agreement if such breach or failure is not cured) from Purchaser of such breach or failure and (II) one (1) Business Day prior to the earlier of the Termination Date and the date on which this Agreement may otherwise be terminated by Purchaser in accordance with Section 10.01;  provided, that Purchaser shall not have the right to terminate this Agreement pursuant to this Section 10.01(d) if it is then in breach of any representations, warranties, covenants or other agreements contained in this Agreement that would result in a failure of a condition set forth in Section 9.01; or

(e) by Seller, if Purchaser shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would result in a failure of a condition set forth in Section 9.01(a) or Section 9.01(b) and (ii) (A) cannot be cured by the Termination Date or (B) if capable of being cured, such breach or failure shall not have been cured within the earlier of (I) thirty (30) days following receipt of written notice (which notice shall specify in reasonable detail the nature of such breach or failure and Seller’s intention to terminate this Agreement if such breach or failure is not cured) from Seller of such breach or failure and (II) one (1) Business Day prior to the earlier of the Termination Date and the date on which this Agreement may otherwise be terminated by Seller in accordance with Section 10.01;  provided, that Seller shall not have the right to terminate this Agreement pursuant to this Section 10.01(e) if it is then in breach of any representations, warranties, covenants or other agreements contained in this Agreement that would result in a failure of a condition set forth in Section 9.02.

Effect of Termination and Abandonment prior to Closing; Termination Fees

.

(f) In the event of termination of this Agreement and the abandonment of the Closing in accordance with Section 10.01,  (i) this Agreement shall be null and void and of no further force and effect, except as set forth in this Section 10.02,  Section 10.03,  Section 6.03,  Section 6.12(d),  Section 6.12(e) and Article XII and the Confidentiality Agreement and (ii) such termination shall relieve each party to this Agreement from liability for all violations of this Agreement that occurred prior to such termination; provided, that, notwithstanding the foregoing, no such termination shall relieve (1) Purchaser of any liability to pay (if and when due) the Regulatory Termination Fee in accordance with this Section 10.02 (subject to the limitations set forth in this Section 10.02 and Section 10.03) and (2) any party hereto from any liability for any material and intentional breach by a party of the terms and provisions of this Agreement (subject to the limitations set forth in Section 10.03).

(g) In the event that this Agreement is validly terminated by Seller or Purchaser pursuant to Section 10.01(b) or Section 10.01(c), and at the time of such termination one or more of the conditions to Closing set forth in Section 9.01(c),  Section 9.01(d),  Section 9.02(c) or Section 9.02(d) (but for purposes of Section 9.01(d) and Section 9.02(d), only if each Restraint giving rise to such non-satisfaction is attributable to a Review Law) shall not have been satisfied, but all other conditions to Closing set forth in Section 9.02 have been satisfied (or, in the case of any condition that by its nature is to be satisfied at the Closing, would be satisfied if the Closing were to occur on the date of such termination), then Purchaser shall pay to Seller an amount in cash equal to One Hundred Million Dollars ($100,000,000) (the “Regulatory Termination Fee”) by wire transfer of immediately available funds to one or more accounts designated in writing by Seller; provided,  however, that no Regulatory Termination Fee shall be payable pursuant to this Section 10.02(b) in the event that Seller has not complied in all material respects with its obligations under Section 6.04 and such breach resulted in the conditions to Closing set forth in Section 9.01(c),  Section 9.01(d),  Section 9.02(c) or Section 9.02(d) (but for purposes of Section 9.01(d) and Section 9.02(d), only if each Restraint giving rise to such non-satisfaction is attributable to a Review Law) not being satisfied. Such payment shall be due within five (5) Business Days after written notice of termination by Purchaser or Seller pursuant to this Section 10.02(a).

(h) Notwithstanding anything in this Agreement to the contrary,  if Seller receives the Regulatory Termination Fee from Purchaser pursuant to Section 10.02(b), such payment, together with the amounts as provided in the last two sentences of Section 6.12(d) and any costs, expenses and interest payable pursuant to the last sentence of this Section 10.02(c), shall be the sole and exclusive remedy of Seller and each other Seller Related Party against the Purchaser Related Parties under this Agreement or any Ancillary Agreement or in connection with any of the transactions contemplated hereby and thereby, and no Purchaser Related Party shall have any further liability or obligations related to or arising out of the transactions contemplated hereby and thereby. The parties acknowledge and agree that any payment of the Regulatory Termination Fee pursuant to Section 10.02 is not a penalty but is liquidated damages in a reasonable amount that will compensate Seller in the circumstances in which such fee is payable for the efforts and resources expended and the opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby. If Purchaser fails to promptly pay the Regulatory Termination Fee when due, and in order to obtain such payment, Seller commences an Action that results in a judgment against Purchaser for such Regulatory Termination Fee or any portion thereof, Purchaser shall pay to Seller the reasonable and documented out-of-pocket costs and expenses (including attorneys’ fees) of Seller in connection with such Action, together with interest on the amount of such Regulatory Termination Fee or portion thereof at the prime rate as published by Bloomberg (BGN New York), in effect as of 5:00 P.M., New York time, on the date such payment was required to be made through the date of payment.

Limitation; Acknowledgement

.

(i) Notwithstanding anything to the contrary in this Agreement, in no event shall Purchaser be required or obligated to pay the Regulatory Termination Fee on more than one occasion. For the avoidance of doubt, notwithstanding anything to the contrary herein, under no circumstances shall Seller be permitted or entitled to receive (i) any monetary damages or the Regulatory Termination Fee in the event that Seller obtains a grant of specific performance of the obligation to close as contemplated by Section 12.13 and the Closing subsequently occurs or (ii) any monetary damages and the Regulatory Termination Fee; provided that, for clarity, nothing herein shall reduce, diminish or otherwise modify Seller’s indemnification rights set forth in Article XI.

(j) The parties acknowledge and agree that the Regulatory Termination Fee and the other provisions of this Article X are an integral part of the transactions contemplated hereby and without these agreements, Seller and Purchaser would not enter into this Agreement.

Article XI INDEMNIFICATION
Indemnification; Remedies

.

(a) Subject to the provisions of this Article XI, from and after the Closing, Seller shall indemnify, defend and hold harmless Purchaser, its Affiliates (including the Transferred Entities) and its and their respective officers, directors, employees, partners, members and agents (collectively, the “Purchaser Indemnified Persons”) from and against any and all Losses suffered, incurred or sustained by any of them (without duplication for any indemnification that may be sought under more than one clause of this Section 11.01(a)) that result from, relate to or arise out of:

(i) any breach of any of Seller’s representations and warranties contained in this Agreement (other than the Seller Fundamental Representations or Specified Representations) or such corresponding representations and warranties contained in any certificate delivered by Seller pursuant to this Agreement, in each case, as of the date hereof or as of the Closing Date (other than such representations and warranties that refer to a specified date, in which case as of such date);

(ii) any breach of any of the Seller Fundamental Representations or such corresponding representations and warranties contained in any certificate delivered by Seller pursuant to this Agreement, in each case, as of the date hereof or as of the Closing Date (other than such representations and warranties that refer to a specified date, in which case as of such date);

(iii) any breach of any of the Specified Representations or such corresponding representations and warranties contained in any certificate delivered by Seller pursuant to this Agreement, in each case, as of the date hereof or as of the Closing Date (other than such representations and warranties that refer to a specified date, in which case as of such date);

(iv) any breach of any of Seller’s agreements, obligations or covenants contained in this Agreement;
(v) any Retained Liabilities (including any Liability of a Transferred Entity that is a Retained Liability); and

(vi) any Liabilities arising from or relating to the Pre-Closing Restructuring (other than, for the avoidance of doubt, any Assumed Liabilities properly transferred to a Transferred Entity in connection with the Pre-Closing Restructuring pursuant to the terms of this Agreement);

provided, that all matters relating to Taxes (including Taxes relating to the Pre-Closing Restructuring) shall be governed exclusively by Section 11.07.

(b) Seller’s indemnification obligations under Section 11.01(a) shall be subject to each of the following limitations:

(i) (A) With respect to indemnification under Section 11.01(a)(i), such obligation to indemnify shall survive the Closing and remain in full force and effect until the date that is eighteen (18) months from the Closing Date; (B) with respect to indemnification under Section 11.01(a)(ii),  Section 11.01(a)(v) and Section 11.01(a)(vi), such obligation to indemnify shall survive the Closing and remain in full force and effect in perpetuity; and (C) with respect to indemnification under Section 11.01(a)(iii), such obligation to indemnify shall survive the Closing and remain in full force and effect until the date that is three (3) years from the Closing Date;

(ii) With respect to indemnification under Section 11.01(a)(iv), such obligation to indemnify shall, (A) with respect to the underlying agreements, obligations and covenants of Seller that require performance on or prior to the Closing, shall survive the Closing and remain in full force and effect until the date that is eighteen (18) months from the Closing Date, and (B) with respect to the underlying agreements, obligations and covenants of Seller that require performance from and after the Closing, shall survive the Closing and remain in full force and effect in accordance with the terms of such underlying agreements, obligations and covenants of Seller;

(iii) Subject to Section 11.01(b)(x), there shall be no obligation to indemnify under Section 11.01(a)(i) or Section 11.01(a)(iii) unless the aggregate of all Losses for which Seller, but for this clause (iii), would be liable under Section 11.01(a)(i) and Section 11.01(a)(iii) exceeds on a cumulative basis an amount equal to Twenty Million Dollars ($20,000,000) (the “Deductible”) and then only to the extent of the excess of such Losses over the Deductible;

(iv) There shall be no obligation to indemnify under Section 11.01(a)(i) or Section 11.01(a)(iii) for any claim where the Losses relating thereto are less than $125,000 (the “De Minimis”) (it being understood that any series of related claims shall be aggregated for purposes of this clause (b)(iv) and the immediately preceding clause (b)(iii));

(v) There shall be no obligation to indemnify under Section 11.01(a)(i) or Section 11.01(a)(iii) for any amount that when aggregated with all other amounts payable as a result of indemnification under Section 11.01(a)(i) or Section 11.01(a)(iii) would be in excess of One Hundred and Forty Million Dollars ($140,000,000) (the “Cap”);

(vi) With respect to indemnification under Section 11.01(a)(iii) in connection with any breach of the representations and warranties contained in the first sentence of Section 4.14(c), such obligations to indemnify shall be subject to the limitations set forth in Section 11.01(b)(vi) of the Seller Disclosure Letter;

(vii) Notwithstanding any other provision to the contrary, there shall be no obligation to indemnify under Section 11.01(a)(ii) or under Section 11.01(a)(iv) for any amount that when aggregated with all other amounts paid as a result of indemnification under Section 11.01(a) would be in excess of the Unadjusted Purchase Price;

(viii) For purposes of Section 11.01(a), all Losses shall be (x) reduced by (A) the amount of any insurance proceeds actually paid to Purchaser or any Purchaser Indemnified Person with respect to such Loss pursuant to Section 6.06(b) or under any Transferred Policy (less the costs associated with recovery of such proceeds and any increase in insurance premiums under such Transferred Policy), (B) any indemnity, contribution or other similar payment actually paid to Purchaser or any Purchaser Indemnified Person by any third party with respect to such Loss, and (C) an amount equal to any net reduction of income Taxes of Purchaser, its Affiliates or any Purchaser Indemnified Person attributable to a Tax benefit actually realized in the year of such loss or the immediately succeeding two (2) taxable years as a direct result of such Loss, determined on a “with and without” basis;

(ix) The obligations to indemnify under Section 11.01(a)(iii) with respect to any breach of the representations and warranties contained in Section 4.11, or under Section 11.01(a)(v) in respect of the matters set forth on Section 1.01(h) of the Seller Disclosure Letter (with respect to clauses (a)(i) and (c) of the definition of Retained Environmental Liabilities) (each, an “Environmental Claim”) shall not apply to any Losses resulting from or relating to (i) any environmental matter or condition that is discovered or detected by any sampling, investigation or reporting by or on behalf of the Purchaser Indemnified Persons that is not required by Environmental Laws, or (ii) any environmental investigatory, corrective or remedial action (including any Remedial Action), except to the extent such action is required by Environmental Laws and is limited to the lowest cost alternative reasonably available to allow either (A) continued operation of the Real Property in substantially the same manner it was operated at the Closing on the basis of the minimum reasonably required to comply with any settlement or resolution with any Governmental Authority and Environmental Laws and in a manner that does not materially interfere with such operations at the Real Property, or (B) closure or termination of operations at the Real Property in compliance with Environmental Laws (it being understood that closure or termination of operations does not include any disturbance of the applicable Real Property except to the extent required by applicable Law as a result of such closure or termination of operations). Taking no action shall constitute an acceptable lowest cost alternative if, after investigation, taking no action is determined to be in compliance with Environmental Laws and such inaction is not prohibited by relevant Governmental Authorities. Notwithstanding anything herein to the contrary, the Purchaser Indemnified Persons shall not be entitled to claim or seek indemnity with respect to any Environmental Claim under this Agreement to the extent that such Environmental Claim arises out of any development, modification or change of use of any of the Real Property after the Closing to a use other than the continued operation of the Business or the continuation of the activities necessary to support the Business as it was conducted as of the Closing, where such development, modification or change results in the application of stricter cleanup standards pursuant to Environmental Laws; provided,  however, that closure or termination of operations at a Real Property shall not constitute such a development, modification or change in use (it being understood that closure or termination of operations does not include any disturbance of the applicable Real Property except to the extent required by applicable Law as a result of such closure or termination of operations); and

(x) Notwithstanding Section 11.01(b)(iii), the Deductible shall not apply to any claim for indemnification under Section 11.01(a)(i) in respect of the representation and warranty in Section 4.07(b);  provided,  however, that there shall be no obligation to indemnify under Section 11.01(a)(i) in respect of the representation and warranty in Section 4.07(b) unless and until the aggregate amount of such Losses exceeds an amount equal to $10,000,000, in which event the Purchaser Indemnified Persons shall be entitled (subject, for the avoidance of doubt, to the limitations set forth in Section 11.01(b)(iv)) to make a claim for indemnification for all Losses incurred by any Purchaser Indemnified Person in respect of the representation and warranty in Section 4.07(b) from the first dollar of such Losses.

(c) From and after the Closing, Purchaser shall indemnify, defend and hold harmless Seller, its Affiliates and its and their respective officers, directors, employees, partners, members and agents (collectively, the “Seller Indemnified Persons”) from and against any and all Losses suffered, incurred or sustained by any of them (without duplication for any indemnification that may be sought under more than one clause of this Section 11.01(c)) that result from, relate to or arise out of:

(i) any breach of any of Purchaser’s representations and warranties contained in this Agreement (other than the Purchaser Fundamental Representations) or such corresponding representations and warranties contained in any certificate delivered by Purchaser pursuant to this Agreement, in each case, as of the date hereof or as of the Closing Date (other than such representations and warranties that refer to a specified date, in which case as of such date);

(ii) any breach of any of the Purchaser Fundamental Representations or such corresponding representations and warranties contained in any certificate delivered by Purchaser pursuant to this Agreement, in each case, as of the date hereof or as of the Closing Date (other than such representations and warranties that refer to a specified date, in which case as of such date);

(iii) any breach of any of Purchaser’s agreements, obligations or covenants contained in this Agreement; and
(iv) the operation of the Business from and after the Closing or the Assumed Liabilities.

provided that all matters relating to Taxes (including Taxes relating to the Pre-Closing Restructuring) shall be governed exclusively by Section 11.07.

(d) Purchaser’s indemnification obligations under Section 11.01(c) shall be subject to each of the following limitations:

(i) (A) With respect to indemnification under Section 11.01(c)(i), such obligation to indemnify shall survive the Closing and remain in full force and effect until the date that is eighteen (18) months from the Closing Date; (B) with respect to indemnification under Section 11.01(c)(ii), such obligation to indemnify shall survive the Closing and remain in full force and effect until the expiration of the applicable statute of limitations; and (C) with respect to indemnification under Section 11.01(c)(iv) such obligation to indemnify shall survive the Closing and remain in full force and effect in perpetuity;

(ii) With respect to indemnification under Section 11.01(c)(iii), such obligation to indemnify shall, (A) with respect to the underlying agreements, obligations and covenants of Purchaser that require performance on or prior to the Closing, shall survive the Closing and remain in full force and effect until the date that is eighteen (18) months from the Closing Date, and with respect to the underlying agreements, obligations and covenants of Purchaser that require performance from and after the Closing, shall survive the Closing and remain in full force and effect in accordance with the terms of such underlying agreements, obligations and covenants of Purchaser;

(iii) There shall be no obligation to indemnify under Section 11.01(c)(i) unless the aggregate of all Losses for which Purchaser, but for this clause (iii), would be liable under Section 11.01(c)(i) exceeds on a cumulative basis the Deductible and then only to the extent of such excess;

(iv) There shall be no obligation to indemnify under Section 11.01(c)(i) for any claim where the Losses relating thereto are less than the De Minimis (it being understood that any series of related claims shall be aggregated for purposes of this clause (d)(iv) and the immediately preceding clause (d)(iii));

(v) Notwithstanding any other provision to the contrary, there shall be no obligation to indemnify under Section 11.01(c)(i) for any amount that when aggregated with all other amounts payable as a result of indemnification under Section 11.01(c)(i) (but for the application of this Section 11.01(d)(v)) would be in excess of the Cap;

(vi) Notwithstanding any other provision to the contrary, there shall be no obligation to indemnify under Section 11.01(c)(i)-(iii) for any amount that when aggregated with all other amounts paid as a result of indemnification under Section 11.01(c)(i)-(iii) would be in excess of the Unadjusted Purchase Price; and

(vii) For purposes of Section 11.01(c), all Losses shall be (x) reduced by (A) the amount of any insurance proceeds actually paid to Seller or any Seller Indemnified Person with respect to such 99

Loss, less the costs associated with recovering such proceeds and any increases in insurance premiums, (B) any indemnity, contribution or other similar payment actually paid to Seller or any Seller Indemnified Person by any third party with respect to such Loss, and (C) an amount equal to any net reduction of income Taxes of Seller or any Seller Indemnified Person attributable to a Tax benefit actually realized in the year of such loss or the immediately succeeding two (2) taxable years as a direct result of such Loss, determined on a “with and without” basis.

(e) Notwithstanding anything to the contrary set forth in Section 11.01, if a claim for indemnification is properly asserted in good faith pursuant to this Article XI prior to the expiration of the applicable survival period set forth in Section 11.01, then the applicable representation, warranty, covenant or agreement relating to such indemnification claim and the applicable party’s indemnification obligations with respect thereto shall survive until, but only for the purpose of, the final resolution thereof. For purposes of calculating the amount of any Losses that are the subject matter of a claim for indemnification hereunder and for purposes of determining whether or not a breach of any representation or warranty has occurred, each representation and warranty contained in this Agreement shall be read without regard and without giving effect to any qualifiers or exceptions as to “materiality,” “Material Adverse Effect,” or other similar qualifications contained in such representations and warranties or any certificate delivered pursuant to this Agreement (other the second sentence of each of Section 4.02(a) and Section 4.02(b) (Pre-Signing Financial Statements;  Unaudited Annual Financial Statements; Audited Financial Statements), Section 4.03(c) (No Undisclosed Liabilities; Absence of Certain Changes or Events), Section 4.11(f) and the word “Material” in the term “Material Contracts” and the categories of “Material Contracts” in Section 4.12) shall be disregarded both for purposes of (i) determining the existence or occurrence of a breach pursuant to Section 11.01(a) or Section 11.01(c) and (ii) determining the amount of Losses arising out of or resulting therefrom.

Notice of Claim; Defense

.

(f) If (i) any third party or Governmental Authority institutes, threatens or asserts any action that may give rise to Losses for which a party (an “Indemnifying Party”) may be liable for indemnification under this Article XI (a “Third-Party Claim”) or (ii) any Person entitled to indemnification under this Agreement (an “Indemnified Party”) shall have a claim to be indemnified by an Indemnifying Party that does not involve a Third-Party Claim (a “Direct Claim”), then, in case of clause (i) or (ii), the Indemnified Party shall promptly (and in the case of clause (i) in any event within ten (10) Business Days after receipt by the Indemnified Party of notice of the Third-Party Claim) send to the Indemnifying Party a written notice specifying (to the extent known) in reasonable details the nature, facts and circumstances of such claim and the amount of all related Losses (a “Claim Notice”); provided,  however, that any failure to give such Claim Notice or to provide any such facts or amounts shall not affect the rights of the indemnified parties except to the extent that such failure actually prejudices the Indemnifying Party.

(g) In the event of a Third-Party Claim, the Indemnifying Party may elect to retain counsel of its choice, reasonably acceptable to the relevant Indemnified Parties, to represent such Indemnified Parties in connection with such Action and shall pay the fees, charges and disbursements of such counsel. Should the Indemnifying Party so elect to control the defense of a Third-Party Claim, the Indemnifying Party shall allow the Indemnified Parties a reasonable opportunity to participate, at their own expense and through legal counsel of their choice, in the defense of such Third-Party Claim. The Indemnifying Party shall keep the Indemnified Party advised of the status of such Third-Party Claim and the defense thereof and shall consider recommendations made by the Indemnified Party with respect thereto. The Indemnified Party shall deliver to the Indemnifying Party, promptly after the Indemnified Party’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Party relating to the Third-Party Claim. Notwithstanding anything to the contrary in this Agreement, the Indemnifying Party shall not be entitled to assume or continue control of the defense of any Third-Party Claim if (A) such Third-Party Claim relates to or arises in connection with any criminal proceeding, (B) such Third-Party Claim seeks an injunction or equitable relief against any Indemnified

Party (other than in cases where the primary remedy being sought by such third party or Governmental Authority is monetary damages), (C) such Third Party Claim has or would reasonably be expected to result in Losses (excluding, for the avoidance of doubt, for the purpose of this clause (C), any Tax excess) in excess of the maximum amount for which the Indemnifying Party is potentially liable with respect to such Third Party Claim, (D) the Indemnified Party’s counsel advises that a conflict of interest exists or would reasonably be expected to arise in the event the Indemnifying Party elects to control or defend any Third-Party Claim, (E) the Indemnifying Party has failed or is failing to defend in good faith such Third Party Claim, (F) such Third-Party Claim arises out of any Release of any Hazardous Material or noncompliance with any Environmental Law at any Real Property or (G) such Third Party Claim arises out of or relates to any Intellectual Property constituting a Transferred Asset. If, in the reasonable opinion of the Indemnifying Party’s outside counsel, the equitable relief or other relief portion of the Third-Party Claim referenced in clause (B) above can be separated from the claim for money damages without prejudicial effect (other than a de minimis prejudicial effect) on the non-monetary claims, then, with the prior written consent of the applicable Indemnified Party (which shall not be unreasonably withheld, conditioned or delayed), the Indemnifying Party shall be entitled to assume the defense of the portion of such claim relating to money damages. The Indemnifying Party shall have the right to settle, compromise or discharge a Third-Party Claim either (I) with the prior written consent of the applicable Indemnified Party (which shall not be unreasonably withheld, conditioned or delayed) or (II) without any Indemnified Party’s consent if such settlement, compromise or discharge (x) provides for no relief other than the payment of monetary damages and such monetary damages are paid in full by the Indemnifying Party, (y) includes as an unconditional term thereof the giving by the Person(s) asserting such Third-Party Claim to all Indemnified Parties of an unconditional release from all liability with respect to such Third-Party Claim and (z) does not contain an admission of liability on the part of any Indemnified Party. The Indemnifying Party shall not consent to the entry of any judgment which would impose any injunctive or equitable relief on the Indemnified Party. Notwithstanding the foregoing, if the Indemnifying Party elects not to retain counsel reasonably satisfactory to the relevant Indemnified Parties and assume control of such defense within thirty (30) Business Days of receipt of written notice of such Third Party Claim or if both the Indemnifying Party and any Indemnified Party are parties to or subjects of such Action and conflicts of interests exist between the Indemnifying Party and such Indemnified Party, then the Indemnified Parties shall retain counsel reasonably acceptable to the Indemnifying Party in connection with such Action and assume control of the defense of the Indemnified Parties in connection with such Action, and the fees, charges and disbursements of no more than one such counsel per jurisdiction selected by the Indemnified Parties shall be reimbursed by the Indemnifying Party. Whether the Indemnifying Party or the Indemnified Party controls the defense of any Third-Party Claim, the parties hereto shall cooperate in the defense thereof in accordance with Section 11.02(c). Under no circumstances will the Indemnifying Party have any liability in connection with any settlement of any Third-Party Claim that is entered into without its prior written consent (which shall not be unreasonably withheld, conditioned or delayed).

(h) From and after the delivery of a Claim Notice, at the reasonable request of the Indemnifying Party, each Indemnified Party shall grant the Indemnifying Party and its Representatives reasonable access, during normal business hours, to the books, records, personnel and properties of the Indemnified Party to the extent reasonably related to the Claim Notice at no cost to the Indemnifying Party (other than for reasonable and documented out-of-pocket expenses of the Indemnified Parties); provided that the Indemnifying Party shall take reasonable precautions so as not to jeopardize any privilege reasonably available to an Indemnified Party in respect of any of its records.

(i) In the event of a Direct Claim, within thirty (30) days of delivery of a Claim Notice to the Indemnifying Party, if the Indemnifying Party disputes its liability with respect to such claim, the Indemnifying Party and the Indemnified Party will proceed in good faith to negotiate a resolution of such dispute, and if not resolved through negotiations, such dispute shall be resolved by litigation in a court of competent jurisdiction pursuant to Section 12.10.

No Duplication; Exclusive Remedy

.

(j) Any liability for indemnification hereunder shall be determined without duplication of recovery (i) by reason of the state of facts giving rise to such liability constituting a breach of more than one representation, warranty, covenant or agreement (and for purposes of clarity there shall be no liability for a breach of any covenant where the primary purpose of such covenant is to maintain the truth or correctness of any representation or warranty or of notifying a party about any untruth or incorrectness of any representation or warranty other than what is available for the breach of such underlying representation or warranty) or (ii) to the extent such liability was already taken into account under Section 2.04.

(k) From and after the Closing and except (i) as expressly provided in Section 2.04, (ii) in the case where a party seeks to obtain specific performance pursuant to Section 12.13, (iii) for claims arising out of fraud, and (iv) for claims related to or arising under the terms of the Ancillary Agreements, which shall be governed by the terms of such Ancillary Agreements, the sole and exclusive remedy of the parties in connection with any and all claims under this Agreement and the transactions contemplated hereby (including any Losses from claims for breach of contract, warranty, tortious conduct (including negligence) or otherwise and whether predicated on strict liability, common law or any other Law) shall be as provided in this Article XI.

Limitation on Set-Off

.

(l) Purchaser shall not have any right to set off any unresolved indemnification claim pursuant to this Article XI against, and there shall not otherwise be any right to set off or counterclaim in the event of the non-performance of any obligation to make, (i) any payment due pursuant to Article II, (ii) any payment due under the Transition Services Agreement or any other Ancillary Agreement, or (iii) any payment due pursuant to Section 6.04(a) or Section 6.12(d).

(m) Seller shall not have any right to set off any unresolved indemnification claim pursuant to Article XI against, and there shall not otherwise be any right to set off or counterclaim in the event of the non-performance of any obligation to make, (i) any payment due pursuant to Section 2.04, (ii) any payment due under the Transition Services Agreement or any other Ancillary Agreement, or (iii) any payment due pursuant to Section 6.04(a),  Section 6.12(d) or Section 10.02(c).

Mitigation

.

(n) Purchaser and Seller shall (and shall cause their respective Affiliates to) cooperate with each other in good faith with respect to resolving any claim or liability with respect to which one party is obligated to indemnify the other party under this Article XI, including by making commercially reasonable efforts to mitigate to the extent required by Law, whether by seeking claims against a third party, an insurer or otherwise, and to resolve any such claim or liability. Purchaser shall not have any obligation to commence any Action against any insurer or third party to mitigate or resolve any claim.

(o) No party shall be liable under this Article XI for Losses consisting of exemplary, special, indirect, incidental, consequential, remote, speculative, punitive or treble damages, lost profits or internal costs; provided,  however, that this sentence shall not limit a party’s right to recover under this Article XI for any such Losses to the extent (x) in the case of exemplary or punitive damages, such Losses are actually awarded in connection with a Third-Party Claim or (y) in the case of consequential, special or indirect damages, lost profits or diminution in value, such Losses are (A) reasonably foreseeable or (B) actually awarded in connection with a Third-Party Claim.

Potential Contributors

. If an Indemnified Party receives any payment from an Indemnifying Party in respect of Losses and the Indemnified Party could have recovered all or a part of such

Losses from a third party based on the underlying claim or demand asserted against such Indemnifying Party, then such Indemnified Party shall transfer such of its rights to proceed against such third party as are necessary to permit such Indemnifying Party to recover from such third party the amount of such payment.

Tax Indemnification

.

(p) From and after the Closing Date, Seller shall indemnify the Purchaser Indemnified Persons against and hold them harmless from any Losses arising from, relating to or otherwise in respect of, except as provided in Section 11.07(b),  (i) any Taxes imposed on the Business or the Transferred Entities with respect to any Pre-Closing Tax Period (including as a result of the Pre-Closing Restructuring), (ii) any Taxes that are Retained Liabilities hereunder, (iii) any Taxes imposed on a Transferred Entity (including any Taxes imposed under Treasury Regulations Section 1.1502-6 or any corresponding provision of state, local or non-U.S. Tax Law) as a result of its inclusion with Seller, any Subsidiary Transferor or any other Person (other than a Transferred Entity) in a consolidated, combined or unitary Tax group, for any Pre-Closing Tax Period, (iv) any Taxes for which a Transferred Entity, Purchaser or any Affiliate of Purchaser is liable as a transferee or successor or by Contract (other than Contracts that do not primarily relate to Taxes), in each case, to the extent such Taxes are attributable to the operation of the Business or ownership of the Transferred Assets prior to the Closing, (v) any Taxes attributable to any “subpart F income” (including any increase thereto under Section 965 of the Code) required to be included in income in a Post-Closing Tax Period solely to the extent such subpart F income is attributable to income or earnings of a Transferred Entity for a Pre-Closing Tax Period (determined in accordance with the principles set forth in Section 8.03(a)), but excluding any such inclusion that is attributable to actions taken by Purchaser or any of its Affiliates after the Closing, (vi) any Taxes attributable to any breach or violation of any of Seller’s representations set forth in Section 4.15, (vii) any German Trade Tax imposed on Paula Grundstücksverwaltungsgesellschaft mbH & Co. Vermietungs KG resulting from capital gains or profits triggered by the sale of the limited partner interests by Spectrum Brands Real Estate B.V. or by any special business income (Sonderbetriebseinnahmen) or resulting from supplementary balance sheets (Ergänzungsbilanzen) of Spectrum Brands Real Estate B.V, and (viii) any German business Taxes of Spectrum Brands Real Estate B.V. in the meaning of Section 75 German Tax Code (Abgabenordnung) imposed on Purchaser, an Affiliate of Purchaser or a Transferred Entity that acquires real estate from Spectrum Brands Real Estate B.V.

(q) From and after the Closing Date, Purchaser and the Transferred Entities shall, jointly and severally, indemnify the Seller Indemnified Persons and hold them harmless from any Losses arising from, relating to or otherwise in respect of (i) any Taxes imposed on the Transferred Assets, the Business or the Transferred Entities (other than, for the avoidance of doubt, as contemplated by Section 11.01(a)(vi)) with respect to any Post-Closing Tax Period, except to the extent such Taxes are attributable to a breach of any representation set forth in Section 4.15(k) or Section 4.15(l) or any inaccuracy in Section 4.15(h) of the Seller Disclosure Letter (as such Section of the Seller Disclosure Letter may be revised pursuant to Section 8.06(c)),  (ii) any Taxes taken into account in the adjustment described in Section 2.04, (iii) any Taxes attributable to any breach or nonperformance of Purchaser’s obligations pursuant to Article VIII, and (iv) any Transfer Taxes for which Purchaser is liable under Section 8.01,  provided that this Section 11.07(b) shall not be construed as limiting any indemnity set forth in clause (v) of Section 11.07(a) and Section 11.07(b)(i) shall not be construed as limiting any indemnity set forth in clause (vii) of Section 11.07(a).

(r) Procedures Relating to Tax Controversies.

(i) Promptly after a party (the “Tax Indemnified Party”) becomes aware of the existence of a Tax Proceeding that may give rise to an indemnification claim under this Section 11.07 (a “Tax Controversy”) by it against the other party (the “Tax Indemnifying Party”), the Tax Indemnified Party shall notify the Tax Indemnifying Party of the Tax issue and thereafter shall promptly forward to the Tax Indemnifying Party copies of the relevant portion of any notice or other document received from any Tax Authority and communications with any Tax Authority relating to such Tax Controversy; provided,  however, that a failure to give such notice will not affect such other party’s rights to indemnification under this Article XI, except to the extent that such party is actually prejudiced thereby.

(ii) After the Closing Date, Seller shall control the conduct, through counsel of its own choosing, of any Tax Controversy with respect to any of the Transferred Entities or the Transferred Assets with respect to any Pre-Closing Tax Periods to the extent such Tax Controversy could reasonably be expected to result in any indemnification obligations pursuant to Section 11.07(a),  provided,  however, that, except in the case of a Tax Controversy with respect to a Combined Tax Return, (A) Purchaser shall have the right to participate in such Tax Controversy at its own expense, (B) Seller shall not settle, compromise and/or concede any portion of such Tax Controversy that is reasonably expected to result in material adverse tax consequences to Purchaser without obtaining Purchaser’s written consent, which consent shall not be unreasonably withheld, delayed or conditioned, and (C) Seller shall keep Purchaser reasonably informed as to the progress of any such Tax Controversy and shall consider in good faith any written comments or suggestions provided by Purchaser regarding such Tax Controversy.

(iii) To the extent that any provision in this Section 11.07(c) may overlap or conflict with any provision contained in Section 11.02, the provisions of this Section 11.07(c) shall govern.

(s) For purposes of this Section 11.07, all Losses in respect of Taxes shall be reduced by (i) any indemnity, contribution or other similar payment actually paid to Purchaser or any Purchaser Indemnified Person by any third party with respect to such Loss, and (ii) an amount equal to any net reduction of income Taxes of Purchaser or any Purchaser Indemnified Person attributable to a Tax benefit actually realized in the year of such loss or the immediately succeeding two (2) taxable years as a direct result of such Loss.

(t) Seller’s indemnity obligations under this Section 11.07 shall survive until the date that is sixty (60) days from the date of the expiration of the applicable statute of limitation (including all periods of extension, whether automatic or permissive), and such indemnity obligations shall not be subject to any of the limitations set forth in Section 11.01(b).

(u) In no event shall the Purchaser Indemnified Persons be entitled to recover, any Loss attributable to Taxes of any of the Transferred Entities (i) for any taxable period that is not a Pre-Closing Tax Period, except to the extent such Taxes are attributable to a breach of any representation set forth in Section 4.15(k) or Section 4.15(l) or any inaccuracy in Section 4.15(h) of the Seller Disclosure Letter (as such Section of the Seller Disclosure Letter may be revised pursuant to Section 8.06(c)), (ii) as a result of any transaction occurring on the Closing Date after the Closing outside the ordinary course of business, (iii) as a result of Purchaser’s financing of the transactions provided for in this Agreement, (iv) to the extent such Taxes are not actually paid, or due and payable, to the relevant Governmental Authority or (v) due to the unavailability in any Post-Closing Tax Period of any net operating losses, credits or other Tax attribute from a Pre-Closing Tax Period, provided that this Section 11.07(f) shall not be construed as limiting any indemnity set forth in Section 11.07(a)(v) and Section 11.07(f)(i) shall not be construed as limiting any indemnity set forth in clause (vii) of Section 11.07(a).

Article XII GENERAL PROVISIONS
Waiver

. Either party may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant to this Agreement or (c) waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby. Any failure to assert, or delay in the assertion of, rights under this Agreement shall not constitute a waiver of those rights.

Expenses

.

(a) Except as otherwise provided in this Agreement or the Ancillary Agreements, the parties shall bear their respective direct and indirect costs and expenses incurred in connection with the negotiation, preparation, execution and performance of this Agreement and the Ancillary Agreements and the transactions contemplated hereby or thereby.

(b) Unless otherwise indicated, all dollar amounts stated in this Agreement are stated in U.S. currency, and all payments required under this Agreement shall be paid in U.S. currency in immediately available funds.

Notices

. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by facsimile transmission (so long as confirmation of transmission is electronically or mechanically generated and kept on file by the sending party), or by registered or certified mail (postage prepaid, return receipt requested) to the respective Persons at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 12.03):

(c) if to Seller:

Spectrum Brands Holdings, Inc.

3001 Deming Way

Middleton, WI 53562

Attention: Nathan E. Fagre

Facsimile: (608) 288-7546

with a copy, which does not constitute notice, to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

Attention: Sarkis Jebejian, Esq.; Jonathan L. Davis, Esq.

Facsimile: (212) 446-6460

(d) if to Purchaser:

Energizer Holdings, Inc.

533 Maryville University Dr.

St. Louis, MO 63141

Attention: General Counsel

Facsimile: (314) 985-2223

with a copy, which does not constitute notice, to:

King & Spalding LLP

1180 Peachtree St. NE

Atlanta, GA 30327

Attention: Cal Smith, Esq.

Facsimile: (404) 572-5100

Notwithstanding anything to the contrary herein, any failure of a party to comply with any of the provisions of this Section 12.03 shall not be a breach of this Agreement or relieve the other party of its obligations under this Agreement except and only to the extent the other party is actually and materially prejudiced thereby.

Headings

. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Severability

. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any applicable Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not fundamentally changed. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Entire Agreement

. This Agreement (including the Seller Disclosure Letter), together with the Ancillary Agreements and the Confidentiality Agreement, constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, between Seller and Purchaser with respect to the subject matter hereof.

Assignment

. Neither party may transfer any of its rights or obligations hereunder, without the prior written consent of the other party; provided,  however, that (a) Purchaser may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates or (ii) designate one or more of its Affiliates to perform its obligations hereunder, in each case, if Purchaser nonetheless remains fully responsible for the performance of their respective obligations hereunder and (b) Purchaser may assign all or a portion of its rights and obligations to any Financing Source as collateral in connection with the Debt Financing and any Financing Source may exercise all of the rights and remedies of Purchaser hereunder in connection with the enforcement of any security or exercise of any remedies to the extent permitted under the Debt Financing documentation. Any transfer in violation of this Section 12.07 shall be null and void.

No Third-Party Beneficiaries

. This Agreement is for the sole benefit of the parties and their permitted assigns, and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement; provided,  however, that the Financing Sources shall be third-party beneficiaries as to Section 10.02(c),  Section 12.07, this Section 12.08,  Section 12.09,  Section 12.10,  Section 12.12 and Section 12.15, each of such Sections shall expressly inure to the benefit of the Financing Sources, and the Financing Sources shall be entitle to rely on and enforce the provisions of such Sections.

Amendment

. This Agreement may not be amended or modified except by an instrument in writing signed by the parties. Notwithstanding anything to the contrary contained herein, Section 10.02(c),  Section 12.07,  Section 12.08, this Section 12.09,  Section 12.10,  Section 12.12 and Section 12.15(and any other provision of this Agreement to the extent an amendment, supplement, waiver or other modification of such provision would modify the substance of such Sections) may not be amended, supplemented, waived or otherwise modified in any manner that impacts or is otherwise adverse in any respect to the Financing Sources without the prior written consent of the Financing Sources.

Governing Law; Submission to Jurisdiction

.

(e) This Agreement and the Ancillary Agreements and any dispute arising out of or relating to or in connection with this Agreement or any Ancillary Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

(f) To the fullest extent permitted by applicable Law, each party hereto (i) agrees that any claim, action or proceeding by such party seeking any relief whatsoever arising out of, relating to or in connection with, this Agreement, the Ancillary Agreements or the transactions contemplated hereby or thereby shall be brought only in the Court of Chancery of the State of Delaware in and for New Castle County, Delaware (unless the federal courts have exclusive jurisdiction over the matter, in which case the United States District Court for the District of Delaware) and not in any other State or Federal court in the United States of America or any court in any other country, (ii) agrees to submit to the exclusive jurisdiction of such courts located in for purposes of all legal proceedings arising out of, or in connection with, this Agreement, the Ancillary Agreements or the transactions contemplated hereby, (iii) waives and agrees not to assert any objection that it may now or hereafter have to the laying of the venue of any such Action brought in such a court or any claim that any such Action brought in such a court has been brought in an inconvenient forum, and (iv) agrees that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 12.03 or any other manner as may be permitted by Law shall be valid and sufficient service thereof; provided, that, notwithstanding the foregoing or anything to the contrary in this Agreement, each Seller Related Party and each of the other parties hereto (including each parties’ Affiliates) (A) agrees that it will not bring or support, or permit any of their Affiliates to bring or support, any Action of any kind or description, whether in law or in equity whether in contract or in tort or otherwise, involving the Financing Sources arising out of, or relating to, the transactions contemplated by this Agreement, the Ancillary Agreements, the Debt Financing Commitment, the Debt Financing or the performance of services thereunder or related thereto in any forum other than the state or federal court sitting in the Borough of Manhattan, New York, New York, and any appellate court thereof and each Person party hereto submits for itself and its property with respect to any such Action to the exclusive jurisdiction of such court and (B) agrees that any such Action shall be governed by, and construed in accordance with, the laws of the State of New York without regard to the conflicts of law rules of such State that would result in the application of the laws of any other State. The preceding sentence shall not limit the jurisdiction of the Accounting Arbitrator set forth in Section 2.04, although claims may be asserted in such courts described in the preceding sentence for purposes of enforcing the jurisdiction and judgments of the Accounting Arbitrator.

Counterparts

. This Agreement may be executed in one or more counterparts, and by the different parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or other electronic means (including portable document format) shall be as effective as delivery of a manually executed counterpart of this Agreement.

Waiver of Jury Trial

. Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable Law, any right it may have to a trial by jury in respect to any litigation, claim, suit or proceeding of any kind or description, whether in law or in equity whether in contract or in tort or otherwise, directly or indirectly, arising out of or relating to this Agreement or any transaction contemplated by this Agreement, the Ancillary Agreements, the Acquisition, the Debt Financing or any of the other transactions contemplated hereby or thereby (including any such action, proceeding or counterclaim involving any Financing Sources). Each party (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 12.12.

Enforcement

. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that any breach of this Agreement could not be adequately compensated in all cases by monetary damages alone. The parties acknowledge and agree that, prior to the valid termination of this Agreement pursuant to Section 10.01, the parties shall be entitled to obtain an injunction, specific performance and other equitable relief to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court as specified in Section 12.10, in addition to any other remedy to which they are entitled at law or in equity. Each party agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that any the other party has an adequate remedy at Law or that any award of specific performance is not an appropriate remedy for any reason at Law or in equity. No Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall be required to provide any bond or other security in connection with such order or injunction.

No Presumption

. The parties to this Agreement agree that this Agreement was negotiated fairly between them at arms’ length and that the final terms of this Agreement are the product of the parties’ negotiations. Each party represents and warrants that it has sought and received legal counsel of its own choosing with regard to the contents of this Agreement and the rights and obligations affected hereby. The parties agree that this Agreement shall be deemed to have been jointly and equally drafted by them, and that the provisions of this Agreement therefore should not be construed against a party or parties on the grounds that the party or parties drafted or was more responsible for drafting the provisions.

Waiver of Claims Against the Financing Sources

. None of the Financing Sources will have any liability to the Business or its Affiliates relating to or arising out of this Agreement, the Debt Financing or otherwise, whether at law, or equity, in contract, in tort or otherwise, and neither the Business nor any of its Affiliates will have any rights or claims against any of the Financing Sources hereunder or thereunder.

[Signature Page Follows]

IN WITNESS WHEREOF, Seller and Purchaser have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SPECTRUM BRANDS HOLDINGS, INC.

By:  /s/ David Maura________________

Name: David Maura

Title: Executive Chairman

ENERGIZER HOLDINGS, INC.

By:  /s/ Alan R. Hoskins_____________

Name: Alan R. Hoskins

Title: Chief Executive Officer

[Signature Page to Acquisition Agreement]

Exhibit A Subsidiary Transferors and Battery Companies

Exhibit B Form of Assignment and Assumption Agreement

Exhibit C Form of Bill of Sale

Exhibit D Form of IP Assignment Agreement